Form 10-K405, Exhibit 13
period 1996-12-31
SOUTHERN MICHIGAN BANCORP INC
filed 1997-03-31
CIK 703699

                    [SOUTHERN MICHIGAN BANCORP, INC. LOGO]


                              1996 ANNUAL REPORT

                       SOUTHERN MICHIGAN BANCORP, INC.

"Increased my loan volume by over 80%." - "Working well together." - "Work area was rearranged to create more space and easier working conditions." - "Departments are working more as a Team." - "The Battle Creek Mortgage Center has opened." - "All of you are wonderful." - "Sold four services to a customer." - "It's wonderful to work with sharing and caring people." - "Learning to get a more positive attitude towards my work." - "Team building - everyone is working harder." - "Loan volume has exceeded our expectations." - "My department has greatly improved teamwork communications." - "Being a part of the FOA conversion team and assisting with CSR training have been a very positive learning experience for me." - "Customers are responding." - "Make resources available to do your job well." - "Sharing knowledge benefits all." - "Better teamwork creates a better workplace."

------------------------------------------------------------------------------
At Southern Michigan Bank & Trust, our work teams are linked by a common bond - the pursuit of long-term value for every stakeholder. In 1996, we celebrated our first year under this team-based management system by creating a sucess chain, which signifies our commitment to each other and to our common goals. Each link in the colored paper chain, created by each employee, features a positive statement about last year's experiences. What better theme for an annual report that reveals a record year of financial performance!

SELECTED FINANCIAL DATA


                                                                                      Year Ended December  31

                                                    1996             1995             1994             1993            1992
                                                -------------------------------------------------------------------------------
Total interest income                           $17,004,000       $15,477,000      $12,680,000      $11,863,000     $13,290,000
Net interest income                              10,400,000         9,096,000        7,738,000        6,702,000       7,194,000
Provision for loan losses                           267,000           222,000          180,000                0         480,000
Net income                                        3,058,000         2,615,000        2,018,000        1,590,000       1,466,000
Per share data:
   Net income                                          3.24              2.82             2.21             1.79            1.69
   Cash dividends                                      1.06               .99              .75              .70             .64
Balance sheet data:
   Capital note                                           0         1,000,000        1,000,000        1,000,000       1,000,000
   Common stock subject to repurchase             3,555,000         2,232,000        1,464,000        1,187,000         861,000
   Equity                                        19,616,000        18,497,000       16,855,000       15,614,000      14,575,000
   Total assets                                 235,561,000       209,977,000      195,625,000      178,453,000     172,477,000
Return on average assets                              1.45%             1.31%            1.11%             .90%            .85%
Return on average equity                             16.09%            14.64%           12.36%           10.56%          10.37%


COMMON STOCK MARKET PRICES AND DIVIDENDS
The Company's common stock, for which there is no established public trading market, is traded infrequently in the local over-the-counter market. Market prices are based on information provided by an established securities dealer. There were 465 shareholders of record at December 31, 1996.


High and low market prices and dividends for the last two years were:


                                                 1996                                                    1995

                                     MARKET PRICE                     CASH                     Market Price                Cash
                              -------------------------          DIVIDENDS             -------------------------      Dividends
                              HIGH BID          LOW BID           DECLARED             High Bid          Low Bid       Declared
Quarter Ended
-------------------------------------------------------------------------------------------------------------------------------
March 31                      $  34.00         $  30.00           $  .24               $  22.00         $  21.00         $  .20
June 30                          35.00            33.00              .24                  25.50            22.00            .21
September 30                     39.50            35.00              .24                  29.00            25.50            .22
December 31                      45.00            39.50              .34                  30.00            28.00            .36



There are restrictions that currently limit the Company's ability to pay cash dividends. Information regarding dividend payment restrictions is described in Note K to the consolidated financial statements for the year ended December 31, 1996.

All per share amounts have been adjusted for a 2 for 1 stock split in 1995 and a 10 percent stock dividend declared in 1993.


                           2      Southern Michigan Bancorp, Inc. and Subsidiary

Five Year Financial Performance


                         FIVE YEAR FINANCIAL PERFORMANCE

Net income and dividends per share

                                  [Line Graph]

  Net income                                                      Dividends
  ----------                                                      ---------
92         1.69                                                      .64
93         1.79                                                      .70
94         2.21                                                      .75
95         2.82                                                      .99
96         3.24                                                     1.06


Per share amounts have been adjusted for 10 percent stock dividend declared in 1993 and a 2 for 1 stock split in 1995.


RETURN ON ASSETS
(net income divided by average assets)

                                  [Line Graph]


92         .85
93         .90
94        1.11
95        1.31
96        1.45


Return on assets is a standard measure of financial performance in the banking industry.


NET INTEREST MARGIN
(fully taxable equivalent basis)

                                  [Line Graph]

92         4.45
93         4.19
94         4.79
95         5.10
96         5.36


Net interest margin is the difference between the yield on earning assets and the interest cost of funding those assets.


CAPITAL RATIOS
(at year end)
                                  [Line Graph]

        Total          Primary
        -----          -------

92      10.34            8.95
93      10.75           10.19
94      10.64           10.13
95      11.11           10.60
96      10.61            9.84


Capital as a percentage of total assets indicates the Company's ability to continue growing.


RATIO OF AVERAGE EQUITY TO AVERAGE ASSETS

                                  [Line Graph]

92        8.24
93        9.09
94        9.68
95        9.98
96       10.40

Average equity to average assets measures the extent to which the shareholders' investment has been leveraged.


1996 Annual Report to Shareholders                           3

[PHOTO OF JERRY L. TOWNS AND JAMES T. GROHALSKI]

LETTER TO SHAREHOLDERS

To Our Shareholders:

Last year we had the pleasure of reporting records in terms of deposits, asset growth, and profits. This year, on the occasion of the One Hundred Twenty-Fifth Anniversary of Southern Michigan Bank & Trust and its predecessor, we're extremely pleased to repeat last year's message of setting new records.

As you will note on the following pages, it was a very good year in every respect and, happily, has been reflected in the value of your stock in our company.

Several changes occurred during 1996 which helped our efforts. The Loan Center was opened at 2 West Chicago Street in Coldwater in February, and we were fortunate to acquire two new branch offices in December from a major regional competitor. The new offices in Pennfield and North Adams contributed approximately $18 million in new deposits, and we anticipate loan growth in those locations during 1997. In addition, we opened a new loan office in Battle Creek dedicated to increasing our mortgage loan activity in that area.

We're also pleased to note steady, solid, growth in our Investment Center and cordially invite you to visit our specialist, Bonnie Kubicek, at any time to discuss non-deposit investment products.

On a slightly more somber note, we regret to announce the retirement from our Board of Directors of Mr. Harvey Randall. Mr. Randall joined the Board in 1969 following the acquisition of the First State Bank in Tekonsha and has served your interests as shareholders on a high level ever since. We will sincerely miss his dedication and wise counsel in the future.

We look forward to seeing you at our annual shareholders meeting which is scheduled for Monday, April 21st at 4:00 p.m. at Michigan Gas Utilities, 70 Sauk River Drive, in Coldwater.

Your questions and comments are always welcomed at any time.


/s/ JERRY L. TOWNS                                 /s/ JAMES T. GROHALSKI


Jerry L. Towns                                     James T. Grohalski
President & C.E.O.                                 Executive Vice-President

                             4    Southern Michigan Bancorp, Inc. and Subsidiary

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULT OF OPERATIONS

The following discussion provides information about the Company's financial condition which supplements the Consolidated Financial Statements included elsewhere in this Annual Report. The analysis should be read in conjunction with such financial statements and Five Year Performance and Selected Financial Data presented in other sections of this Annual Report.

FINANCIAL CONDITION

The Company functions as a financial intermediary and, as such, its financial condition should be examined in terms of trends in its sources and uses of funds.

The Company uses its funds primarily to support its lending activities. Loans increased by 23.9% in 1996 and 2.4% in 1995. The growth in 1996 occurred in all loan categories and is the result of continued good economic conditions within the Company's market area. The good economic conditions caused many businesses within the market area to expand. This strong loan demand, along with more competitive pricing techniques caused the Bank's commercial loan portfolio to grow significantly in 1996. The growth in 1995 occurred in commercial and installment loans while real estate mortgage loans declined. Increased commercial and installment loan demand can be attributed to continued good economic conditions. The real estate mortgage loan decline can be attributed to an increase in sales of loans in the secondary market, thus reducing the number of new loans that the Bank retains.

The Bank's real estate mortgage loan sales to the secondary market increased significantly in 1996. Gains of $236,000 (after the capitalization of mortgage servicing rights) were recognized in 1996 and gains of $41,000 were recognized in 1995. There were no loans held for sale at December 31, 1996. The real estate portfolio largely consists of residential mortgages within the local area with a low risk of loss.

Despite the significant increase in secondary market loan sales in 1996, the Bank's mortgage portfolio increased due to the offering of some attractive adjustable rate mortgage products and the Bank's increased efforts to become a market leader in the consumer lending area, as displayed through the opening of two retail loan centers during 1996. The Bank anticipates that the sale of loans in the secondary market will continue to increase.

Loan commitments, consisting of unused credit card and home equity lines, available amounts on revolving lines of credit and other approved loans which have not been funded, were $26,429,000 and $18,779,000 at December 31, 1996 and 1995, respectively. All of these commitments, with the exception of unused credit card lines ($1,892,000 at December 31, 1996 and $1,481,000 at December 31, 1995), are priced at a variable interest rate thus minimizing the Bank's risk in a changing environment.

There are no significant concentrations in any loan category as to borrower, industry or location.

Another significant use of funds is the investment securities portfolio. Investments increased by 2.3% in 1996 and 7.9% in 1995. The 1996 increase occurred during the month of December following the significant increase in deposits associated with the acquisition of two branches from First of America-Michigan. The increase in 1995 is due to deposit growth, the net unrealized gain position of the available-for-sale portfolio and the reclassification of the Bank's U.S. Treasury and other U.S. Government Agencies portfolios from held to maturity to available for sale. The transfer was made pursuant to FASB Special Report, A Guide to Implementation of Statement 115, and the securities transferred had net unrealized gains of $88,000.

The available-for-sale portfolio had net unrealized gains of $31,000 and $328,000 at December 31, 1996 and 1995, respectively. Net unrealized gains in the investment portfolio classified as held to maturity totaled $286,000 and $519,000 at December 31, 1996 and 1995, respectively. It is the Company's intent to hold these investment securities to maturity with the available-for-sale securities being available to sell should the Company's liquidity needs require it. There is no concentration of investments in the portfolio which would constitute an unusual risk.

Deposits traditionally represent the Company's principal source of funds. Total deposits increased 12.9% in 1996 and 6.6% during 1995. The 1996 increase occurred primarily as the result of the acquisition of $18,635,000 in deposits from First of America-Michigan in December. The two branches acquired are located in Calhoun and Hillsdale counties and will increase the Company's penetration within those markets. As of January 31, 1997, the Calhoun County branch's deposits have declined by $1,200,000 since the acquisition date. This branch is located in a very competitive market, and other First of America locations are accessible to the depositors.

The 1995 increase occurred primarily in interest bearing checking accounts and time deposits. The Bank historically experiences an increase in checking accounts in December and a decline in these balances in January. The increase in time deposits was the result of $5,000,000 in short term deposits made by local municipalities which matured in February 1996, and were withdrawn upon maturity.


1996 Annual Report to Shareholders       5

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULT OF OPERATIONS (CONTINUED)

Premises and equipment increased by 31.9% in 1996 and 20.5% in 1995. The 1996 increase was due to the completion of renovations for the two new retail loan centers opened in 1996, and associated furniture and equipment purchases. The 1995 increase was due to the start of renovations on the retail loan center buildings.

The Company had no material commitments for capital expenditures at December 31, 1996.

CAPITAL RESOURCES

The Company maintains a strong capital base to take advantage of business opportunities while ensuring that it has resources to absorb the risks inherent in the business.

The Federal Reserve Board (FRB) has imposed risk-based capital guidelines applicable to the Company. These guidelines require that bank holding companies maintain capital commensurate with both on and off balance sheet credit risks of their operations. Under the guidelines, a bank holding company must have a minimum ratio of total capital to risk-weighted assets of 8 percent. In addition, a bank holding company must maintain a minimum ratio of Tier 1 capital equal to 4 percent of risk-weighted assets. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries less goodwill.

As a supplement to the risk-based capital requirements, the FRB has also adopted leverage capital ratio requirements. The leverage ratio requirements are intended to insure that adequate capital is maintained against risks other than credit risk. The leverage ratio requirements establish a minimum ratio of Tier 1 capital to total assets of 3 percent for the most highly rated bank holding companies and banks that do not anticipate and are not experiencing significant growth. All other bank holding companies are required to maintain a ratio of Tier 1 capital to assets of 4 to 5 percent, depending on the particular circumstances and risk profile of the institution.

Regulatory agencies have determined that the capital component created by the adoption of Financial Accounting Standards Board (FASB) Statement No. 115 should not be included in Tier 1 capital. As such, the net unrealized appreciation or depreciation on available-for-sale securities is not included in the ratios listed below. The ratios include the common stock subject to repurchase obligation in the Company's employee stock ownership plan (ESOP).

The following table summarizes the Company's capital ratios as of December 31:


                                                                         1996        1995
                                  Tier 1 risk-based capital ratio       11.9%       14.3%
                                  Total risk-based capital ratio        12.9%       15.6%
                                  Leverage ratio                         9.9%        9.3%

The table above indicates that the Company's capital ratios are above the regulatory minimum requirements. The risk-based capital ratios declined in 1996 as a result of the branch acquisitions and the significant increase in loans.

In addition to these regulatory requirements, a certain level of capital growth must be achieved to maintain appropriate levels of equity to total assets. During 1996 and 1995, total average assets grew 5.7% and 9.2%, respectively. At the same time, average equity (including common stock held by the ESOP) increased 11.1% in 1996 and 11.7% in 1995. This indicates that the Company has retained adequate capital to support its asset growth and has the ability to continue growing. Future growth opportunities will focus on maintaining the existing customer base and growing within the Calhoun and Hillsdale County markets.

LIQUIDITY AND INTEREST RATE SENSITIVITY

The primary functions of asset/liability management are to assure adequate liquidity and maintain an appropriate balance between interest-earning assets and interest-bearing liabilities. Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Interest rate sensitivity management seeks to avoid fluctuating net interest margins and enhance consistent growth of net interest income through periods of changing interest rates.

Maturing loans and investment securities are the principal sources of asset liquidity. Securities maturing or callable within 1 year were $16,218,000 at December 31, 1996 representing 28.7% of the amortized cost of the investment securities portfolio, a decrease


                             6    Southern Michigan Bancorp, Inc. and Subsidiary

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULT OF OPERATIONS (CONTINUED)

from the 38.8% level of 1995. Loans maturing within 1 year were $30,499,000 at December 31, 1996 representing 20.0% of the loan portfolio, an increase from the 15.3% level of 1995.

Interest rate sensitivity varies with different types of interest-earning assets and interest-bearing liabilities. Overnight federal funds and mutual funds on which rates change daily and loans which are tied to the prime rate or a comparable index differ considerably from long-term investment securities and fixed-rate loans. Similarly, certificates of deposit and money market investment accounts are much more interest sensitive than passbook savings accounts and long-term capital notes. The shorter term interest rate sensitivities are key to measuring the interest sensitivity gap, or excess interest-earning assets over interest-bearing liabilities.

The following table shows the interest sensitivity gaps for five different time intervals as of December 31, 1996:

                                               0-30      31-90      91-365        1-5    Over 5
                                               Days       Days        Days      Years     Years
                                            ----------------------------------------------------
                                                             (dollars in thousands)
         Interest-earning assets            $47,942   $( 8,462)    $60,059    $78,660    $14,801
         Interest-bearing liabilities        44,440     76,779      33,100     19,834        300
                                            ----------------------------------------------------

         Interest sensitivity gap           $ 3,502   $(68,317)    $26,959    $58,826    $14,501
                                            ====================================================


The primary interest sensitive assets in the one year repricing range are commercial loans and adjustable rate mortgage loans. The primary interest sensitive liabilities in the one year repricing range are money market investment accounts, certificates of deposit and interest bearing checking accounts. This analysis indicates that growth in rate sensitive liabilities has outpaced the growth in rate sensitive assets in the one year range. This has occurred primarily as a result of the inclusion of interest bearing checking accounts and savings account balances in a repricing period of one year or less as these accounts have become rate sensitive as interest rates have fluctuated. The long-term interest sensitivity gap indicates that the Company's net interest margin would improve with an increase in interest rates and decline with further declines in interest rates. Trying to minimize the interest sensitivity gap is a continual challenge in a changing rate environment and one of the objectives of the Company's asset/liability strategy.

Federal law places restrictions on extensions of credit from banks to their parent holding company and, with certain exceptions, to other affiliates, on investments in stock or other securities thereof, and on the taking of such securities as collateral for loans. Note K to the Consolidated Financial Statements discusses these limitations between the Company and its banking subsidiary.

During the year ended December 31, 1996, there was a net decrease in cash and cash equivalents of $3,660,000. The major source of cash in 1996 was the increase in deposits resulting from growth in the existing deposit base and the acquisition of two branches. The major use of cash in 1996 was the increase in loans.

During the year ended December 31, 1995, there was a net increase in cash and cash equivalents of $2,751,000. The major source of cash in 1995 was the growth in the existing deposit base. The major uses of cash in 1995 were the growth in loans, the investment of funds in the investment securities portfolio and the increase in federal funds sold.

During the year ended December 31, 1994, there was a net increase in cash and cash equivalents of $6,049,000. The major source of cash in 1994 was the increase in deposits resulting from growth in the existing deposit base and the acquisition of a branch. The major use of cash in 1994 was the growth in loans.

RESULTS OF OPERATIONS

Net interest income is an effective measurement of how well management has balanced the Company's interest rate sensitive assets and liabilities. Net interest income increased by 14.3% in 1996, 17.6% in 1995 and 15.4% in 1994. The increases in all three years are due to improvements in the net interest margin. The 1996 net interest margin increased as a result of the reinvestment of funds received from maturing investment securities into the higher yielding loan portfolio, along with the stability of the Company's cost of funds. The primary reason for the 1995 increase was the Company's ability to maintain or decrease the interest rates paid on deposits, while loan interest rates remained fairly steady. During 1994, loan interest rates increased while the Company was able to raise deposit rates at a much slower pace, thus causing the net interest margin to rise.


1996 Annual Report to Shareholders   7

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULT OF OPERATIONS (CONTINUED)

The uncertain economic environment and potential fluctuations in interest rates are expected to continue to impact the Company and the industry in 1997. Depending on these interest rate fluctuations, there may be market pressure to raise deposit rates in 1997. The Company monitors deposit rates on a weekly basis and adjusts deposit rates as the market dictates. An increase in deposit rates without loan rate increases would cause the Company's net interest margin to decline.

The provision for loan losses is based on an analysis of the required additions to the allowance for loan losses. The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Some factors considered by management in determining the level at which the allowance is maintained include specific credit reviews, past loan loss experience, current economic conditions and trends, results of examinations by regulatory agencies and the volume, growth and composition of the loan portfolio.

Effective January 1, 1995, the Company adopted FASB Statement 114 as amended by Statement 118. The Statement requires that impaired loans, as defined, be reduced to the present value of expected cash flows discounted at the loan's effective interest rate or to the fair value of collateral if the loan is collateral dependent, by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to increase, such increase is included in the provision for loan losses. The effect of adopting Statements 114 and 118 was included in the provision for loan losses and was not material for 1995.

The provision for loan losses was $267,000 in 1996, $222,000 in 1995, $180,000 in 1994. The provisions in all three years were increased to provide for loan growth. Net charge-offs were $62,000 in 1996, $110,000 in 1995 and $47,000 in
1994. The provision for loan losses will be increased in 1997 to provide for a possible increase in losses as a result of the Bank's significant loan growth and will be adjusted quarterly, if necessary, to reflect actual charge-off experience and any known future losses.

Non-interest income, excluding security gains and losses, increased by 15.8% in 1996, 5.8% in 1995 and 3.7% in 1994. The increase in 1996 was due to an increase in trust income, as a result of increased trust assets, increased secondary market gains due to an increase in activity and the capitalization of mortgage servicing rights, increased earnings on Bank owned life insurance policies and increased rental income. These increases were partially offset by a $61,000 unrealized loss on $1,200,000 in real estate mortgage loans previously classified as held for sale and transferred to the Bank's loan portfolio. This loss will be amortized through the maturity dates of the loans.

The increase in 1995 was due to an increase in trust income, as a result of increased trust assets, $41,000 in gains on the sale of real estate mortgages to the secondary market, and the receipt of life insurance proceeds. The increase in 1994 was due to increases in service charges and trust income and the receipt of life insurance proceeds in 1994, partially offset by $93,000 in gains recognized on the sale of adjustable rate mortgage loans to a third party in 1993. The increase in service charges was due to the overall increase in deposits, particularly demand deposits which generate more service fees. The increase in trust income is the result of an increase in trust assets and several estate settlements in 1994.

Security gains of $10,000 and $17,000 were recognized in 1996 and 1995, respectively. No gains were recognized in 1994.

Non-interest expense increased by 10.6% in 1996, 9.1% in 1995 and 3.4% in 1994. The 1996 increase was due to increased salary and benefit costs associated with an increase in the number of employees, increased occupancy and equipment costs associated with the new retail loan centers and technology improvements made throughout the Bank, increased training expenditures and increased marketing and advertising expenditures to promote the new retail loan centers and the branches acquired from First of America. These increases were partially offset by a decline in legal fees and FDIC premiums.

The 1995 increase was due to increased salary and benefit costs associated with an increase in the number of employees, increased legal fees, increased marketing expenditures, increased postage costs and increased office supply costs due to recent paper price increases. These increases were partially offset by a refund received on the Company's FDIC insurance premium when the rate was lowered to 4 cents per $100 of deposits from 23 cents per $100 in deposits. The 1994 increase was primarily due to increased salary and benefit costs, increased legal fees and nonrecurring costs associated with the acquisition of the Athens branch. These increases were partially offset by lower equipment maintenance costs, lower telephone service costs and lower audit and examination costs.

Income tax expense was $1,150,000 in 1996, $835,000 in 1995 and $600,000 in
1994. Tax-exempt income continues to have a major impact on the Company's tax expense. The benefit offsetting lower coupon rates on municipal instruments is the nontaxable feature of the income earned on such instruments. This resulted in a lower effective tax rate and reduced federal income tax expense by approximately $227,000, $231,000 and $201,000, in 1996, 1995 and 1994,
respectively.



                         8        Southern Michigan Bancorp, Inc. and Subsidiary

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULT OF OPERATIONS (CONTINUED)

Results of operations can be measured by various ratio analyses. Two widely recognized performance indicators are the return on equity and the return on assets. The Company's return on average equity was 16.09% in 1996, 14.64% in 1995 and 12.36% in 1994. The return on average assets was 1.45% in 1996, 1.31% in 1995 and 1.11% in 1994.

The majority of assets and liabilities of a financial institution are monetary in nature and therefore differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity-to-assets ratio. Another significant effect of inflation is on other expenses, which tend to rise during periods of general inflation.

Management believes the most significant impact on financial results is the Company's ability to react to changes in interest rates. As discussed previously, management is attempting to maintain an essentially balanced position between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations.

NONPERFORMING ASSETS

Nonperforming assets include nonaccrual loans, accruing loans past due 90 days or more, and other real estate which includes foreclosures and deeds in lieu of foreclosure.

A loan generally is classified as nonaccrual when full collectibility of principal or interest is doubtful or a loan becomes 90 days past due as to principal or interest, unless management determines that the estimated net realizable value of the collateral is sufficient to cover the principal balance and accrued interest. When interest accruals are discontinued, unpaid interest credited to income in the current year is reversed, and unpaid interest accrued in prior years is charged to the allowance for loan losses. Nonperforming loans are returned to performing status when the loan is brought current and has performed in accordance with contract terms for a period of time.

The following table sets forth the aggregate amount of nonperforming loans in each of the following categories:


                                                                December 31
                                                        1996      1995       1994
                                                       --------------------------
                                                         (Dollars in thousands)
Nonaccrual loans:
  Commercial, financial and agricultural                $448      $380      $ 142
  Real estate mortgage                                     0        24          0
  Installment                                              2        40         10
                                                         450       444        152
                                                       --------------------------
Loans contractually past due 90 days or more:
  Commercial, financial and agricultural                  82       353          6
  Real estate mortgage                                   129        56          0
  Installment                                            165         4          5
                                                       --------------------------
                                                         376       413         11
                                                       --------------------------

Total Nonperforming Loans                               $826      $857       $163
Other real estate owned                                   76        76        108
                                                       --------------------------

Total Nonperforming Assets                              $902     $ 933      $ 271
                                                       ==========================

Nonperforming loans to year-end loans                   .54%      .70%       .14%
Nonperforming assets to year-end loans
   and other real estate owned                          .59%      .76%       .23%

The increase in nonperforming loans in 1996 and 1995 were to be expected with the increase in loan volume. These loans are subject to continuous monitoring by management and are specifically reserved for in the allowance for loan losses where appropriate.



1996 Annual Report to Shareholders   9

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULT OF OPERATIONS (CONTINUED)

At December 31, 1996, the Company had approximately $2,767,000 in commercial, financial and agricultural loans for which payments are presently current, but the borrowers are experiencing certain financial and/or operational difficulties. These loans are subject to frequent management review and their classification is reviewed on a monthly basis.

In management's evaluation of the loan portfolio risks, any significant future increases in nonperforming loans is dependent to a large extent on the economic environment. In a deteriorating or uncertain economy, management applies more conservative assumptions when assessing the future prospects of borrowers and when estimating collateral values. This may result in a higher number of loans being classified as nonperforming.

REGULATORY MATTERS

Representatives of the Financial Institutions Bureau, a division of the Department of Commerce of the State of Michigan, completed an examination at the Company's subsidiary bank using financial information as of December 31, 1996. The purpose of the examination was to determine the safety and soundness of the bank.

Examination procedures require individual judgments about a borrower's ability to repay loans, sufficiency of collateral values and the effects of changing economic circumstances. These procedures are similar to those employed by the Company in determining the adequacy of the allowance for loan losses and in classifying loans. Judgments made by regulatory examiners may differ from those made by management. The Company's level and classification of identified potential problem loans was not revised significantly as a result of this regulatory examination process.

Management and the Board of Directors evaluate existing practices and procedures on an ongoing basis. In addition, regulators often make recommendations during the course of their examination that relate to the operations of the Company and the Bank. As a matter of practice, management and the Board of Directors consider such recommendations promptly.





                            10    Southern Michigan Bancorp, Inc. and Subsidiary

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL INFORMATION


Management of Southern Michigan Bancorp, Inc. has prepared and is responsible for the accompanying financial statements and for their integrity and objectivity. In the opinion of management, the financial statements, which necessarily include amounts based on management's estimates and judgments, have been prepared in conformity with generally accepted accounting principles on a consistent basis. Management also prepared the other information in the Annual Report and is responsible for its accuracy and consistency with the financial statements.

The Company maintains a system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded and that transactions are executed in accordance with the Company's authorizations and policies. Further, such a system provides reasonable assurances as to the integrity and reliability of the financial statements which fairly present financial position and results of operations in conformity with generally accepted accounting principles. Internal accounting controls are augmented by written policies covering standards of personal and business conduct and an organizational structure providing for division of responsibility and authority.

Management monitors the effectiveness of and compliance with established control systems through a continuous program of internal audit and credit examinations and recommends possible improvements thereto. In addition, as part of their audit of the Company's financial statements, Crowe, Chizek and Company LLP, independent auditors, completed a study and evaluation of selected internal accounting controls to establish a basis for reliance thereon in determining the nature, timing, and extent of audit tests to be applied. Management has considered the recommendations from the examination of controls concerning the Company's system of internal controls and has taken actions that we believe are cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that, as of December 31, 1996, the Company's system of internal controls is adequate to accomplish the objectives discussed herein. Further, management believes the system of controls has prevented or detected on a timely basis any occurrences that could be material to the financial statements and that timely corrective actions have been initiated when appropriate.

The Board of Directors exercises its responsibility for the financial statements and related information through the Audit Committee, which is composed entirely of outside directors. The Audit Committee meets regularly with management and Crowe, Chizek and Company LLP, to assess the scope of the annual audit plan and to review the status and results of audits, including major changes in accounting policies and reporting practices. Crowe, Chizek and Company LLP has direct and confidential access to the Audit Committee at all times to discuss the results of their audits.



/s/ JERRY L. TOWNS                              /s/ JAMES T. GROHALSKI

Jerry L. Towns                                  James T. Grohalski
President and                                   Executive Vice-President
Chief Executive Officer                         and Chief Financial Officer


1996 Annual Report to Shareholders    11

[PHOTO]

COMMUNITY REINVESTMENT - MORTGAGES

Home buyers in our communities got an unprecedented boost in 1996 from Southern Michigan Bank & Trust, as the bank greatly increased its commitment to residential mortgage lending.

We have offered mortgages for many years. But, with the opening of The Loan Center in Coldwater and The Mortgage Center in Battle Creek, our consumer lending programs were greatly amplified. Not only did we create facilities that make it much more convenient to apply for a loan, we staffed the offices with trained mortgage specialists to increase customer service, and we developed new products around customer needs.

As a result, Southern Michigan Bank & Trust has become a leader in mortgage lending in a field that had been dominated by our competitors. This increase in market share will give us many new opportunities to deepen relationships with customers in 1997, increasing the value we are able to deliver to shareholders, and strengthening our reinvestment in the communities we serve.

Our lending initiatives also have given us an unexpected benefit - community appreciation! In late 1996, Southern Michigan Bank & Trust was honored by the Branch County Association of Realtors as "Affiliate of the Year." In the photo above, Mortgage Loan Specialists Diana Butler and Matt Dwyer accept the award from Valerie Proctor, President, Branch County Association of Realtors.

                           12     Southern Michigan Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS



                                                                                                      December 31

                                                                                                1996                   1995
                                                                                           -----------------------------------
ASSETS
Cash                                                                                       $  3,319,256           $  3,253,889
Due from banks                                                                               10,200,629             13,926,329
                                                                                           -----------------------------------
    Cash and cash equivalents                                                                13,519,885             17,180,218
Federal funds sold                                                                                                   4,500,000
Investment securities available-for-sale - Note B                                            24,098,821             31,343,270
Investment securities held to maturity
    (fair value of $32,786,000 in 1996 and $24,529,000 in 1995) - Note B                     32,500,052             24,009,586
Loans - Note C                                                                              152,678,249            123,236,727
Less allowance for loan losses - Note D                                                      (1,814,205)            (1,609,422)
                                                                                           -----------------------------------
                                                                                            150,864,044            121,627,305
Premises and equipment - Note E                                                               5,227,387              3,962,179
Other assets - Notes H and I                                                                  9,351,090              7,354,518
                                                                                           -----------------------------------
TOTAL ASSETS                                                                               $235,561,279           $209,977,076
                                                                                           ===================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits - Note F:
    Non-interest bearing                                                                   $ 35,013,894           $ 24,571,152
    Interest bearing                                                                        174,453,530            160,952,963
                                                                                           -----------------------------------
Total deposits                                                                              209,467,424            185,524,115
    Accounts payable and other liabilities                                                    2,922,996              2,723,691
    Capital note - Note G                                                                                            1,000,000
                                                                                           -----------------------------------
TOTAL LIABILITIES                                                                           212,390,420            189,247,806

Common stock subject to repurchase obligation in ESOP - Note I                                3,555,068              2,232,177

Shareholders' equity:
Common stock, $2.50 par value:
    Authorized - 2,000,000 shares
    Outstanding - 869,550 shares (1995 - 857,984)                                             2,173,875              2,144,960
Capital surplus                                                                               2,734,568              3,511,336
Retained earnings                                                                            14,686,712             12,629,739
Net unrealized appreciation on available-for-sale
   securities, net of tax of $11,000 in 1996 and $117,000 in 1995                                20,636                211,058
                                                                                           -----------------------------------
TOTAL SHAREHOLDERS' EQUITY                                                                   19,615,791             18,497,093
                                                                                           -----------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                 $235,561,279           $209,977,076
                                                                                           ===================================



See accompanying notes to consolidated financial statements.





1996 Annual Report to Shareholders  13

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                                                      Net Unrealized
                                                                                                        Appreciation
                                                                                                      (Depreciation)
                                                                                                        On Available
                                                             Common          Capital        Retained        For-Sale
                                                              Stock          Surplus        Earnings      Securities           TOTAL
                                                         --------------------------------------------------------------------------
BALANCE AT JANUARY 1, 1994                               $2,093,430       $3,878,200     $ 9,596,907     $    45,350   $15,613,887

Net income for 1994                                                                        2,018,038                     2,018,038
Cash dividends declared - $.75 per share                                                    (680,301)                     (680,301)
Common stock issued under dividend
   reinvestment plan (12,504 shares)                         31,260          219,356                                       250,616
Change in common stock subject to repurchase                 (1,535)        (181,180)                                     (182,715)
Net change in unrealized appreciation
   (depreciation) on available-for-sale
   securities, net of tax                                                                                   (164,283)     (164,283)
                                                         --------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994                              2,123,155        3,916,376      10,934,644        (118,933)   16,855,242

Net income for 1995                                                                        2,614,953                     2,614,953
Cash dividends declared - $.99 per share                                                    (919,858)                     (919,858)
Common stock issued under dividend
   reinvestment plan (12,493 shares)                         31,233          272,461                                       303,694
Change in common stock subject to repurchase                 (9,428)        (677,501)                                     (686,929)
Net change in unrealized appreciation
   (depreciation) on available-for-sale
   securities, net of tax                                                                                    329,991       329,991
                                                         --------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                              2,144,960        3,511,336      12,629,739         211,058    18,497,093

Net income for 1996                                                                        3,058,105                     3,058,105
Cash dividends declared - $1.06 per share                                                 (1,001,132)                   (1,001,132)
Common stock issued under
   dividend reinvestment plan (14,146 shares)                35,365          439,585                                       474,950
Change in common stock subject to repurchase                 (6,450)      (1,216,353)                                   (1,222,803)
Net change in unrealized appreciation (depreciation)
   on available-for-sale securities, net of tax                                                             (190,422)     (190,422)
                                                         --------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                             $2,173,875       $2,734,568     $14,686,712     $    20,636   $19,615,791
                                                         ==========================================================================

See accompanying notes to consolidated financial statements.



                         14       Southern Michigan Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME


                                                                                      Year ended December 31

                                                                        1996                   1995                   1994
                                                                    ---------------------------------------------------------
Interest income:
  Loans including fees                                              $13,716,918            $11,965,350            $10,157,799
  Investment securities:
    Taxable                                                           2,442,528              2,634,262              1,869,130
    Tax-exempt                                                          775,517                741,747                625,492
                                                                    ---------------------------------------------------------
                                                                      3,218,045              3,376,009              2,494,622
  Other                                                                  68,956                135,324                 27,886
                                                                    ---------------------------------------------------------
Total interest income                                                17,003,919             15,476,683             12,680,307
Interest expense:
  Deposits                                                            6,426,580              6,116,148              4,599,281
  Capital notes                                                           9,242                109,900                110,100
  Other                                                                 168,377                154,288                233,402
                                                                    ---------------------------------------------------------
Total interest expense                                                6,604,199              6,380,336              4,942,783
                                                                    ---------------------------------------------------------
NET INTEREST INCOME                                                  10,399,720              9,096,347              7,737,524
Provision for loan losses - Note D                                      267,000                222,000                180,000
                                                                    ---------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                  10,132,720              8,874,347              7,557,524
Non-interest income:
  Service charge on deposit accounts                                    727,193                731,813                738,401
  Trust fees                                                            544,961                479,242                440,865
  Securities gains - Note B                                              10,194                 17,425
  Gain (loss) on sale of loans                                          235,810                 41,149                 (1,591)
  Earnings on life insurance policies                                   203,258                141,911                135,373
  Other                                                                 203,082                259,188                249,488
                                                                    ---------------------------------------------------------
                                                                      1,924,498              1,670,728              1,562,536
                                                                    ---------------------------------------------------------
                                                                     12,057,218             10,545,075              9,120,060
Non-interest expenses:
  Salaries and employee benefits - Note I                             4,047,457              3,552,382              3,298,120
  Occupancy                                                             604,941                512,060                517,943
  Equipment                                                             712,078                484,960                472,889
  Deposit insurance premium                                               2,000                193,067                355,208
  Legal fees                                                             91,200                185,947                169,724
  Other                                                               2,391,437              2,166,706              1,688,138
                                                                    ---------------------------------------------------------
                                                                      7,849,113              7,095,122              6,502,022
                                                                    ---------------------------------------------------------
Income before income taxes                                            4,208,105              3,449,953              2,618,038
Federal income taxes - Note H                                         1,150,000                835,000                600,000
                                                                    ---------------------------------------------------------
NET INCOME                                                          $ 3,058,105            $ 2,614,953            $ 2,018,038
                                                                    =========================================================

NET INCOME PER SHARE                                                $      3.24            $      2.82            $      2.21
                                                                    =========================================================


See accompanying notes to consolidated financial statements.




1996 Annual Report to Shareholders                             15

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                             Year ended December 31

                                                                              1996                   1995                   1994
                                                                      ----------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                            $  3,058,105           $  2,614,953           $  2,018,038
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Provision for loan losses                                                267,000                222,000                180,000
  Provision for depreciation                                               410,053                275,109                313,137
  Amortization of investment security premiums
    and accretion of discounts                                             165,385                220,150                484,417
  Amortization of deposit base intangible and goodwill                      49,703                 38,898                  6,483
  Deferred income taxes                                                    (31,000)              (118,711)              (127,532)
  Loans originated for sale                                            (11,073,129)            (4,807,406)              (354,989)
  Proceeds on loans sold                                                11,162,105              4,848,555                353,398
  Realized (gain) loss on sale of loans originated for sale               (235,810)               (41,149)                 1,591
  Unrealized loss on loans held for sale                                    61,261
  Realized investment security gains                                       (10,194)               (17,425)
   Unrealized investment security loss                                                                                    20,000
  (Increase) decrease in interest receivable                                18,338               (489,402)               (58,059)
  Increase in interest payable                                              66,236                 53,693                 27,458
  Increase in other assets
                                                                        (1,780,806)             (674,362)               (537,512)
  Increase in accounts payable and other liabilities                       146,066                278,552                489,551
                                                                      ----------------------------------------------------------
Net cash provided by operating activities                                2,273,313              2,403,455              2,815,981


INVESTING ACTIVITIES
Proceeds from maturities of investment securities available-for-sale    15,652,481             19,218,190             13,370,308
Proceeds from maturities of investment securities held to maturity       6,718,853             23,451,626             10,975,174
Proceeds from sales of investment securities                               508,554                517,425
Purchases of investment securities available-for-sale                   (9,735,816)           (25,969,808)            (9,764,506)
Purchases of investment securities held to maturity
                                                                       (14,841,578)           (20,986,498)           (16,206,929)
Net (increase) decrease in federal funds sold                            4,500,000             (3,000,000)            (1,500,000)
Net increase in loans prior to charge-offs                             (29,564,999)            (3,008,495)            (7,871,035)
Net purchases of premises and equipment                                 (1,675,261)              (949,954)              (570,877)
                                                                      ----------------------------------------------------------
Net cash used in investing activities                                  (28,437,766)           (10,727,514)           (11,567,865)


FINANCING ACTIVITIES
Acquisition of deposits                                                 18,635,521                                     9,724,438
Net increase in deposits                                                 5,307,788             11,452,721              5,390,854
Payment of capital note                                                 (1,000,000)
Common stock issued                                                        575,038                384,878                344,807
Cash dividends                                                          (1,014,227)              (762,527)              (658,890)
                                                                      ----------------------------------------------------------
Net cash provided by financing activities                               22,504,120             11,075,072             14,801,209
                                                                      ----------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        (3,660,333)             2,751,013              6,049,325
Cash and cash equivalents at beginning of year                          17,180,218             14,429,205              8,379,880
                                                                      ----------------------------------------------------------
CASH AND CASH EQUIVALENTS AT THE END OF YEAR                          $ 13,519,885           $ 17,180,218           $ 14,429,205
                                                                      ==========================================================


See accompanying notes to consolidated financial statements.


                     16           Southern Michigan Bancorp, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


December 31, 1996

NOTE A - NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Southern Michigan Bancorp, Inc. (the Company) and its wholly owned subsidiary, Southern Michigan Bank & Trust (the Bank), after elimination of significant intercompany balances and transactions. The Company and the Bank provide banking services within the counties of Branch, Hillsdale and Calhoun in Southwestern Michigan.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets, liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates that are more susceptible to change in the near term include the allowance for loan losses and deferred income tax provisions.

INVESTMENT SECURITIES (including mortgage-backed securities): Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Company has the ability at the time of purchase to hold securities until maturity, they are classified as held to maturity and carried at amortized historical cost. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available-for-sale and carried at fair value. Securities classified as available-for-sale include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk, and other factors. The Company is not currently involved in trading activities.

Premiums and discounts on securities are recognized in interest income using the level yield method over the estimated life of the security. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method.

LOANS: Interest on loans is credited to income based upon principal amount outstanding. The accrual of interest income generally is discontinued when a loan becomes over 90 days past due as to principal or interest. When interest accruals are discontinued, interest credited to income in the current year is reversed, and accrued interest from the prior year is charged to the allowance for loan losses. Management may elect to continue the accrual of interest when the estimated net realized value of collateral is sufficient to cover the principal balance and accrued interest. Under Financial Accounting Standards Board (FASB) Statement 114, as amended by Statement 118, the carrying values of impaired loans are periodically adjusted to reflect cash payments, revised estimates of future cash flows and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such. Other cash payments are reported as reductions in carrying value, while increases or decreases due to changes in estimates of future payments and due to the passage of time are included in the provision for loan losses.

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is maintained at a level believed adequate to absorb potential losses in the portfolio. Management determines the adequacy of the allowance for loan losses based on a continuing evaluation of the loan portfolio, past loan loss experience, current economic conditions, composition of the loan portfolio and other relevant factors. The allowance is increased by provisions charged against income.

Effective January 1, 1995, the Company adopted FASB Statement 114 as amended by Statement 118. The Statement requires that impaired loans, as defined, be reduced to the present value of expected cash flows discounted at the loan's effective interest rate or to the fair value of collateral if the loan is collateral dependent, by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to increase, such increase is included in the provision for loan losses. The effect of adopting Statements 114 and 118 is included in the provision for loan losses and is not material for 1995.

Real estate mortgage and installment loans are smaller balance homogeneous loans and are collectively evaluated for impairment. Commercial loans are evaluated individually for impairment. When credit analysis of borrower operating results and financial condition indicates the underlying ability of the borrower's business activity is not sufficient to generate cash flow to service the business' cash needs, including the Bank's loans to the borrower, the loan is evaluated for impairment. This may be a delay or shortfall in payments of 90 days or less. Loans to be


1996 Annual Report to Shareholders   17

NOTE A - NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

evaluated for impairment are included on the Bank's commercial loans watch list and assigned a liquidation probability. Loans with a liquidation probability of greater than 50% are generally considered impaired. The expected unrecoverable portion of impaired loans are charged-off when foreclosure proceedings are underway and the actual loss can be determined. Loans are generally moved to nonaccrual status when 90 days or more past due. These loans may not be impaired. Management has also set minimum loan balance thresholds before consideration of a loan for impaired status will occur.

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally using accelerated methods over their estimated useful lives.

LOAN SERVICING RIGHTS: The Company originates mortgage loans for sale to the secondary market, and sells the loans with servicing retained. Effective January 1, 1996, the Company adopted FASB Statement 122 on accounting for mortgage servicing rights. For servicing retained, this Statement requires capitalizing the cost of mortgage servicing rights, regardless of whether those rights were acquired through purchase or origination activities. Prior to adoption of Statement 122, only purchased loan servicing rights were capitalized, and the Company had no such activity.

Beginning in 1996, the total cost of mortgage loans originated with the intent to sell is allocated between the loan servicing right and the mortgage loan without servicing based on their relative fair values at the date of sale. The capitalized cost of loan servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenue. For this purpose, estimated servicing revenues include late charges and other ancillary income. Estimated servicing costs include direct costs associated with performing the servicing function and appropriate allocations of other costs. Mortgage servicing rights are included in other assets.

Mortgage servicing rights are periodically evaluated for impairment by stratifying them based on predominant risk characteristics of the underlying serviced loans. These risk characteristics include loan type (fixed or adjustable rate), term (15 year or 30 year), and note rate. Impairment represents the excess of cost of an individual mortgage servicing rights stratum over its fair value, and is recognized through a valuation allowance.

Fair values for individual stratum are based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved. Estimates of fair value include assumptions about prepayment, default and interest rates, and other factors which are subject to change over time. Changes in these underlying assumptions could cause the fair value of loan servicing rights, and the related valuation allowance, to change significantly in the future.

GOODWILL AND CORE DEPOSIT INTANGIBLES: Goodwill is the excess of purchase price over identified net assets in business acquisitions. Goodwill is amortized on the straight-line method over 15 years. Core deposit intangibles represent the value of depositor relationships purchased and is amortized on accelerated methods over 10 years. Goodwill was $932,000 and $0 and core deposit intangibles were $664,000 and $149,000 at December 31, 1996 and 1995, respectively and these balances are included in other assets.

OTHER REAL ESTATE: Other real estate ($76,000 at December 31, 1996 and 1995), which is included in other assets, comprises properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and real estate is carried at the lower of fair value minus estimated cost of disposal or cost.

INCOME TAXES: Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

NET INCOME PER SHARE: Net income per share is based on the weighted average number of shares outstanding (943,162 in 1996 and 926,991 in 1995). The weighted average shares and all per share amounts have been adjusted for a 2 for 1 stock split issued in 1995 and includes the common stock subject to repurchase obligation in ESOP.

CASH FLOW INFORMATION: For purposes of the consolidated statements of cash flows, the Company considers cash and due from banks as cash and cash equivalents.


                            18    Southern Michigan Bancorp, Inc. and Subsidiary

RECLASSIFICATIONS: Certain amounts in prior years' financial statements have been reclassified to conform with the 1996 presentation.

PENDING ACCOUNTING CHANGES: The FASB has issued Statement 125, Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. The Statement is effective for some transactions in 1997 and others in 1998. It revises the accounting for transfers of financial assets, such as loans and securities, and for distinguishing between sales and secured borrowings. The effect on the financial statements has not yet been determined.

NOTE B - INVESTMENT SECURITIES

Year end investment securities were as follows:

                                                                          GROSS                  GROSS
                                              AMORTIZED              UNREALIZED             UNREALIZED                   FAIR
AVAILABLE-FOR-SALE, 1996                           COST                   GAINS                 LOSSES                  VALUE
                                            ----------------------------------------------------------------------------------
U.S. Treasury and other U.S.
  Government agencies                       $15,304,858                 $64,872                $49,985            $15,319,745
States and political
  subdivisions thereof                        2,578,948                  12,856                  5,755              2,586,049
Corporate securities                          4,143,992                  21,823                                     4,165,815
Mortgage-backed securities                    1,958,890                                         12,544              1,946,346
                                            ---------------------------------------------------------------------------------
Total debt securities                        23,986,688                  99,551                 68,284             24,017,955
Equity securities                                80,866                                                                80,866
                                            ---------------------------------------------------------------------------------
TOTAL                                       $24,067,554                 $99,551                $68,284            $24,098,821
                                            =================================================================================

Available-for-sale, 1995

U.S. Treasury and other U.S.
  Government agencies                       $24,585,728                $275,261                $14,107          $  24,846,882
States and political
  subdivisions thereof                          985,000                   1,132                                       986,132
Corporate securities                          2,387,171                  65,376                                     2,452,547
                                            ---------------------------------------------------------------------------------
Total debt securities                        27,957,899                 341,769                 14,107             28,285,561
Equity securities                             3,057,709                                                             3,057,709
                                            ---------------------------------------------------------------------------------
TOTAL                                       $31,015,608                $341,769                $14,107          $  31,343,270
                                            =================================================================================

HELD TO MATURITY, 1996

States and political
  subdivisions thereof                      $16,449,368                $316,307                 $9,054          $  16,756,621
Corporate securities                         15,422,317                  41,782                 63,674             15,400,425
Mortgage-backed securities                        6,467                   1,078                                         7,545
                                            ---------------------------------------------------------------------------------
Total debt securities                        31,878,152                 359,167                 72,728             32,164,591
Equity securities                               621,900                                                               621,900
                                            ---------------------------------------------------------------------------------
TOTAL                                       $32,500,052                $359,167                $72,728            $32,786,491
                                            =================================================================================

Held to maturity, 1995

States and political
  subdivisions thereof                      $13,548,332                $405,583                 $5,798            $13,948,117
Corporate securities                          9,857,195                 117,391                  2,710              9,971,876
Mortgage-backed securities                       23,959                      71                                        24,030
                                            ---------------------------------------------------------------------------------
Total debt securities                        23,429,486                 523,045                  8,508             23,944,023
Equity securities                               580,100                   4,584                                       584,684
                                            ---------------------------------------------------------------------------------
TOTAL                                       $24,009,586                $527,629                 $8,508            $24,528,707
                                            =================================================================================


1996 Annual Report to Shareholders                             19

Sales of available-for-sale securities were:

                                                                           1996                   1995                   1994
                                                                       ------------------------------------------------------
Proceeds                                                               $509,000               $517,000                 $    0
Gross gains                                                              10,000                 17,000                      0
Gross losses                                                                  0                      0                      0

Contractual maturities of debt securities at year-end 1996 were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                HELD-TO-MATURITY SECURITIES                  AVAILABLE-FOR-SALE SECURITIES
                                              AMORTIZED                    FAIR              AMORTIZED                   FAIR
                                                   COST                   VALUE                   COST                  VALUE
                                            ---------------------------------------------------------------------------------
Due in one year or less                     $ 3,101,413             $ 3,115,107            $ 9,596,965          $  19,661,874
Due from one to five years                   22,629,950              22,779,683              9,915,052              9,909,338
Due from five to ten years                    5,805,322               5,912,823              2,253,889              2,241,254
Due after ten years                             335,000                 349,433                261,892                259,143
Mortgage-backed securities                        6,467                   7,545              1,958,890              1,946,346
                                            ---------------------------------------------------------------------------------
                                            $31,878,152             $32,164,591            $23,986,688          $  24,017,955
                                            =================================================================================

Investment securities with an amortized cost of $2,675,000 and $2,780,000 were pledged as collateral for public deposits and for other purposes in 1996 and 1995. During 1995, investment securities with an amortized cost of $13,516,000, a fair value of $13,604,000, unrealized gains of $102,000 and unrealized losses of $14,000 were reclassified from held-to-maturity to available-for-sale, based on new interpretations issued for FASB Statement No. 115.


NOTE C - LOANS

A summary of the carrying amount of loans outstanding at December 31 follows:

                                                                                                  1996                   1995
                                                                                          -----------------------------------
Commercial, financial and agricultural                                                    $ 72,108,263           $ 51,939,675
Real estate mortgage                                                                        47,560,430             41,293,102
Installments                                                                                33,009,556             30,003,950
                                                                                          -----------------------------------
TOTALS                                                                                    $152,678,249           $123,236,727
                                                                                          ===================================

Certain directors and executive officers of the Company and the Bank, including their associates and companies in which they are principal owners, were loan customers of the Bank. Loans to these customers are made in the ordinary course of business at normal credit terms, including interest rates and collateral, and generally do not involve more than normal risk of collectibility. The following is a summary of loans exceeding $60,000 in the aggregate to these individuals and their associates.

Balance at January 1, 1996                                                                  $1,874,000
New loans                                                                                    4,545,000
Repayments                                                                                   3,820,000
                                                                                            ----------

Balance at December 31, 1996                                                                $2,599,000
                                                                                            ==========



                 20               Southern Michigan Bancorp, Inc. and Subsidiary

The unpaid principal balance of mortgage loans serviced for others, which are not included on the consolidated balance sheet, was $16,836,000 at December 31, 1996. The balance of loans serviced for others related to servicing rights that have been capitalized was $11,073,000. The remaining balance of loans serviced for others also have servicing rights associated with them; however, these servicing rights arose prior to the adoption of FASB Statement 122, and accordingly, have not been capitalized on the balance sheet.

Activity in 1996 for capitalized mortgage servicing rights was as follows:

Beginning of year                                                             $         0
Additions                                                                         152,000
Amortized to expense                                                              (10,000)
                                                                              -----------
END OF YEAR                                                                   $   142,000
                                                                              ===========

No valuation allowance was necessary at December 31, 1996.



NOTE D - ALLOWANCES FOR LOAN LOSSES

Changes in the allowance for loan losses for the years ended December 31 were as follows:

                                                                            1996            1995                      1994
                                                                      ----------------------------------------------------
Balance at January 1                                                  $1,609,422      $1,497,742                $1,364,452
Provision for loan losses                                                267,000         222,000                   180,000
Loans charged off                                                       (169,793)       (210,709)                 (161,969)
Recoveries                                                               107,576         100,389                   115,259
                                                                      ----------------------------------------------------
Net charge-offs                                                          (62,217)       (110,320)                  (46,710)
                                                                      ----------------------------------------------------

Balance at December 31                                                $1,814,205      $1,609,422                $1,497,742
                                                                      ====================================================

                                                                                            1996                 1995
                                                                                        --------             --------
Information regarding impaired loans follows:
        Average investment in impaired loans during the year                            $218,000             $249,000
        Interest income recognized on impaired loans on a cash basis
        during the year                                                                    9,200                4,900

        Total impaired loans at year end                                                $209,000             $176,000
        Less loans for which no allowance for loan losses is allocated                    12,000               17,000
                                                                                        --------             --------

        Impaired loans for which an allowance for loan losses is allocated              $197,000             $159,000
                                                                                        ========             ========

        Portion of allowance allocated to these loans                                   $233,000             $ 90,000
                                                                                        ========             ========




1996 Annual Report to Shareholders       21

NOTE E - PREMISES AND EQUIPMENT
Major classes of premises and equipment at December 31 follow:

                                                                                                1996                     1995
                                                                                        -------------------------------------
Land                                                                                      $  540,452               $  499,100
Buildings and improvements                                                                 6,031,854                5,035,783
Equipment                                                                                  2,179,413                1,693,101
                                                                                        -------------------------------------
                                                                                           8,751,719                7,227,984
Less accumulated depreciation                                                              3,524,332                3,265,805
                                                                                        -------------------------------------
TOTALS                                                                                    $5,227,387               $3,962,179
                                                                                        =====================================

NOTE F - Deposits
The carrying amount of domestic deposits at December 31 follows:

                                                                                                1996                     1995
                                                                                        -------------------------------------
Non-interest bearing checking                                                           $ 35,013,894             $ 24,571,152
Interest bearing checking                                                                 28,614,752               31,406,984
Passbook savings                                                                          28,916,838               23,362,565
Money market accounts                                                                     34,128,531               31,373,767
Time deposits                                                                             66,550,816               58,284,421
Individual retirement accounts and other deposits                                         16,242,593               16,525,226
                                                                                        -------------------------------------
TOTALS                                                                                  $209,467,424             $185,524,115
                                                                                        =====================================

The carrying amount of time deposits over $100,000 was $17,438,000 and $14,733,000 at December 31, 1996 and 1995, respectively. Interest expense on time deposits over $100,000 was $837,000, $956,000, and $567,000 at December 31,
1996, 1995 and 1994, respectively.

At December 31, 1996, scheduled maturities of time deposits were as follows:

         1997                                                               $54,153,355
         1998                                                                 7,013,504
         1999                                                                 4,225,331
         2000                                                                   634,307
         2001                                                                   224,314
         Thereafter                                                             300,005
                                                                            -----------
                                                                            $66,550,816
                                                                            ===========

The amount of deposits accepted from certain officers and directors was $1,527,000 and $1,498,000 at December 31, 1996 and 1995, respectively.

NOTE G - CAPITAL NOTE
The capital note is an obligation of the Bank and is subordinated to the claims of depositors and certain other creditors. The note bears interest at 11% and matured January 30, 1996.

Interest paid on the capital note, deposits and other borrowings was $6,538,000 in 1996, $6,327,000 in 1995 and $4,915,000 in 1994.

NOTE H - INCOME TAXES
The components of federal income taxes for the years ended December 31 were as follows:

                                                                      1996                      1995                     1994
                                                                -------------------------------------------------------------
Currently payable                                               $1,181,000                  $953,000                 $728,000
Deferred credit                                                    (31,000)                 (118,000)                (128,000)
                                                                -------------------------------------------------------------
                                                                $1,150,000                  $835,000                 $600,000
                                                                =============================================================

A reconciliation of federal income taxes with amounts computed by applying the statutory federal income tax rate is as follows:

                                                                      1996                      1995                     1994
                                                                -------------------------------------------------------------
Statutory tax on pretax income, including tax on security
   gains ($3,000 in 1996 and $6,000 in 1995)                    $1,431,000                $1,173,000                 $890,000
Effect of tax-exempt interest income                              (227,000)                 (231,000)                (201,000)
Effect of life insurance policy cash surrender value increase      (75,000)                  (60,000)                 (63,000)
Other items-net                                                     21,000                   (47,000)                 (26,000)
                                                                -------------------------------------------------------------
                                                                $1,150,000                  $835,000                 $600,000
                                                                =============================================================


                          22      Southern Michigan Bancorp, Inc. and Subsidiary

The components of deferred tax assets and liabilities are comprised of the following at December 31:

                                                                                                1996                     1995
                                                                                            ---------------------------------
Deferred tax assets:
Allowance for loan losses                                                                   $389,000                $ 319,000
Deferred compensation liability                                                              392,000                  365,000
Pension liability                                                                             91,000                   86,000
Other                                                                                        120,000                  149,000
                                                                                            ---------------------------------
                                                                                             992,000                  919,000
Deferred tax liabilities:
Net unrealized appreciation on available-for-sale securities                                  11,000                  117,000
Mortgage servicing rights                                                                     48,000
Other                                                                                         10,000                   16,000
                                                                                            ---------------------------------
                                                                                              69,000                  133,000
                                                                                            ---------------------------------
Net deferred tax asset                                                                      $923,000                $ 786,000
                                                                                            =================================

The Company made income tax payments of $1,245,000 in 1996, $910,000 in 1995 and $613,000 in 1994. An allowance against the deferred tax asset was not considered necessary at December 31, 1996, 1995, or 1994.

NOTE I - RETIREMENT PLANS

The Bank has a noncontributory defined benefit pension plan covering substantially all full-time employees. The benefits are based on years of service and the employee's average highest compensation during five consecutive years of employment. The funding policy is to contribute annually an amount sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus additional amounts as the Bank may determine to be appropriate from time to time. Assets of the plan are held in trust by the Bank. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

The following table sets forth the plan's funded status and amounts recognized in the Company's balance sheets at December 31:

                                                                                                1996                     1995
                                                                                          ------------------------------------
Actuarial present value of benefit obligation:
  Accumulated benefit obligation, including vested benefits
    of $1,070,000 in 1996 and $901,000 in 1995.                                          $ 1,101,000              $   921,000

Projected benefit obligation for service rendered to date                                 (1,853,000)              (1,598,000)
Plan assets at fair value, primarily certificates of deposit and equity securities         1,574,000                1,296,000
                                                                                         ------------------------------------
Projected benefit obligation in excess of plan assets                                       (279,000)                (302,000)
Unrecognized net (gain) loss                                                                 (71,000)                 (56,000)
Unrecognized transition obligation                                                            25,000                   29,000
Unrecognized prior service cost                                                               73,000                   85,000
                                                                                         ------------------------------------
Accrued pension cost included in other liabilities                                       $  (252,000)             $  (244,000)
                                                                                         ====================================



Net pension cost included the following components:

                                                                      1996                      1995                     1994
                                                                  -----------------------------------------------------------
Service cost-benefits earned during the period                    $139,000                  $125,000                 $129,000
Interest cost on projected benefit obligation                      112,000                    97,000                  101,000
Actual return on plan assets                                      (195,000)                 (256,000)                 (58,000)
Net amortization and deferral                                       98,000                   183,000                  (11,000)
                                                                  -----------------------------------------------------------
Net periodic pension cost                                         $154,000                  $149,000                 $161,000
                                                                  ===========================================================

The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7% for each of the periods and 5% in 1996 and 1995 and 4 1/2% in 1994. The expected long term rate of return on plan assets was 8%.


1996 Annual Report to Shareholders    23

NOTE I - RETIREMENT PLANS (CONTINUED)

The Company has an employee stock ownership plan (ESOP) for substantially all full-time employees. The Board of Directors determines the Company's contribution level annually. Assets of the plan are held in trust by the Bank and administrative costs of the plan are borne by the plan sponsor. Costs charged to operations for contributions to the plan totaled $71,000 in 1996, $61,000 in 1995 and $59,000 in 1994.

As of December 31, 1996 and 1995, the ESOP held 80,797 and 75,667 shares of the Company's stock all of which is allocated to employees. The fair value of the shares held by the ESOP approximated $3,555,000 and $2,232,000 at December 31, 1996 and 1995, respectively. Upon distribution of shares to a participant, the participant has the right to require the Company to purchase shares at their fair value in accordance with terms and conditions of the plan. As such these shares are not classified in shareholders' equity as permanent equity.

As an incentive to retain key members of management and directors, the Bank has a deferred compensation plan whereby participants defer a portion of current compensation. Benefits are based on salary and length of service and are vested as service is provided from the date of participation through age 65. A liability is recorded on a present value basis and discounted at current interest rates. This liability may change depending upon changes in long-term interest rates. Deferred compensation expense was $176,000 in 1996, $195,000 in 1995 and $221,000 in 1994. The liability for vested benefits was $1,154,000 at December 31, 1996 and $1,073,000 at December 31, 1995. The Bank holds life insurance contracts on the plan's participants. The cash surrender value of these policies was $3,458,000 at December 31, 1996 and $3,266,000 at December 31, 1995 and is included in other assets in the accompanying consolidated financial statements.


NOTE J - COMMITMENTS

There are various commitments which arise in the normal course of business, such as commitments under commercial letters of credit, standby letters of credit and commitments to extend credit. Generally accepted accounting principles recognize these transactions as contingent liabilities and accordingly, they are not reflected in the accompanying financial statements. These arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Bank's normal credit policies. Collateral generally consists of receivables, inventory and equipment and is obtained based on management's credit assessment of the customer.

At December 31, 1996, the Bank had commitments under commercial letters of credit, used to facilitate customers' trade transactions, of $808,000 (1995 - $238,000).

Under standby letter of credit agreements, the Bank agrees to honor certain commitments in the event that its customers are unable to do so. At December 31, 1996 commitments under outstanding standby letters of credit were $203,000 (1995 - $244,000).

Loan commitments outstanding to extend credit at December 31 are detailed below:

                                 1996                    1995
                               ---------------------------------
Fixed rate                     $ 1,892,000           $ 1,481,000
Variable rate                   24,537,000            17,298,000
                               ---------------------------------
                               $26,429,000           $18,779,000
                               =================================

The fixed rate commitments have stated interest rates ranging from 6.9% to 18.0%. The terms of the above commitments range from 1 to 60 months.

Management does not anticipate any losses as a result of the above related transactions; however, the above amount represents the maximum exposure to credit loss for loan commitments and commercial and standby letters of credit.


NOTE K - RESTRICTIONS ON TRANSFERS FROM SUBSIDIARY

Banking laws and regulations restrict the amount the Bank may transfer to the Company in the form of cash dividends, loans and advances. In 1997, the Bank is permitted to pay the Company approximately $3,306,000 in addition to 1997 net income as dividends without prior regulatory approval. Substantially all of the remaining net assets of the Bank are restricted from transfer to the Company under Federal Reserve regulations.


                             24   Southern Michigan Bancorp, Inc. and Subsidiary

NOTE L - SOUTHERN MICHIGAN BANCORP, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Condensed financial statements of Southern Michigan Bancorp, Inc. follow:

Balance Sheets

                                                                                                        December 31
                                                                                                1996                     1995
                                                                                         ------------------------------------
ASSETS
Cash                                                                                     $    20,447              $    25,040
Investment securities available-for-sale                                                   2,571,050                1,082,001
Investment securities held-to-maturity                                                                                785,116
Investment in subsidiary                                                                  19,373,083               17,702,618
Premises and equipment                                                                     1,164,186                1,076,976
Other                                                                                        365,211                  393,633
                                                                                         ------------------------------------
TOTAL ASSETS                                                                             $23,493,977              $21,065,384
                                                                                         ====================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Dividends payable                                                                        $   323,118              $   336,114
Common stock subject to repurchase obligation in ESOP                                      3,555,068                2,232,177
Shareholders' equity                                                                      19,615,791               18,497,093
                                                                                         ------------------------------------
TOTAL LIABILITY AND SHAREHOLDERS' EQUITY                                                 $23,493,977              $21,065,384
                                                                                         ====================================


Statements of Income

                                                                                          Year ended December 31
                                                                                   1996               1995               1994
                                                                             ------------------------------------------------
Dividends from Bank                                                          $1,001,231         $  919,757         $  680,301
Interest income                                                                 113,428             93,930             57,228
Other income                                                                    205,017            104,172             90,277
Other expenses                                                                  (31,438)           (39,554)           (51,051)
                                                                             ------------------------------------------------
                                                                              1,288,238          1,078,305            776,755
Federal income tax expense                                                      (98,000)           (54,000)           (33,000)
                                                                             ------------------------------------------------
                                                                              1,190,238          1,024,305            743,755
Equity in undistributed net income of subsidiary                              1,867,867          1,590,648          1,274,283
                                                                             ------------------------------------------------
NET INCOME                                                                   $3,058,105         $2,614,953         $2,018,038
                                                                             ================================================


Statements of Cash Flows

                                                                                            Year ended December 31
                                                                                   1996               1995               1994
                                                                            -------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                  $ 3,058,105        $ 2,614,953        $ 2,018,038
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Equity in undistributed net income of subsidiary                         (1,867,867)        (1,590,648)        (1,274,283)
    Amortization of investment security premiums and
     accretion of discounts                                                      13,725              3,984            (19,637)
    Unrealized investment security loss                                                                                20,000
    Provision for depreciation                                                   28,660             26,438             22,486
    Other                                                                        34,442           (125,178)            18,721
                                                                            -------------------------------------------------

Net cash provided by operating activities                                     1,267,065            929,549            785,325


1996 Annual Report to Shareholders        25

NOTE L - SOUTHERN MICHIGAN BANCORP, INC. (PARENT COMPANY ONLY)
           FINANCIAL INFORMATION (CONTINUED)


Statements of Cash Flows (continued)

                                                                                             Year ended December 31

                                                                                   1996               1995               1994
                                                                            -------------------------------------------------
INVESTING ACTIVITIES
Proceeds from maturities of investment securities available-for-sale        $ 2,613,869        $ 2,442,659         $4,213,546
Proceeds from maturities of investment securities held to maturity              780,000            513,439            866,008
Purchases of investment securities available-for-sale                        (4,110,468)        (2,223,763)        (5,175,314)
Purchases of investment securities held to maturity                                             (1,298,555)
Purchases of premises and equipment                                            (115,870)           (21,679)          (320,410)
                                                                            -------------------------------------------------
Net cash used in investing activities                                          (832,469)          (587,899)          (416,170)


FINANCING ACTIVITIES
Cash dividends                                                               (1,014,227)          (762,527)          (658,890)
Common stock issued                                                             575,038            384,878            344,807
                                                                            -------------------------------------------------
Net cash used in financing activities                                          (439,189)          (377,649)          (314,083)
                                                                            -------------------------------------------------
INCREASE (DECREASE) IN CASH                                                      (4,593)           (35,999)            55,072
Cash at beginning of year                                                        25,040             61,039              5,967
                                                                            -------------------------------------------------
CASH AT END OF YEAR                                                         $    20,447        $    25,040         $   61,039
                                                                            =================================================


                             26   Southern Michigan Bancorp, Inc. and Subsidiary

NOTE M - FAIR VALUE INFORMATION

FASB Statement 107. "Disclosures about Fair Value of Financial Instruments,
" requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Statement 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company and represent point-in-time estimates of value that might not be particularly relevant in predicting the Company's future earnings or cash flows.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

    CASH AND CASH EQUIVALENTS: The carrying amounts reported in the balance sheet for cash and due from banks approximate those assets' fair values.

    INVESTMENT SECURITIES (INCLUDING MORTGAGE-BACKED SECURITIES): Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The fair value of restricted equity securities approximates amortized cost.

    LOANS: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flows analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

    OFF-BALANCE-SHEET INSTRUMENTS: Fair values for the Bank's letters of credit are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. It is not practicable to estimate the fair value of lending commitments because of the wide variety of the instruments.

    DEPOSIT LIABILITIES: The fair values disclosed for demand deposits
    (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts).
    Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of expected monthly maturities on time deposits.

    CAPITAL NOTES: The fair value of the Bank's capital note is estimated using discounted cash flows analysis based on the Bank's current incremental borrowing rate for similar types of borrowing arrangements.


The estimated fair values of the Company's financial instruments at December 31 are as follows:

                                                                   1996                                 1995
                                                    -------------------------------        -------------------------------
                                                       CARRYING               FAIR         Carrying                   Fair
                                                         AMOUNT              VALUE           Amount                  Value
                                                    -------------------------------        -------------------------------
Financial assets:
Cash and cash equivalents                           $ 13,519,885       $ 13,519,885         $ 17,180,218      $ 17,180,218
Investment securities available-for-sale              24,098,821         24,098,821           31,343,270        31,343,270
Investment securities held to maturity                32,500,052         32,786,491           24,009,568        24,528,707
Loans                                                152,678,249        152,631,506          123,236,727       122,884,129


1996 Annual Report to Shareholders                             27


                                                               1996                                   1995
                                               ----------------------------------      -----------------------------------
                                                    CARRYING                FAIR            Carrying                 Fair
                                                      AMOUNT               VALUE              Amount                Value
                                               ----------------------------------      -----------------------------------
Financial liabilities:
Deposits                                       $(209,467,424)      $(209,817,246)      $(185,524,115)       $(184,302,539)
Capital notes                                                                             (1,000,000)          (1,000,000)

Unrecognized financial instruments:
Commercial letters of credit                                            $(16,000)                                 $(5,000)
Standby letters of credit                                                 (4,000)                                  (5,000)

NOTE N - REGULATORY MATTERS

The Company and Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, under-capitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

The minimum requirements are:

                                                    Capital to risk-
                                                    weighted assets
                                               -------------------------            Tier 1 capital
                                                 Total            Tier 1           to average assets
                                               -------------------------           -----------------
Well capitalized                                10%                6%                     5%
Adequately capitalized                           8%                4%                     4%
Undercapitalized                                 6%                3%                     3%

At year end, actual capital levels (in thousands) and minimum required levels were:

                                                                                                      Minimum Required
                                                                                                            To Be
                                                                              Minimum Required         Well Capitalized
                                                                                For Capital          Under Prompt Corrective
                                                     Actual                  Adequacy Purposes         Action Regulations
                                                ------------------          -------------------     ------------------------
                                                Amount     Ratio            Amount       Ratio        Amount      Ratio
                                                ------------------          -------------------     ------------------------
1996
Total capital (to risk weighted assets)
   Consolidated                                 $22,731      12.9%          $14,067       8.0%          $17,584      10.0%
   Bank                                          18,921      10.9%           13,909       8.0            17,386      10.0
Tier 1 capital (to risk weighted assets)
   Consolidated                                 $20,917      11.9%          $ 7,034       4.0%          $10,550       6.0%
   Bank                                          17,107       9.8%            6,954       4.0            10,431       6.0
Tier 1 capital (to average assets)
   Consolidated                                 $20,917       9.9%          $ 8,423       4.0%          $10,529       5.0%
   Bank                                         $17,107       8.2%            8,304       4.0            10,379       5.0

The Company and Bank at year-end 1996 were categorized as well capitalized.


                             28   Southern Michigan Bancorp, Inc. and Subsidiary

REPORT OF INDEPENDENT AUDITORS


                              [Crowe Chizek Logo]


Shareholders and Board of Directors
Southern Michigan Bancorp, Inc.
Coldwater, Michigan



We have audited the accompanying consolidated balance sheets of Southern Michigan Bancorp, Inc. as of December 31, 1996 and 1995 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Michigan Bancorp, Inc. as of December 31, l996 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

As discussed in Note A to the financial statements, the Company changed its method of accounting for impaired loans in 1995 to conform to new accounting guidance.





                                                 CROWE, CHIZEK AND COMPANY LLP
                                                 Crowe, Chizek and Company LLP


Grand Rapids, Michigan
January 31, 1997


1996 Annual Report to Shareholders     29

                                 [BACK COVER]






51 W. Pearl St.
Coldwater, MI  49036
(517) 279-5500