Form 10-K405, Exhibit 13
period 1997-12-31
SOUTHERN MICHIGAN BANCORP INC
filed 1998-03-27
CIK 703699

                                                                      EXHIBIT 13



TABLE OF CONTENTS


SELECTED FINANCIAL DATA                                                 2
FIVE YEAR FINANCIAL PERFORMANCE                                         3
LETTER TO SHAREHOLDERS                                                  4
MANAGEMENT'S REPORT                                                     5
MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL INFORMATION                  11
COMMUNITY REINVESTMENT - JUNIOR ACHIEVEMENT                            12
CONSOLIDATED BALANCE SHEETS                                            13
CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY                        14
CONSOLIDATED STATEMENTS OF INCOME                                      15
CONSOLIDATED STATEMENTS OF CASH FLOWS                                  16
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                             17
REPORT OF INDEPENDENT AUDITORS                                         29
BOARD OF DIRECTORS                                                     30
STRATEGIC MANAGEMENT TEAM                                              31
OFFICERS                                                               32
EMPLOYEES                                                              33



FACTS ABOUT SOUTHERN MICHIGAN BANCORP, INC. STOCK
The Trust Department of Southern Michigan Bank & Trust acts as transfer agent for the Company's stock. For information concerning the transfer of the Company's stock, call the Trust Department (517) 279-5503.

The Coldwater, Michigan office of Hilliard Lyons "makes the market" for the Company's stock. For more information call (517) 278-4333 or (800) 211-5257.

Southern Michigan Bancorp, Inc. provides an automatic dividend reinvestment plan that allows shareholders to increase their holdings without brokerage fees. For more information call the Trust Department at (517) 279-5503.

ANNUAL MEETING
The Annual Meeting of Southern Michigan Bancorp, Inc. will be held on April 20, 1998 at 4:00 p.m. at Southern Michigan Bank & Trust, 51 W. Pearl Street, Coldwater, Michigan.

10-K INFORMATION
To order Form 10-K, the Annual Report for 1997 to the Securities and Exchange Commission, address request to Southern Michigan Bancorp, Inc., 51 West Pearl Street, Coldwater, Michigan 49036, Attention: Secretary.

\


SELECTED FINANCIAL DATA

                                                            Year Ended December 31
                                           1997        1996        1995        1994         1993
                                        -----------------------------------------------------------
                                                  (In thousands, except per share amounts)
Total interest income                   $ 18,865    $ 17,004    $ 15,476    $ 12,680    $ 11,863
Net interest income                       11,422      10,400       9,096       7,738       6,702
Provision for loan losses                    460         267         222         180           0
Net income                                 3,032       3,058       2,615       2,018       1,590
Per share data:
   Net income                               1.59        1.62        1.41        1.11         .90
   Cash dividends                            .58         .53         .50         .38         .35
Balance sheet data:
   Long-term borrowings                    3,000           0           0           0           0
   Capital note                                0           0       1,000       1,000       1,000
   Common stock subject to repurchase      4,899       3,555       2,232       1,464       1,187
   Equity                                 20,590      19,616      18,497      16,855      15,614
   Total assets                          238,531     235,562     209,977     195,625     178,453
Return on average assets                    1.30%       1.45%       1.31%       1.11%        .90%
Return on average equity                   14.96%      16.09%      14.64%      12.36%      10.56%


COMMON STOCK MARKET PRICES AND DIVIDENDS
The Company's common stock, for which there is no established public trading market, is traded infrequently in the local over-the-counter market. Market prices are based on information provided by an established securities dealer. There were 423 shareholders of record at December 31, 1997.


High and low market prices and dividends for the last two years were:

                               1997                                 1996
                   ------------------------------    -------------------------------
                       MARKET PRICE          CASH        Market Price           Cash
                   -------------------- DIVIDENDS    --------------------  Dividends
                   HIGH BID     LOW BID  DECLARED    High Bid     Low Bid   Declared


Quarter Ended
-------------------------------------------------------------------------------------
March 31          $   23.50   $   21.50   $   .12   $   17.00   $   15.00   $   .12
June 30               24.63       22.50       .13       17.50       16.50       .12
September 30          28.00       24.13       .13       19.75       17.50       .12
December 31           34.00       28.00       .20       22.50       19.75       .17


There are restrictions that currently limit the Company's ability to pay cash dividends. Information regarding dividend payment restrictions is described in Note K to the consolidated financial statements for the year ended December 31, 1997.

All per share amounts have been adjusted for a 1997 stock split effected in the form of a 100% stock dividend, a 2 for 1 stock split in 1995 and a 10 percent stock dividend declared in 1993.


                                        2

                                  Southern Michigan Bancorp, Inc. and Subsidiary

CORNER MARK 41 MISSING

LETTER TO SHAREHOLDERS

 [Photo of Towns and Grohalski]

To Our Shareholders:

Every organization that is committed to growth and independence must, first of all, be prepared and willing to adapt to change. In 1997, Southern
Michigan Bancorp seized the opportunity, provided by years of increasing profits, to invest in changes that will greatly strengthen long-term shareholder value.

Research into customer preferences and industry trends compelled us to implement several strategic initiatives this year which, although they had a dampening effect on 1997 profits, will strengthen Southern Michigan Bancorp's market leadership. And when you look at where those investments were made, technology continues at the top of the list.

In 1997, we made it much easier for customers to bank with us by adding 24-hour telephone banking. It was also the year that we began to build a presence on the Information Superhighway with our own page on the World Wide Web
(www.smb-t.com). But the biggest technological investments were behind the scenes.

As we went through transition in 1997, changing from a reactive organization to one which anticipates customer needs, we realized that changes would be needed in our computers. The process of anticipating and filling customer needs by using direct sales techniques increases the demand for timely information. Our systems couldn't keep up.

In response, we literally overhauled every desktop with new machinery, linking the computers together in networks to share information faster, improve productivity and serve customers more completely. Significant technological upgrades also were made in the processing end of our business. At the same time, we invested heavily in employee training . . . in sales techniques, computer operation and, of course, customer service.

What has emerged is a distinct way of doing business that we call CUSTOMER SERVICE SOUTHERN STYLE. It's a unique blend of appropriate technology, highly-trained employees and exciting products. And, because our work force rose to the challenge and implemented these investments while minimizing the dilution of our profits, we rewarded them with a year-end bonus, directly tied to their contributions.

These types of investments will never end for independent companies committed to growth. And, in 1998, we will continue to position ourselves as a strong, independent financial services organization with the construction of a new office in Hillsdale. Ground already has been broken; completion is scheduled for this summer.

Creating profit and increasing shareholder value has been our goal for 125 years. Our work in 1997 promises to lay a strong foundation from which to continue the pursuit of that vision.


Jerry L Towns                                 James T. Grohalski
---------------------------                   ------------------------------
Jerry L. Towns                                James T. Grohalski
President & C.E.O.                            Executive Vice-President

                                  Southern Michigan Bancorp, Inc. and Subsidiary

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

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

The Company uses its funds primarily to support its lending activities. Loans increased by 4.0% in 1997 and 23.9% in 1996. The growth in 1997 occurred in all loan categories and is the result of continued good economic conditions within the Company's market area. The growth in 1996 also occurred in all loan categories. The good economic conditions caused many businesses within the market area to expand in 1996. This strong loan demand, along with more competitive pricing techniques, caused the Bank's commercial loan portfolio to grow significantly in 1996.

The Bank's real estate mortgage loan sales to the secondary market continued to increase in 1997. Gains of $451,000 (after the capitalization of mortgage servicing rights) were recognized in 1997 and gains of $236,000 were recognized in 1996. There were no loans held for sale at December 31, 1997. The real estate portfolio largely consists of residential mortgages within the local area with a low risk of loss.

Despite the significant increase in secondary market loan sales, the Bank's mortgage portfolio increased due to the offering of some attractive adjustable rate mortgage products and the Bank's continued efforts to become a market leader in the consumer lending area. The Bank anticipates that the sale of loans in the secondary market will continue to increase, subject to the impact of economic factors and levels of interest rates.

Loan commitments, consisting of unused credit card and home equity lines, available amounts on revolving lines of credit and other approved loans which have not been funded, were $23,049,000 and $26,429,000 at December 31, 1997 and 1996, respectively. All of these commitments, with the exception of unused credit cards ($2,539,000 at December 31, 1997 and $1,892,000 at December 31,
1996), are priced at a variable interest rate thus minimizing the Bank's risk in a changing interest rate environment.

There were no significant concentrations in any loan category as to borrower, industry or location.

Another significant use of funds is the investment securities portfolio. Investments decreased by 20.4% in 1997 and increased by 2.3% in 1996. The funds received from maturing investments were used to fund the 1997 loan growth since the Bank was not able to fund this growth with deposits. The 1996 increase occurred during the month of December following the significant increase in deposits associated with the acquisition of two branches from First of America-Michigan.

The available-for-sale portfolio had net unrealized gains of $39,000 and $31,000 at December 31, 1997 and 1996, respectively. Net unrealized gains in the investment portfolio classified as held to maturity totaled $351,000 and $286,000 at December 31, 1997 and 1996, respectively. It is the Company's intent to hold these investment securities to maturity with the available-for-sale securities being available to sell should the Company's liquidity needs require it. There is no concentration of investments in the portfolio which would constitute an unusual risk.

Deposits traditionally represent the Company's principal source of funds. Total deposits decreased 1.1% in 1997 and increased 12.9% in 1996. The 1997 decrease is the result of the maturing of short-term municipal and school deposits that were acquired late in 1996. The Company's deposit base was below 1996 levels for most of the year, thus requiring the Company to seek other sources to fund loan growth. The 1996 increase occurred as the result of the acquisition of $18,635,000 in deposits from First of America, as well as an increase in short-term municipal and school deposits.

Attracting and keeping traditional deposit relationships will continue to be a challenge to the Bank, particularly with the increased competition from nondeposit products. In order to have an alternate funding source, the Bank obtained a $3,000,000 putable advance from the Federal Home Loan Bank (FHLB) in December 1997. This advance carries a five year maturity and is secured by a blanket collateral agreement with the FHLB giving the FHLB an unperfected security interest in the Bank's one-to-four family whole mortgage loans, government and agency securities and highly rated mortgage-backed securities. The Bank obtained an additional $2,000,000 advance in February 1998. FHLB advances will be a less expensive way to obtain longer term funds than paying a premium for long term deposits.

Premises and equipment increased by 6.9% in 1997 and 31.9% in 1996. The 1997 increase was due to the continued upgrading of the Bank's technology. The 1996 increase was due to the completion of renovations for the two new retail loan centers opened in 1996, and associated furniture and equipment purchases.

The Company has committed approximately $1,700,000 for the construction of a new branch office in Hillsdale, Michigan. The office is expected to open in the third quarter of 1998.

1997 Annual Report to Shareholders

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

CAPITAL RESOURCES

The Company maintains a strong capital base to take advantage of business opportunities while ensuring that it has resources to absorb the risk inherent in the business.

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

As a supplement to the risk-based capital requirements, the FRB has also adopted leverage capital ratio requirements. The leverage ratio requirements are intended to insure that adequate capital is maintained against risk other than credit risk. The leverage ratio requirements establish a minimum ratio of Tier 1 capital to total assets of 3 percent for the most highly rated bank holding companies and banks that do not anticipate and are not experiencing significant growth. All other bank holding companies are required to maintain a ratio of Tier 1 capital to assets of 4 to 5 percent, depending on the particular circumstances and risk profile of the institution.

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

The following table summarizes the Company's capital ratios as of December 31:


                                                         1997       1996
                                                         ---------------
          Tier 1 risk-based capital                      13.3%     11.9%
          Total risk-based capital ratio                 14.3%     12.9%
          Leverage ratio                                 10.1%      9.9%

The table above indicates that the Company's capital ratios are above the regulatory minimum requirements.

In addition to these regulatory requirements, a certain level of capital growth must be achieved to maintain appropriate levels of equity to total assets. During 1997 and 1996, total average assets grew 10.8% and 5.7%, respectively. At the same time, average equity (including common stock held by the ESOP) increased 11.9% in 1997 and 11.1% in 1996. This indicates that the Company has retained adequate capital to support its asset growth and has the ability to continue growing. Future growth opportunities will focus on maintaining the existing customer base and growing within the Calhoun and Hillsdale county markets.

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

Maturing loans and investment securities are the principal sources of asset liquidity. Securities maturing or callable within 1 year were $13,687,000 at December 31, 1997 representing 30.4% of the amortized cost of the investment securities portfolio, an increase from the 28.7% level of 1996. Loans maturing within 1 year were $32,773,000 at December 31, 1997 representing 20.6% of the loan portfolio, a slight increase from the 20.0% level of 1996.

Financial institutions are subject to prepayment risk in falling rate environments. Prepayments of assets carrying higher rates reduce the Company's interest income and overall asset yields. Certain portions of an institution's liabilities may be short-term or due on demand, while most of its assets may be invested in long-term loans or investments. Accordingly, the Company seeks to have in place sources of cash to meet short-term demands. These funds can be obtained by increasing deposits, borrowing, or selling assets. Also, Federal Home Loan Bank advances and short-term borrowings provide additional sources of liquidity for the Company.

During the year ended December 31, 1997, there was a net increase in cash and cash equivalents of $3,328,000. The major sources of cash in 1997 were loan sales and maturing securities. The major uses of cash in 1997 were loan growth and loans originated for sale.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

During the year ended December 31, 1995, there was a net increase in cash and cash equivalents of $2,751,000. The major source of cash in 1995 was the growth in the existing deposit base. The major uses of cash in 1995 were the growth in loans, the investment of funds in the investment securities portfolio and the increase in federal funds sold.

Federal law places restrictions on extensions of credit from banks to their parent holding company and, with certain exceptions, to other affiliates, on investments in stock or other securities thereof, and on taking of such securities as collateral for loans. Note K to the Consolidated Financial Statements discusses these limitations between the Company and its banking subsidiary.

Interest rate risk arises when the maturity or repricing characteristics of assets differ significantly from the maturity or the repricing characteristics of liabilities. Accepting this risk can be an important source of profitability and shareholder value, however, excessive levels of interest rate risk could pose a significant threat to the Company's earnings and capital base. Accordingly, effective risk management that maintains interest rate risk at prudent levels is essential to the Company's safety and soundness.

The Company measures the impact of changes in interest rates on net interest income through a comprehensive analysis of the Bank's interest rate sensitive assets and liabilities. Interest rate sensitivity varies with different types of interest-earning assets and interest-bearing liabilities. Overnight federal funds and mutual funds on which rates change daily and loans which are tied to the prime rate or a comparable index differ considerably from long-term investment securities and fixed-rate loans. Similarly, certificates of deposit and money market investment accounts are much more interest sensitive than passbook savings accounts. The shorter term interest rate sensitivities are key to measuring the interest sensitivity gap, or excess interest-earning assets over interest-bearing liabilities. In addition to reviewing the interest sensitivity gap, the Company also analyzes projected changes in market interest rates and the resulting effect on net interest income.

The following table shows the interest sensitivity gaps for five different time intervals as of December 31, 1997:


                                      0-30        31-90      91-365       1-5     Over 5
                                      Days         Days       Days       Years     Years
                                    -----------------------------------------------------
                                                    (Dollars in thousands)
     Interest-earning assets        $ 53,693   $  8,246    $ 53,366   $ 65,853   $ 27,581
     Interest-bearing liabilities     45,205     73,114      34,153     22,823        847
                                    -----------------------------------------------------
     Interest sensitivity gap       $  8,488   $(64,868)   $ 19,213   $ 43,030   $ 26,734
                                    =====================================================

The primary interest sensitive assets in the one year repricing range are commercial loans and adjustable rate mortgage loans. The primary interest sensitive liabilities in the one year repricing range are money market investment accounts, certificates of deposit and interest-bearing checking accounts. This analysis indicates that growth in rate sensitive liabilities has outpaced the growth in rate sensitive assets in the one year range. This has occurred primarily as a result of the inclusion of interest-bearing checking accounts and savings accounts in a repricing period of one year or less as these accounts have become rate sensitive as interest rates have fluctuated. The long-term interest sensitivity gap indicates that the Company's net interest margin would improve with an increase in interest rates and decline with further declines in interest rates. Trying to minimize the interest sensitivity gap is a continual challenge in a changing rate environment and one of the objectives of the Company's asset/liability strategy.

RESULTS OF OPERATIONS

Net interest income is an effective measurement of how well management has balanced the Company's interest rate sensitive assets and liabilities. Net interest income increased by 9.8% in 1997, 14.3% in 1996 and 17.6% in 1995. The increases in all three years are due to improvements in the net interest margin. The 1997 and 1996 net interest margin increased as a result of the reinvestment of funds received from maturing investment securities into the higher yielding loan portfolio, along with the stability of the Company's cost of funds. The primary reason for the 1995 increase was the Company's ability to maintain or decrease the interest rates paid on deposits, while loan interest rates remained fairly steady.

The uncertain economic environment and potential fluctuations in interest rates are expected to continue to impact the Company and the industry in 1998. Depending on these interest rate fluctuations, there may be market pressure to raise deposit rates in 1998. The Company monitors deposit rates on a weekly basis and adjusts deposit rates as the market dictates. An increase in deposit rates without loan rate increases would cause the Company's net interest margin to decline.

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

1997 Annual Report to Shareholders

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

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

The provision for loan losses was $460,000 in 1997, $267,000 in 1996 and $222,000 in 1995. The 1997 provision was increased to provide for loan growth and the increase in charge-offs and delinquencies. Several customers, including a large commercial borrower, declared bankruptcy during 1997 resulting in increased charge-offs. Net charge-offs were $411,000 in 1997, $62,000 in 1996 and $110,000 in 1995. The provisions in 1996 and 1995 were increased to provide for significant loan growth. The 1998 provision is expected to be approximately the same as 1997 to provide for continued higher than normal losses and will be adjusted quarterly, if necessary, to reflect actual charge-off experience and any known future losses.

Non-interest income, excluding security gains and losses, increased by 21.2% in 1997, 15.8% in 1996 and 5.8% in 1995. The 1997 increase is due to increased service charges on deposit accounts as a result of the additional deposits purchased in connection with the acquisition of two branches late in 1996, increased gains recognized on the sale of secondary market real estate mortgage loans in 1997 due to an increase in activity, increased fees from the sale of nondepository investment products in 1997 due to an increase in activity and unrecognized losses on real estate mortgage loans held for sale recorded in 1996. These increases were partially offset by a decline in trust income due to a decline in trust assets and a decline in earnings on Bank owned life insurance policies due to an increase in premium payments.

The increase in 1996 was due to an increase in trust income, as a result of increased trust assets, increased secondary market gains due to an increase in activity and the capitalization of mortgage servicing rights, increased earnings in Bank owned life insurance policies and increased rental income. These increases were partially offset by a $61,000 unrealized loss on $1,200,000 in real estate mortgage loans previously classified as held for sale and transferred to the Bank's loan portfolio. This loss will be amortized through the maturity dates of the loans.

The increase in 1995 was due to an increase in trust income, as a result of increased trust assets, $41,000 in gains on the sale of real estate mortgages to the secondary market and the receipt of life insurance proceeds.

Security gains of $5,000 in 1997, $10,000 in 1996 and $17,000 in 1995 were recognized.

Non-interest expense increased by 16.8% in 1997, 10.6% in 1996 and 9.1% in 1995. This increase is due to additional personnel costs, occupancy costs, marketing and advertising expenditures, training costs and intangible asset amortization as a result of the acquisition of two branches late in 1996. Trust department expenses also increased in 1997 as professional consultants and new trust administrators were added in order to increase the trust department's market share. Equipment costs increased in 1997 as the Company invested in significant technological upgrades.

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

The 1995 increase was due to increased salary and benefit costs associated with an increase in the number of employees, increased legal fees, increased marketing expenditures, increased postage costs and increased office supply costs due to recent paper price increases. These increases were partially offset by a refund received on the Company's FDIC insurance premium when the rate was lowered to 4 cents per $100 of deposits from 23 cents per $100 of deposits.

A significant item that may impact the future results for many companies is the year 2000. The concern is whether or not computers, elevators, telephone systems and other electronic items will recognize the year 2000 as a valid date. For banks, this is a concern not only for the bank's operations, but for those of their customers and vendors. The Company has taken steps to insure that bank operations are year 2000 compliant and that its customers and vendors are addressing year 2000 issues. At this point, the year 2000 issues have not had a material impact on the Company's operations but it is uncertain as to whether or not they may be significant in the next two years.

Income tax expense was $1,085,000 in 1997, $1,150,000 in 1996 and $835,000 in
1995. Tax-exempt income continues to have a major impact on the Company's tax expense. The benefit offsetting lower coupon rates on municipal instruments is the nontaxable feature of the income earned on such instruments. This resulted in a lower effective tax rate and reduced federal income tax expense by approximately $254,000 in 1997, $227,000 in 1996 and $231,000 in 1995.

Results of operations can be measured by various ratio analyses. Two widely recognized performance indicators are the return on equity and the return on assets. The Company's return on equity was 14.96% in 1997, 16.09% in 1996 and 14.64% in 1995. The return on average assets was 1.30% in 1997, 1.45% in 1996 and 1.31% in 1995.

                                  Southern Michigan Bancorp, Inc. and Subsidiary

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


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

The following table sets forth the aggregate amount of nonperforming loans in each of the following categories:

                                                            December 31
                                                      1997       1996      1995
                                                   -----------------------------
                                                        (Dollars in thousands)
     Nonaccrual loans:
       Commercial, financial and agricultural        $1,026    $  448    $  380
       Real estate mortgage                               0         0        24
       Installment                                       61         2        40
                                                   -----------------------------
                                                      1,087       450       444
     Loans contractually past due 90 days or more:
       Commercial, financial and agricultural         1,067        82       353
       Real estate mortgage                             630       129        56
       Installment                                      966       165         4
                                                   -----------------------------
                                                      2,663       376       413
                                                   -----------------------------
     Total Nonperforming Loans                        3,750       826       857
     Other real estate owned                            103        76        76
                                                   -----------------------------
     Total Nonperforming Assets                      $3,853    $  902    $  933
                                                   =============================

     Nonperforming loans to year-end loans             2.36%      .54%      .70%
     Nonperforming assets to year-end loans
       and other real estate owned                     2.43%      .59%      .76%

Some increase in nonperforming loans was expected in 1997 due to the significant loan growth that occurred in recent years. Customers are experiencing heavier debt loads due to the ease of obtaining credit and this is resulting in an increase in bankruptcy filings and delinquencies. These loans are subject to continuous monitoring by management and are specifically reserved for in the allowance for loan losses where appropriate.

At December 31, 1997, the Company had approximately $3,136,000 in commercial, financial and agricultural loans for which payments are presently current but the borrowers are experiencing certain financial and/or operational difficulties. These loans are subject to frequent management review and their classification is reviewed on a monthly basis.

In management's evaluation of the loan portfolio risks, any significant future increases in nonperforming loans are dependent to a large extent on the economic environment. In a deteriorating or uncertain economy, management applies more conservative assumptions when assessing the future prospects of borrowers and when estimating collateral values. This may result in a higher number of loans being classified as nonperforming.

1997 Annual Report to Shareholders

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

REGULATORY MATTERS

Representatives of the Financial Institutions Bureau, a division of the Department of Commerce of the State of Michigan, completed an examination at the Company's subsidiary bank using financial information as of December 31, 1996. The purpose of the examination was to determine the safety and soundness of the bank. The next safety and soundness examination of the Bank is scheduled for March 1998 and will be performed by the Federal Deposit Insurance Corporation
(FDIC).

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

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company's primary market risk exposure is interest rate risk and to a lesser extent liquidity risk. See the Liquidity and Interest Rate Sensitivity discussions, above. Business is transacted in U.S. dollars with no foreign exchange rate risk or any exposure to changes in commodity prices.

The following table provides information about the Company's financial instruments that are sensitive to changes in interest rates as of December 31, 1997. The Company had no derivative financial instruments, or trading portfolio, as of that date. The expected maturity date values for loans receivable were calculated without adjusting the instrument's contractual maturity date for expectations of prepayments. Investment securities are reported at the earlier of maturity date or anticipated call date. Expected maturity date values for interest-bearing core deposits were not based upon estimates of the period over which the deposits would be outstanding, but rather the opportunity for repricing. Similarly, with respect to its variable rate instruments, the Company believes that repricing dates, as opposed to expected maturity dates, may be more relevant in analyzing the value of such instruments and are reported as such in the following table. Company borrowings are also reported based on conversion or repricing dates.

                                                        Principal Amount Maturing in:                      Fair Value
                                      --------------------------------------------------------------------------------
                                          1998      1999     2000      2001      2002    Thereafter  Total   12/31/97
                                      --------------------------------------------------------------------------------
                                                                   (Dollars in thousands)
Rate sensitive assets:
  Fixed interest rate loans           $ 20,230  $ 12,383 $  9,288  $  7,163  $  4,843  $  4,414   $ 58,321   $ 57,958
    Average interest rate                 9.88%    10.03%   10.15%    10.18%    10.23%    10.04%     10.09%
  Variable interest rate loans          12,543       564      449     9,443    11,029    66,392    100,420    100,420
    Average interest rate                 9.17%     9.28%    9.59%     9.55%     9.63%     9.87%      9.52%
  Fixed interest rate securities        13,490    13,919    7,107     3,448     2,738     4,372     45,074     45,425
    Average interest rate                 5.85%     5.72%    5.98%     6.50%     4.98%     6.19%      5.75%
  Other interest bearing assets          4,500                                                       4,500      4,500
     Average interest rate                5.43%                                                       5.43%

Rate sensitive liabilities:
  Interest bearing demand deposits      67,032                                                      67,032     67,032
    Average interest rate                 3.39%                                                       3.39%
  Savings deposits                      34,416     5,332    2,174     1,330       140               43,392     43,396
    Average interest rate                 2.78%     5.89%    5.58%     5.31%     5.74%                3.41%
  Time deposits                         51,701     7,802    5,481       683        12        39     65,718     65,705
    Average interest rate                 5.43%     5.66%    5.72%     5.70%     5.70%     5.70%      5.46%
  Fixed interest rate borrowings                                                3,000                3,000      3,000
    Average interest rate                                                        5.71%                5.71%


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

Management monitors the effectiveness of and compliance with established control systems through a continuous program of internal audit and credit examinations and recommends possible improvements thereto. In addition, as part of their audit of the Company's financial statements, Crowe, Chizek and Company LLP, independent auditors, completed an evaluation of selected internal accounting controls to establish a basis for reliance thereon in determining the nature, timing, and extent of audit tests to be applied. Management has considered the recommendations from the examination of controls concerning the Company's system of internal controls and has taken actions that we believe are cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that, as of December 31, 1997, the Company's system of internal controls is adequate to accomplish the objectives discussed herein. Further, management believes the system of controls has prevented or detected on a timely basis any occurrences that could be material to the financial statements and that timely corrective actions have been initiated when appropriate.

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




Jerry L. Towns                              James T. Grohalski
-------------------------------             -----------------------------------
Jerry L. Towns                              James T. Grohalski
President and                               Executive Vice-President
Chief Executive Officer                     and Chief Financial Officer

1997 Annual Report to Shareholders

CONSOLIDATED BALANCE SHEETS



                                                                                   December 31
                                                                               1997            1996
                                                                           -------------------------
ASSETS                                                                            (In thousands)
Cash                                                                        $   3,057      $   3,319
Due from banks                                                                 13,791         10,201
                                                                           -------------------------
   Cash and cash equivalents                                                   16,848         13,520
Federal funds sold                                                              4,500
Investment securities available-for-sale - Notes B and G                       12,853         24,099
Investment securities held to maturity
   (fair value of $32,572 in 1997 and $32,786  in 1996) - Notes B and G        32,221         32,500
Loans - Notes C and G                                                         158,741        152,678
Less allowance for loan losses - Note D                                        (1,863)        (1,814)
                                                                           -------------------------
                                                                              156,878        150,864
Premises and equipment - Note E                                                 5,588          5,227
Other assets - Notes H and I                                                    9,643          9,352
                                                                           -------------------------
TOTAL ASSETS                                                                $ 238,531      $ 235,562
                                                                           =========================
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits - Note F:
   Non-interest bearing                                                     $  30,923      $  35,014
   Interest bearing                                                           176,142        174,453
                                                                           -------------------------
Total deposits                                                                207,065        209,467
Accounts payable and other liabilities                                          2,977          2,924
Other borrowings - Note G                                                       3,000
                                                                           -------------------------
TOTAL LIABILITIES                                                             213,042        212,391
Common stock subject to repurchase obligation in ESOP - Note I                  4,899          3,555
Shareholders' equity:
Common stock, $2.50 par value:
   Authorized - 4,000,000 shares (2,000,000 shares in 1996)
   Outstanding - 1,772,839 shares (869,550 shares in 1996)                      4,432          2,174
Capital surplus                                                                 1,914          2,734
Retained earnings                                                              14,218         14,687
Net unrealized appreciation on available-for-sale
   securities, net of tax of $13 in 1997 and $10 in 1996                           26             21
                                                                           -------------------------
TOTAL SHAREHOLDERS' EQUITY                                                     20,590         19,616
                                                                           -------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                  $ 238,531      $ 235,562
                                                                           =========================

See accompanying notes to consolidated financial statements.

1997 Annual Report to Shareholders

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

In thousands

                                                                                                   Net Unrealized
                                                                                                    Appreciation
                                                                                                   (Depreciation)
                                                                                                   On Available-
                                                          Common      Capital         Retained       For-Sale
                                                           Stock      Surplus         Earnings      Securities       TOTAL
                                                       -------------------------------------------------------------------
BALANCE AT JANUARY 1, 1995                             $   2,123   $    3,916      $   10,935      $     (119)  $   16,855

Net income for 1995                                                                     2,615                        2,615
Cash dividends declared - $.50 per share                                                 (920)                        (920)
Common stock issued under dividend
   reinvestment plan (12,493 shares)                          31          273                                          304
Change in common stock subject
   to repurchase                                              (9)        (678)                                        (687)
Net change in unrealized appreciation
   (depreciation) on available-for-sale
   securities, net of tax                                                                                 330          330
                                                       -------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                               2,145        3,511          12,630             211       18,497

Net income for 1996                                                                     3,058                        3,058
Cash dividends declared - $.53 per share                                               (1,001)                      (1,001)
Common stock issued under
   dividend reinvestment plan (14,146 shares)                 35          440                                          475
Change in common stock subject to repurchase                  (6)      (1,217)                                      (1,223)
Net change in unrealized appreciation
   (depreciation) on available-for-sale
   securities, net of tax                                                                                (190)        (190)
                                                       -------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                               2,174        2,734          14,687              21       19,616

Net income for 1997                                                                     3,032                        3,032
Cash dividends declared - $ .58 per share                                              (1,109)                      (1,109)
Common stock issued under dividend
   reinvestment plan (9,879 shares)                           25          365                                          390
100% stock dividend issued (956,695 shares)                2,392                       (2,392)
Change in common stock subject to repurchase                (159)      (1,185)                                      (1,344)
Net change in unrealized appreciation
   (depreciation) on available-for-sale
   securities, net of tax                                                                                   5            5
                                                       -------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                           $   4,432   $    1,914      $   14,218      $       26   $   20,590
                                                       ===================================================================




See accompanying notes to consolidated financial statements.

                                  Southern Michigan Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME

                                                             Year ended December 31

                                                          1997        1996         1995
                                                        -------------------------------
Interest income:                                                  (In thousands)
   Loans, including fees                                $15,741     $13,717     $11,965
   Investment securities:
      Taxable                                             2,189       2,443       2,634
      Tax-exempt                                            861         775         742
                                                        -------------------------------
                                                          3,050       3,218       3,376
   Other                                                     74          69         135
                                                        -------------------------------
Total interest income                                    18,865      17,004      15,476
Interest expense:
   Deposits                                               7,260       6,427       6,116
   Capital notes                                                          9         110
   Other                                                    183         168         154
                                                        -------------------------------
Total interest expense                                    7,443       6,604       6,380
                                                        -------------------------------
NET INTEREST INCOME                                      11,422      10,400       9,096
Provision for loan losses - Note D                          460         267         222
                                                        -------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES      10,962      10,133       8,874
Non-interest income:
   Service charges on deposit accounts                      835         727         733
   Trust fees                                               528         545         479
   Securities gains - Note B                                  5          10          17
   Gain on sales of loans                                   451         236          41
   Earnings on life insurance policies                      181         203         142
   Other                                                    324         203         259
                                                        -------------------------------
                                                          2,324       1,924       1,671
                                                        -------------------------------
                                                         13,286      12,057      10,545
Non-interest expenses:
   Salaries and employee benefits - Note I                4,508       4,048       3,552
   Occupancy                                                697         605         512
   Equipment                                                762         712         485
   Deposit insurance premium                                 25           2         193
   Legal fees                                                43          91         186
   Other                                                  3,134       2,391       2,167
                                                        -------------------------------
                                                          9,169       7,849       7,095
                                                        -------------------------------
Income before income taxes                                4,117       4,208       3,450
Federal income taxes - Note H                             1,085       1,150         835
                                                        -------------------------------
NET INCOME                                              $ 3,032     $ 3,058     $ 2,615
                                                        ===============================
BASIC AND DILUTED EARNINGS PER SHARE                    $  1.59     $  1.62     $  1.41
                                                        ===============================

See accompanying notes to consolidated financial statements.

1997 Annual Report to Shareholders

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   Year ended December 31
                                                                              1997         1996         1995
                                                                          -------------------------------------
OPERATING ACTIVITIES                                                                 (In thousands)
Net income                                                                $  3,032      $  3,058      $  2,615
Adjustments to reconcile net income to net cash
provided by operating activities:
   Provision for loan losses                                                   460           267           222
   Provision for depreciation                                                  527           410           275
   Amortization of investment security premiums
      and accretion of discounts                                               138           166           220
   Amortization of deposit base intangible and goodwill                        167            50            39
   Deferred income taxes                                                        20           (31)         (118)
   Loans originated for sale                                               (17,175)      (11,073)       (4,808)
   Proceeds on loans sold                                                   17,390        11,162         4,848
   Realized gain on sale of loans originated for sale                         (451)         (236)          (41)
   Unrealized (gain) loss on loans held for sale                                (8)           61
   Realized investment security gains                                           (5)          (10)          (17)
   (Increase) decrease in interest receivable                                  (11)           18          (489)
   Increase (decrease) in interest payable                                     (21)           66            54
   Increase in other assets                                                   (470)       (1,781)         (675)
   Increase in accounts payable and other liabilities                           14           146           278
                                                                          -------------------------------------
Net cash provided by operating activities                                    3,607         2,273         2,403


INVESTING ACTIVITIES
Proceeds from maturities of investment securities available-for-sale        12,187        15,652        19,218
Proceeds from maturities of investment securities held to maturity           4,355         6,719        23,452
Proceeds from sales of investment securities                                   255           509           517
Purchases of investment securities available-for-sale                       (1,167)       (9,736)      (25,970)
Purchases of investment securities held to maturity                         (4,230)      (14,842)      (20,986)
Net (increase) decrease in federal funds sold                               (4,500)        4,500        (3,000)
Net increase in loans prior to charge-offs                                  (6,230)      (29,564)       (3,008)
Net purchases of premises and equipment                                       (888)       (1,675)         (950)
                                                                          -------------------------------------
Net cash used in investing activities                                         (218)      (28,437)      (10,727)


FINANCING ACTIVITIES
Acquisition of deposits                                                                   18,635
Net increase (decrease) in deposits                                         (2,402)        5,308        11,453
Proceeds from long-term borrowings                                           3,000
Payment of capital note                                                                   (1,000)
Common stock issued                                                            390           575           385
Cash dividends                                                              (1,049)       (1,014)         (763)
                                                                          -------------------------------------
Net cash provided by (used in) financing activities                            (61)       22,504        11,075
                                                                          -------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                             3,328        (3,660)        2,751
Cash and cash equivalents at beginning of year                              13,520        17,180        14,429
                                                                          -------------------------------------
CASH AND CASH EQUIVALENTS AT THE END OF YEAR                              $ 16,848      $ 13,520      $ 17,180
                                                                          =====================================

See accompanying notes to consolidated financial statements.

                                  Southern Michigan Bancorp, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


December 31, 1997

NOTE A - NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS: Southern Michigan Bancorp, Inc is a bank holding company. The Company's business is concentrated in the commercial banking industry segment. The business of commercial and retail banking accounts for more than 90% of its revenues, operating income and assets. The Bank offers individuals, businesses, institutions and government agencies a full range of commercial banking services primarily in the southern Michigan communities in which the Bank is 1ocated and in areas immcdiately surrounding these communities. The Bank grants commercial, real estate and consumer loans to customers. The majority of loans are secured by specific assets and consumer assets. There are no foreign loans.

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Southern Michigan Bancorp, Inc. (the Company) and its wholly owned subsidiary, Southern Michigan Bank & Trust (the Bank), after elimination of significant intercompany balances and transactions.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets, liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates that are more susceptible to change in the near term include the allowance for loan losses, deferred income tax provisions, fair values of certain securities and other financial instruments and the actuarial present value of pension benefit obligations and net periodic pension expense and prepaid pension costs.

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

1997 Annual Report to Shareholders

Real estate mortgage and installment loans are smaller balance homogeneous loans and are collectively evaluated for impairment. Commercial loans are evaluated individually for impairment. When credit analysis of borrower operating results and financial condition indicates the underlying ability of the borrower's business activity is not sufficient to generate cash flow to service the business' cash needs, including the Bank's loans to the borrower, the loan is evaluated for impairment. This may be a delay or shortfall in payments of 90 days or less. Loans to be evaluated for impairment are included on the Bank's commercial loans watch list and assigned a liquidation probability. Loans with a liquidation probability of greater than 50% are generally considered impaired. The expected unrecoverable portion of impaired loans are charged-off when foreclosure proceedings are underway and the actual loss can be determined. Loans are generally moved to nonaccrual status when 90 days or more past due. Management has also set minimum loan balance thresholds before consideration of a loan for impaired status will occur.

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

GOODWILL AND CORE DEPOSIT INTANGIBLES: Goodwill is the excess of purchase price over identified net assets in business acquisitions. Goodwill is amortized on the straight-line method over 15 years. Core deposit intangibles represent the value of depositor relationships purchased and are amortized on accelerated methods over 10 years. Goodwill was $870,000 and $932,000 and core deposit intangibles were $559,000 and $664,000 at December 31, 1997 and 1996 respectively, and these balances are included in other assets.

OTHER REAL ESTATE: Other real estate ($103,000 and $76,000 at December 31, 1997 and 1996 respectively), which is included in other assets, comprises properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and real estate is carried at the lower of fair value minus estimated cost of disposal or cost.

INCOME TAXES: Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

EARNINGS PER SHARE: Basic earnings per share is based on weighted-average common shares outstanding. Diluted earnings per share further assumes issue of any dilutive potential common shares. The accounting standard for computing earnings per share was revised for 1997, and all earnings per share previously reported are restated to follow the new standard. The weighted average common shares outstanding for the years ended December 31, 1997, 1996 and 1995 were 1,910,449, 1,886,324 and 1,853,982, respectively. All share and per share data have been adjusted for a 1997 stock split effected in the form of a 100% stock dividend and include the common stock subject to repurchase obligation in the ESOP.

                                  Southern Michigan Bancorp, Inc. and Subsidiary

CASH FLOW INFORMATION: For purposes of the consolidated statements of cash flows, the Company considers cash and due from banks as cash and cash equivalents.

PENDING ACCOUNTING CHANGES: The FASB has issued Statement 125, "Transfers and Servicing of Financial Assets and Extinguishment of Liabilities". The Statement is effective for some transactions in 1997 and others in 1998. It revises the accounting for transfers of financial assets, such as loans and securities, and for distinguishing between sales and secured borrowings. The Company adopted the 1997 provisions effective January 1, 1997. The remaining provisions for 1998 relate primarily to investment securities. The effect of the 1998 provisions on the financial statements has not yet been determined.

The FASB has issued Statement 130, "Reporting Comprehensive Income", which is effective for both interim and year-end financial statements for fiscal years beginning after December 15, 1997. Statement 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Comprehensive income is defined as all changes in equity other than those resulting from investments by owners or distributions by owners. Net income is, therefore, a component of comprehensive income. The most common items of other comprehensive income include unrealized gains or losses on securities available for sale, gains and losses on certain foreign currency transactions, and minimum pension liability adjustments. While full disclosure for each reported period is required in year-end financial statements, in-terim financial statements need only disclose total comprehensive income for each reported period. No disclosure is required if the Company has no items of other comprehensive income in any reported period included in the financial statements. The effect of the provisions on the financial statements has not yet been determined.

The Statement does not mandate a specific format for reporting comprehensive income, but it does require that all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Companies will generally choose between adding the items of other comprehensive income to the Income Statement, adding them to the Statement of Changes in Shareholders' Equity or displaying a new financial statement, which could be titled Statement of Comprehensive Income.

The FASB has issued Statement 131, "Disclosures About Segments of an Enterprise and Related Information" which is effective for reported periods included in year-end financial statements for fiscal years beginning after December 15, 1997 and for all reported periods in interim financial statements for reporting periods following the first required full fiscal year disclosure. Statement 131 establishes new guidance for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about reportable operating segments in interim financial reports issued to shareholders. Statement 131 supersedes the industry approach to segment disclosures previously required by Statement 14, "Financial Reporting for Segments of a Business Enterprise", replacing it with a method of segment reporting which is based on the structure of an enterprise's internal organization reporting. The Statement also establishes standards for related disclosures about products and services, geographic areas and major customers. The effect of the provisions on the financial statements has not yet been determined.


NOTE B - INVESTMENT SECURITIES


Year end investment securities were as follows (in thousands):

                                             GROSS       GROSS
                             AMORTIZED  UNREALIZED  UNREALIZED        FAIR
AVAILABLE-FOR-SALE, 1997          COST       GAINS      LOSSES       VALUE
                             ---------------------------------------------
U.S. Treasury and other U.S.
   Government agencies         $ 6,259     $    10     $     7     $ 6,262
States and political
   subdivisions thereof          3,464          36                   3,500
Corporate securities             1,096           4                   1,100
Mortgage-backed securities       1,646           1           5       1,642
                             ---------------------------------------------
Total debt securities           12,465          51          12      12,504
Equity securities                  349                                 349
                             ---------------------------------------------
TOTALS                          12,814          51          12      12,853
                             =============================================






1997 Annual Report to Shareholders

NOTE B - INVESTMENT SECURITIES (CONTINUED)

                                             GROSS        GROSS
                             AMORTIZED  UNREALIZED   UNREALIZED       FAIR
Available-for-sale, 1996          COST       GAINS       LOSSES      VALUE
                             ---------------------------------------------
U.S. Treasury and other U.S.
   Government agencies         $15,305     $    65     $    50   $  15,320
States and political
   subdivisions thereof          2,579          13           6       2,586
Corporate securities             4,144          22                   4,166
Mortgage-backed securities       1,959                      13       1,946
                             ---------------------------------------------
Total debt securities           23,987         100          69      24,018
Equity securities                   81                                  81
                             ---------------------------------------------
TOTALS                          24,068         100          69      24,099
                             =============================================
HELD TO MATURITY, 1997

States and political
   subdivisions thereof        $17,060     $   326     $     1   $  17,385
Corporate securities            14,464          41          15      14,490
                             ---------------------------------------------
Total debt securities           31,524         367          16      31,875
Equity securities                  697                                 697
                             ---------------------------------------------
TOTALS                          32,221         367          16      32,572
                             =============================================

Held to maturity, 1996

States and political
   subdivisions thereof        $16,449     $   316     $     9   $  16,756
Corporate securities            15,422          42          64      15,400
Mortgage-backed securities           7           1                       8
                             ---------------------------------------------
Total debt securities           31,878         359          73      32,164
Equity securities                  622                                 622
                             ---------------------------------------------
TOTALS                         $32,500     $   359     $    73   $  32,786
                             =============================================

Sales of available-for-sale securities were (in thousands):

                                            1997            1996            1995
                                            ------------------------------------
Proceeds                                    $255            $509            $517
Gross gains                                    5              10              17
Gross losses                                   0               0               0


Contractual maturities of debt securities at year-end 1997 were as follows (in thousands). Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                      HELD-TO-MATURITY SECURITIES                AVAILABLE-FOR-SALE SECURITIES
                                   AMORTIZED                FAIR                AMORTIZED                FAIR
                                        COST               VALUE                     COST               VALUE
                                   --------------------------------------------------------------------------
Due in one year or less              $ 5,488             $ 5,494                  $ 4,100             $ 4,102
Due from one to five years            20,721              20,886                    4,092               4,121
Due from five to ten years             4,714               4,854                    2,369               2,378
Due after ten years                      601                 641                      258                 261
Mortgage-backed securities                                                          1,646               1,642
                                   --------------------------------------------------------------------------
                                     $31,524             $31,875                  $12,465             $12,504
                                   ==========================================================================


Investment securities with an amortized cost of $3,675,000 and $2,675,000 were pledged as collateral for public deposits and for other purposes in 1997 and 1996.

                                  Southern Michigan Bancorp, Inc. and Subsidiary

NOTE C - LOANS

A summary of the carrying amount of loans outstanding at December 31 follows (in thousands):

                                                             1997           1996
                                                         -----------------------
Commercial, financial and agricultural                   $ 74,819       $ 72,108
Real estate mortgage                                       49,144         47,561
Installments                                               34,778         33,009
                                                         -----------------------
TOTALS                                                   $158,741       $152,678
                                                         =======================

Certain directors and executive officers of the Company and the Bank, including their associates and companies in which they are principal owners, were loan customers of the Bank. Loans to these customers are made in the ordinary course of business at normal credit terms, including interest rates and collateral, and generally do not involve more than normal risk of collectibility. The following is a summary of loans (in thousands) exceeding $60,000 in the aggregate to these individuals and their associates.

                                                           1997             1996
                                                         -----------------------
Balance at January 1                                     $2,599           $1,874
New loans                                                 6,974            4,545
Repayments                                                5,851            3,820
                                                         -----------------------
Balance at December 31                                   $3,722           $2,599
                                                         =======================

The unpaid principal balance of mortgage loans serviced for others, which are not included on the consolidated balance sheet, was $31,085,000 and $16,836,000 at December 31, 1997 and 1996, respectively. The balance of loans serviced for others related to servicing rights that have been capitalized was $ 26,214,000 in 1997 and $11,073,000 in 1996. The remaining balance of loans serviced for others also have servicing rights associated with them; however, these servicing rights arose prior to the adoption of FASB Statement 122, and accordingly, have not been capitalized on the balance sheet.

Activity for capitalized mortgage servicing rights was as follows (in thousands):

                                                            1997            1996
                                                            --------------------
Balance at January 1                                        $142            $  0
Additions                                                    236             152
Amortized to expense                                          51              10
                                                            --------------------
Balance at December 31                                      $327            $142
                                                            ====================

No valuation allowance was necessary at December 31, 1997 or 1996.

NOTE D - ALLOWANCES FOR LOAN LOSSES

Changes in the allowance for loan losses for the years ended December 31 were as follows (in thousands):

                                               1997          1996          1995
                                            -----------------------------------
Balance at January 1                        $ 1,814       $ 1,609       $ 1,498
Provision for loan losses                       460           267           222
Loans charged off                              (508)         (170)         (211)
Recoveries                                       97           108           100
                                            -----------------------------------
Net charge-offs                                (411)          (62)         (111)
                                            -----------------------------------
Balance at December 31                      $ 1,863       $ 1,814       $ 1,609
                                            ===================================



                                                                                1997     1996
                                                                              ---------------
Information regarding impaired loans follows:
         Average investment in impaired loans during the year                 $1,501   $  218
                                                                              ======   ======
         Interest income recognized on impaired loans on a cash basis
         during the year                                                      $  118   $    9
                                                                              ======   ======

         Total impaired loans at year end                                     $1,328   $  209
         Less loans for which no allowance for loan losses is allocated           68       12
                                                                              ======   ======

         Impaired loans for which an allowance for loan losses is allocated   $1,260   $  197
                                                                              ======   ======

         Portion of allowance allocated to these loans                        $  358   $   33
                                                                              ======   ======



1997 Annual Report to Shareholders

NOTE E - PREMISES AND EQUIPMENT
Major classes of premises and equipment at December 31 follow (in thousands):

                                                            1997            1996
                                                          ----------------------
Land                                                      $  540          $  540
Buildings and improvements                                 6,525           6,032
Equipment                                                  2,534           2,179
                                                          ----------------------
                                                           9,599           8,751
Less accumulated depreciation                              4,011           3,524
                                                          ----------------------
TOTALS                                                    $5,588          $5,227
                                                          ======================


Depreciation and amortization expense charged to operations was approximately $527,000, $410,000 and $275,000 in 1997, 1996 and 1995, respectively.

NOTE F - DEPOSITS
The carrying amount of domestic deposits at December 31 follows (in thousands):

                                                               1997         1996
                                                           ---------------------
Non-interest bearing checking                              $ 30,923     $ 35,014
Interest bearing checking                                    32,085       28,615
Passbook savings                                             29,163       28,917
Money market accounts                                        34,271       34,128
Time deposits                                                64,301       66,551
Individual retirement accounts and other deposits            16,322       16,242
                                                           ---------------------
TOTALS                                                     $207,065     $209,467
                                                           =====================

The carrying amount of time deposits over $100,000 was $16,437,000 and $17,438,000 at December 31, 1997 and 1996, respectively. Interest expense on time deposits over $100,000 was $1,025,000, $837,000, and $956,000 at December
31, 1997, 1996 and 1995, respectively.

At December 31, 1997, scheduled maturities of time deposits were as follows:

     1998                                    $50,284
     1999                                      7,802
     2000                                      5,481
     2001                                        683
     2002                                         12
     Thereafter                                   39
                                             -------
                                             $64,301
                                             =======

The amount of deposits accepted from certain officers and directors was $1,762,000 and $1,527,000 at December 31, 1997 and 1996, respectively.

NOTE G - OTHER BORROWINGS
Other borrowings represents a putable advance obtained by the Bank from the Federal Home Loan Bank (FHLB) of Indianapolis. The advance matures on December 16, 2002 and bears a fixed interest rate of 5.71% until December 16, 2000. On that date, the FHLB will have the option to convert the advance to a periodic adjustable rate and will continue to have this option quarterly thereafter. The advance may not be prepaid by the Bank prior to the FHLB exercising its option to convert the advance to an adjustable rate. The advance is secured by a blanket collateral agreement with the FHLB which gives the FHLB an unperfected security interest in the Bank's one-to-four family whole mortgage loans, government and agency securities and highly rated private mortgage-backed securities.

Interest paid on deposits and other borrowings was $7,464,000 in 1997, $6,538,000 in 1996 and $6,327,000 in 1995.

NOTE H - INCOME TAXES
The components of federal income taxes for the years ended December 31 were as follows (in thousands):
                                     1997         1996       1995
                                  ---------------------------------------
Currently payable                 $ 1,065      $ 1,181      $   953
Deferred expense (benefit)             20          (31)        (118)
                                  ---------------------------------------
                                  $ 1,085      $ 1,150      $   835
                                  =======================================

                                  Southern Michigan Bancorp, Inc. and Subsidiary

A reconciliation of federal income taxes with amounts computed by applying the statutory federal income tax rate is as follows (in thousands):

                                                                   1997       1996            1995
                                                                ----------------------------------
Statutory tax on pretax income, including tax on security
   gains ($2,000 in 1997, $3,000 in 1996 and $6,000 in 1995)    $ 1,400    $ 1,431         $ 1,173
Effect of tax-exempt interest income                               (254)      (227)           (231)
Effect of life insurance policy cash surrender value increase       (65)       (75)            (60)
Other items-net                                                       4         21             (47)
                                                                ----------------------------------
                                                                $ 1,085    $ 1,150         $   835
                                                                ==================================

The components of deferred tax assets and liabilities are comprised of the following at December 31 (in thousands):

                                                                 1997     1996
                                                               ----------------
Deferred tax assets:
Allowance for loan losses                                      $  405   $  389
Deferred compensation liability                                   430      392
Pension liability                                                  81       91
Other                                                             132      120
                                                               ----------------
                                                                1,048      992
Deferred tax liabilities:
Net unrealized appreciation on available-for-sale securities       13       10
Mortgage servicing rights                                         111       48
Other                                                              23       11
                                                               ----------------
                                                                  147       69
                                                               ----------------
Net deferred tax asset                                         $  901   $  923
                                                               ================

The Company made income tax payments of $1,130,000 in 1997, $1,245,000 in 1996 and $910,000 in 1995. An allowance against the deferred tax asset was not considered necessary at December 31, 1997, 1996, or 1995.

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

The following table sets forth the plan's funded status and amounts recognized in the Company's balance sheets at December 31 (in thousands):

                                                                                       1997              1996
                                                                                     -------------------------
Actuarial present value of benefit obligation:
   Accumulated benefit obligation, including vested benefits
      of $1,155 in 1997 and $1,070 in 1996                                           $ 1,200           $ 1,101

Projected benefit obligation for service rendered to date                             (1,715)           (1,853)
Plan assets at fair value, primarily certificates of deposit and equity securities     1,856             1,574
                                                                                     -------------------------
Projected benefit obligation less than (in excess of) plan assets                        141              (279)
Unrecognized net gain                                                                   (447)              (71)
Unrecognized transition obligation                                                        21                25
Unrecognized prior service cost                                                           61                73
                                                                                     -------------------------
Accrued pension cost included in other liabilities                                   $  (224)          $  (252)
                                                                                     =========================

Net pension cost included the following components:

                                                     1997          1996     1995
                                                    ----------------------------
Service cost-benefits earned during the period      $ 130         $ 139    $ 125
Interest cost on projected benefit obligation         113           112       97
Actual return on plan assets                         (330)         (195)    (256)
Net amortization and deferral                         205            98      183
                                                    ----------------------------
Net periodic pension cost                           $ 118         $ 154    $ 149
                                                    ============================

1997 Annual Report to Shareholders

NOTE I - RETIREMENT PLANS (CONTINUED)

The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7% for each of the periods and 3.5% in 1997 and 5% in 1996 and 1995.
The expected long term rate of return on plan assets was 8%.

The Company has an employee stock ownership plan (ESOP) for substantially all full-time employees. The Board of Directors determines the Company's contribution level annually. Assets of the plan are held in trust by the Bank and administrative costs ofthe plan are borne by the plan sponsor. Costs charged to operations for contributions to the plan totaled $66,000 in 1997, $71,000 in 1996 and $61,000 in 1995.

As of December 31, 1997 and 1996, the ESOP held 144,082 and 161,594 shares of the Company's stock all of which is allocated to employees. The fair value of the shares held by the ESOP approximated $4,899,000 and $3,555,000 at December 31, 1997 and 1996, respectively. Upon distribution of shares to a participant, the participant has the right to require the Company to purchase shares at their fair value in accordance with terms and conditions of the plan. As such these shares are not classified in shareholders' equity as permanent equity.

As an incentive to retain key members of management and directors, the Bank has a deferred compensation plan whereby participants defer a portion of current compensation. Benefits are based on salary and length of service and are vested as service is provided from the date of participation through age 65. A liability is recorded on a present value basis and discounted at current interest rates. This liability may change depending upon changes in long-term interest rates. Deferred compensation expense was $187,000 in 1997, $176,000 in 1996 and $195,000 in 1995. The liability for vested benefits was $1,264,000 at December 31, 1997 and $1,154,000 at December 31, 1996. The Bank holds life insurance contracts on the plan's participants. The cash surrender value of these policies was $3,725,000 at December 31, 1997 and $3,458,000 at December 31, 1996 and is included in other assets in the accompanying consolidated financial statements.

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

At December 31, 1997, the Bank had commitments under commercial letters of credit, used to facilitate customers' trade transactions, of $136,000 (1996 - $808,000).

Under standby letter of credit agreements, the Bank agrees to honor certain commitments in the event that its customers are unable to do so. At December 31, 1997 commitments under outstanding standby letters of credit were $347,000 (1996
- $203,000).

Loan commitments outstanding to extend credit at December 31 are detailed below:

                                                1997                 1996
                                            -------------------------------
     Fixed rate                             $ 2,539,000         $ 1,892,000
     Variable rate                           20,510,000          24,537,000
                                            -------------------------------
                                            $23,049,000         $26,429,000
                                            ===============================

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

NOTE K - RESTRICTIONS ON TRANSFERS FROM SUBSIDIARY

Banking laws and regulations restrict the amount the Bank may transfer to the Company in the form of cash dividends, loans and advances. In 1998, the Bank is permitted to pay the Company approximately $3,467,000 in addition to 1998 net income as dividends without prior regulatory approval. Substantially all of the remaining net assets of the Bank are restricted from transfer to the Company under Federal Reserve regulations.

                                  Southern Michigan Bancorp, Inc. and Subsidiary

NOTE L - SOUTHERN MICHIGAN BANCORP, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Condensed financial statements of Southern Michigan Bancorp, Inc. follow (in thousands):

Balance Sheets

                                                           December 31
                                                           1997      1996
                                                       ------------------
ASSETS
Cash                                                    $    19   $    21
Investment securities available-for-sale                  3,096     2,571
Investment in subsidiary                                 21,141    19,373
Premises and equipment                                    1,202     1,164
Other                                                       414       365
                                                        -----------------
TOTAL ASSETS                                            $25,872   $23,494
                                                        =================

LIABILITIES AND SHAREHOLDERS' EQUITY
Dividends payable                                       $   383   $   323
Common stock subject to repurchase obligation in ESOP     4,899     3,555
Shareholders' equity                                     20,590    19,616
                                                        -----------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              $25,872   $23,494
                                                        =================

Statements of Income

                                                        Year ended December 31
                                                      1997       1996       1995
                                                   ------------------------------
Dividends from Bank                                $ 1,109    $ 1,001    $   920
Interest income                                        137        113         94
Other income                                           206        205        104
Other expenses                                         (49)       (31)       (40)
                                                   -----------------------------
                                                     1,403      1,288      1,078
Federal income tax expense                             (68)       (98)       (54)
                                                   -----------------------------
                                                     1,335      1,190      1,024
Equity in undistributed net income of subsidiary     1,697      1,868      1,591
                                                   -----------------------------
NET INCOME                                         $ 3,032    $ 3,058    $ 2,615
                                                   =============================


Statements of Cash Flows                                          Year ended December 31
                                                                1997       1996       1995
                                                             -----------------------------
OPERATING ACTIVITIES
Net income                                                   $ 3,032    $ 3,058    $ 2,615
Adjustments to reconcile net income to net
     cash provided by operating activities:
         Equity in undistributed net income of subsidiary     (1,697)    (1,868)    (1,591)
         Amortization of investment security premiums and
           accretion of discounts                                 13         14          4
         Provision for depreciation                               31         29         26
         Other                                                  (146)        34       (125)
                                                             -----------------------------
Net cash provided by operating activities                      1,233      1,267        929








1997 Annual Report to Shareholders

NOTE L - SOUTHERN MICHIGAN BANCORP, INC. (PARENT COMPANY ONLY)
           FINANCIAL INFORMATION (CONTINUED)


Statements of Cash Flows (continued)

                                                                             Year ended December 31

                                                                          1997       1996       1995
                                                                       -----------------------------
INVESTING ACTIVITIES
Proceeds from maturities of investment securities available-for-sale   $   734    $ 2,614    $ 2,443
Proceeds from maturities of investment securities held to maturity           0        780        514
Purchases of investment securities available-for-sale                   (1,248)    (4,110)    (2,224)
Purchases of investment securities held to maturity                         (0)               (1,298)
Purchases of premises and equipment                                        (62)      (116)       (22)
                                                                       -----------------------------
Net cash used in investing activities                                     (576)      (832)      (587)


FINANCING ACTIVITIES
Cash dividends                                                          (1,049)    (1,014)      (763)
Common stock issued                                                        390        575        385
                                                                       -----------------------------
Net cash used in financing activities                                     (659)      (439)      (378)
                                                                       -----------------------------
DECREASE IN CASH                                                            (2)        (4)       (36)
Cash at beginning of year                                                   21         25         61
                                                                       -----------------------------
CASH AT END OF YEAR                                                    $    19    $    21    $    25
                                                                       =============================


NOTE M - FAIR VALUE INFORMATION

FASB Statement 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information aboutfinancial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In caseswhere quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Statement 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements.. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company and represent point-in-time estimates of value that might not be particularly relevant in predicting the Company's future earnings or cash flows.

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

                                  Southern Michigan Bancorp, Inc. and Subsidiary

NOTE M - FAIR VALUE INFORMATION (CONTINUED)


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

     OTHER BORROWINGS: The fair value of the Bank's other borrowings is estimated using discounted cash flows analysis based on the Bank's current incremental borrowing rate for similar types of borrowing arrangements.


The estimated fair values of the Company's financial instruments at December 31 are as follows (in thousands):

                                                                      1997                                        1996
                                                        ------------------------------             -------------------------------
                                                          CARRYING                FAIR                Carrying                Fair
                                                            AMOUNT               VALUE                  Amount               Value
                                                        ------------------------------             -------------------------------
Financial assets:
Cash and cash equivalents                               $   16,848          $   16,848              $   13,520          $   13,520
Federal funds sold                                           4,500               4,500
Investment securities available-for-sale                    12,853              12,853                  24,099              24,099
Investment securities held to maturity                      32,221              32,572                  32,500              32,786
Loans                                                      158,741             158,378                 152,678             152,632

                                                                      1997                                        1996
                                                        ------------------------------             -------------------------------
                                                          CARRYING                FAIR                Carrying                Fair
                                                            AMOUNT               VALUE                  Amount               Value
                                                        ------------------------------             -------------------------------
Financial liabilities:
Deposits                                               $ (207,065)         $ (207,057)             $ (209,467)         $ (209,817)
Other borrowings                                           (3,000)             (3,000)

Unrecognized financial instruments:
Commercial letters of credit                                               $       (3)                                 $      (16)
Standby letters of credit                                                          (7)                                         (4)

1997 Annual Report to Shareholders

NOTE N - REGULATORY MATTERS

The Company and Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, under-capitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The minimum requirements are:
                                 Capital to risk-
                                  weighted assets
                                  ----------------        Tier 1 capital
                                  Total     Tier 1       to average assets
                                  ----------------       -----------------
Well capitalized                  10%           6%             5%
Adequately capitalized             8%           4%             4%
Undercapitalized                   6%           3%             3%

At year end, actual capital levels (in thousands) and minimum required levels were:

                                                                                                              Minimum Required
                                                                                                                   To Be
                                                                                Minimum Required              Well Capitalized
                                                                                  For Capital             Under Prompt Corrective
                                                          Actual                Adequacy Purposes            Action Regulations
                                                   ------------------          ------------------         ---------------------
                                                    Amount      Ratio           Amount      Ratio            Amount      Ratio
                                                   ------------------          ------------------         ---------------------
1997
Total capital (to risk weighted assets)
   Consolidated                                    $25,295      14.3%          $14,143       8.0%           $17,679      10.0%
   Bank                                            $21,002      12.0%          $13,977       8.0%           $17,471      10.0%
Tier 1 capital (to risk weighted assets)
   Consolidated                                    $23,432      13.3%           $7,072       4.0%           $10,607       6.0%
   Bank                                            $19,139      11.0%           $6,988       4.0%           $10,483       6.0%
Tier 1 capital (to average assets)
   Consolidated                                    $23,432      10.1%           $9,250       4.0%           $11,563       5.0%
   Bank                                            $19,139       8.3%           $9,192       4.0%           $11,490       5.0%

1996
Total capital (to risk weighted assets)
   Consolidated                                    $22,731      12.9%          $14,067       8.0%           $17,584      10.0%
   Bank                                            $18,921      10.9%          $13,909       8.0%           $17,386      10.0%
Tier 1 capital (to risk weighted assets)
   Consolidated                                    $20,917      11.9%           $7,034       4.0%           $10,550       6.0%
   Bank                                            $17,107       9.8%           $6,954       4.0%           $10,431       6.0%
Tier 1 capital (to average assets)
   Consolidated                                    $20,917       9.9%           $8,423       4.0%           $10,529       5.0%
   Bank                                            $17,107       8.2%           $8,304       4.0%           $10,379       5.0%



The Company and Bank at year-end 1997 and 1996 were categorized as well capitalized.

                                  Southern Michigan Bancorp, Inc. and Subsidiary

REPORT OF INDEPENDENT AUDITORS


                              [Crowe Chizek Logo]


Shareholders and Board of Directors
Southern Michigan Bancorp, Inc.
Coldwater, Michigan



We have audited the accompanying consolidated balance sheets of Southern Michigan Bancorp, Inc. as of December 31, 1997 and 1996 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Michigan Bancorp, Inc. as of December 31, l997 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.









                                                  Crowe, Chizek and Company LLP

                                                  Crowe, Chizek and Company LLP

Grand Rapids, Michigan
February 2, 1998

1997 Annual Report to Shareholders