Form 10-K405, Exhibit 13
period 1998-12-31
SOUTHERN MICHIGAN BANCORP INC
filed 1999-03-30
CIK 703699

                                                                      EXHIBIT 13

                                      1998

                                       -

                                     ANNUAL

                                       -

                                     REPORT

                                    [PHOTOS]

                                    SOUTHERN

                                       -

                                    MICHIGAN

                                       -

                                 BANCORP, INC.

                                  RETIREMENTS

Southern Michigan Bank & Trust had two long-time employees retire in 1998. Jerry
L. Towns, chairman and CEO, retired 26 years with SMB&T, and Jane Gillette retired after 20 years in the data processing department at SMB&T.

[Jerry Towns photo]

Jerry Towns, whose banking career began in 1958 in Toledo, Ohio and featured a stop in Chicago before he became a fixture in Coldwater beginning in 1972, announced his intention to retire from day-to-day banking, effective Dec. 31.

Jerry joined Southern Michigan Bank & Trust as a vice president in the commercial lending department in 1972. He subsequently served six years as executive vice president before becoming president in 1979. For the past 15 years he has been chairman & CEO of Southern Michigan Bancorp. After his retirement, Jerry will continue to serve as the holding company's board chairman.

A native of nearby Hillsdale and a 1948 graduate of Hillsdale College, Jerry served two years in the U.S. Marine Corp. He is a 1964 graduate of the Graduate School of Banking at the University of Wisconsin.

Active in banking trade association matters for much of his career, Jerry holds the distinction of being the only banker to serve two terms (1987-89) as president of the Michigan Association of Community Bankers. He also served as state director to the IBAA, was active in the Ohio Bankers Association and has held committee assignments with the ABA. Beginning in 1982, he moved through the chairs of elected office in the MACB, concluding with the two terms as that association's president. On two separate occasions, Jerry served as a member of the MBA's executive and legislative committees in Lansing.

He has been active in community organizations such as the Rotary, the Coldwater Industrial Growth Corp., the local Chamber of Commerce, the Branch County Economic Growth Alliance and the Branch County Community Foundation. Many of these responsibilities have been passed along to others. He remains on the board of the Kellogg Community College Foundation of Battle Creek.

Jerry, an avid golfer, plans to play golf "at least four times per week" now that he is retired. He will spend winters in Florida and the remainder of the year here in Coldwater.

[Jane Gillette photo]

Jane Gillette, a dedicated employee for 20 years, also retired on December 31, 1998. In her 20 years, Jane missed only one day of work due to illness. She was always helpful, cheerful and able to get to the bottom of a problem and solve it. One word describes Jane, "stic-to-it-tiveness."

Jane went to college to study data processing, a field she worked in all of her working years.

Married to Carl for 42 years this May, Jane has 3 sons, one daughter and 12 grandchildren. During her retirement she intends to pursue her hobby of gardening, enjoy her grandchildren and her mother with whom she was recently reunited.

Southern Michigan Bank & Trust will miss both Jerry and Jane tremendously and wish them both all the best for many happy retirement years.

TABLE OF CONTENTS



SELECTED FINANCIAL DATA                                               2
FIVE YEAR FINANCIAL PERFORMANCE                                       3
LETTER TO SHAREHOLDERS                                                4
MANAGEMENT'S REPORT                                                   5
MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL INFORMATION                12
CONSOLIDATED BALANCE SHEETS                                          13
CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY                      14
CONSOLIDATED STATEMENTS OF INCOME                                    15
CONSOLIDATED STATEMENTS OF CASH FLOWS                                16
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                           17
REPORT OF INDEPENDENT AUDITORS                                       29
BOARD OF DIRECTORS AND STRATEGIC MANAGEMENT TEAM                     30
OFFICERS                                                             31
EMPLOYEES                                                            32








FACTS ABOUT SOUTHERN MICHIGAN BANCORP, INC. STOCK
Registrar and Transfer Company acts as transfer agent for the Company's stock. For information concerning the transfer of the Company's stock, call Ms. Pamela Green, Corporate Relations, at (800) 456-0596, extension 2510.

The Coldwater, Michigan office of Hilliard Lyons "makes the market" for the Company's stock. For more information call (517) 278-4333 or (800) 211-5257.

Southern Michigan Bancorp, Inc. provides an automatic dividend reinvestment plan that allows shareholders to increase their holdings without brokerage fees. For more information call Mr. Nick Giancaspro of Registrar and Transfer Company at
(800) 456-0596, extension 2526.

ANNUAL MEETING
The Annual Meeting of Southern Michigan Bancorp, Inc. will be held on April 19, 1999 at 4:00 p.m. at Southern Michigan Bank & Trust, 51 W. Pearl Street, Coldwater, Michigan.

10-K INFORMATION
To order Form 10-K, the Annual Report for 1998 to the Securities and Exchange Commission, address request to Southern Michigan Bancorp, Inc., 51 West Pearl Street, Coldwater, Michigan 49036, Attention: Secretary.

SELECTED FINANCIAL DATA


                                                           Year Ended December  31
                                            1998         1997       1996        1995         1994
                                          ---------------------------------------------------------
                                                  (In thousands, except per share amounts)
Total interest income                     $ 19,446    $ 18,669    $ 16,787    $ 15,476    $ 12,680
Net interest income                         11,414      11,226      10,183       9,096       7,738
Provision for loan losses                      600         460         267         222         180
Net income                                   3,549       3,032       3,058       2,615       2,018
Per share data:
   Basic and diluted earnings per share       1.87        1.59        1.62        1.41        1.11
   Cash dividends                              .67         .58         .53         .50         .38
Balance sheet data:
   Long-term borrowings                      5,000       3,000           0           0           0
   Capital note                                  0           0           0       1,000       1,000
   Common stock subject to repurchase        6,029       4,899       3,555       2,232       1,464
   Equity                                   19,933      20,590      19,616      18,497      16,855
   Total assets                            266,851     238,531     235,562     209,977     195,625
Return on average assets                     1.42%       1.30%       1.45%       1.31%       1.11%
Return on average equity                    17.48%      14.96%      16.09%      14.64%      12.36%

COMMON STOCK MARKET PRICES AND DIVIDENDS
The Company's common stock, for which there is no established public trading market, is traded infrequently in the local over-the-counter market. Market prices are based on information provided by an established securities dealer. There were 465 shareholders of record at December 31, 1998.

High and low market prices and dividends for the last two years were:

                                1998                               1997
                  --------------------------------   ---------------------------------
                      MARKET PRICE         CASH          Market Price         Cash
                     -------------       DIVIDENDS   --------------------    Dividends
                  HIGH BID    LOW BID    DECLARED    High Bid     Low Bid    Declared
Quarter Ended
--------------------------------------------------------------------------------------
March 31          $42.00      $34.00      $ .15       $23.50      $21.50      $ .12
June 30            51.25       41.25        .15        24.63       22.50        .13
September 30       45.00       41.25        .16        28.00       24.13        .13
December 31        42.00       32.75        .21        34.00       28.00        .20

There are restrictions that currently limit the Company's ability to pay cash dividends. Information regarding dividend payment restrictions is described in Note K to the consolidated financial statements for the year ended December 31, 1998.

All per share amounts have been adjusted for a 1997 stock split effected in the form of a 100% stock dividend, and a 2 for 1 stock split in 1995.

                                  Southern Michigan Bancorp, Inc. and Subsidiary

FIVE YEAR FINANCIAL PERFORMANCE


Net income and dividends per share

                                  [LINE GRAPH]
                             [PLOT POINTS TO COME]

Per share amounts have been adjusted for a 2 for 1 stock split in 1995 and a 1997 stock split effected in the form of a 100% stock dividend.


Return on assets
(net income divided by average assets)

                                  [LINE GRAPH]
                             [PLOT POINTS TO COME]

Return on assets is a standard measure of financial performance in the banking industry.


Net interest margin
(fully taxable equivalent basis)

                                  [LINE GRAPH]
                             [PLOT POINTS TO COME]

Net interest margin is the difference between the yield on earning assets and the interest cost of funding those assets.


Capital ratios
(at year end)

                                  [LINE GRAPH]
                             [PLOT POINTS TO COME]

Capital as a percentage of risk-weighted assets indicates the Company's ability to continue growing while ensuring that it has resources to absorb the risk inherent in the business.


Ratio of average equity to average assets

                                  [LINE GRAPH]
                             [PLOT POINTS TO COME]

Average equity to average assets measures the extent to which the shareholders' investment has been leveraged.

1998 Annual Report to Shareholders

LETTER TO SHAREHOLDERS


To Our Shareholders:

Last year we told you that "every organization that is committed to growth and independence must, first of all, be prepared and willing to adapt to change".

Southern Michigan Bancorp seized the opportunity, provided by years of increasing profits, to invest in changes that will greatly strengthen long-term shareholder value.

As you read the 1998 Annual Report of Southern Michigan Bancorp, Inc. you will see that the investment in change made in 1997 already is starting to bear fruit. You will note, for example, that we had substantial growth in 1998 to go along with record profits. These changes will continue to strengthen long-term shareholder value.


                 [PHOTO OF JERRY L. TOWNS & JAMES T. GROHALSKI]


The opening of our new Hillsdale branch office was a very exciting event that took place in the fourth quarter. This new facility serves as a prototype of the financial services office that we will open in the future. The "centers" within are available for customers to receive advice and assistance in obtaining mortgages, financial services for business, and non-deposit investment products, such as stocks, bonds and mutual funds. The office also is uniquely equipped and staffed to handle traditional banking transactions, such as teller services, drive-through banking and ATM's.

Almost everyone that we talked to lately has had some concerns about the Year 2000 problem, or Y2K, and how Southern Michigan Bank & Trust is addressing the problem.

Before we address that concern, a short definition of the Y2K is required. Simply put, computers cannot tell the difference between the year 1900 and 2000. Initially, programmers dropped off the first two digits of the 19XX year in order to save memory space in the computer. Consequently, the year 2000 might be read as 1900.

How is Southern Michigan Bank & Trust addressing the problem? All computers and software the Bank utilizes are purchased from third party vendors. What does this mean? The Bank continuously monitors our vendors for their progress towards Y2K compliance. This process will continue until we receive certification from each critical hardware and software provider. Initial communication with these vendors has not resulted in any Y2K concerns.

We began testing procedures on all hardware and software used by the Bank months ago. This was done to determine past and current Y2K conditions and to validate the statements made by our third party vendors. While this is going on, alternate vendors will be contacted as part of our overall contingency plan and these vendors will be asked for their Y2K compliance plans, as well.

Be assured that Southern Michigan Bank & Trust is doing everything possible to address all questions concerning the Y2K problem. We are confident that the transition to the Year 2000 will be a smooth one for our customers and shareholders alike.

Creating profit and increasing shareholder value will continue to be our goal as we approach the new Millennium.


/s/ Jerry L. Towns                        /s/ James T. Grohalski

Jerry L. Towns                            James T. Grohalski
Chairman                                  President & C.E.O.

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

The Company uses its funds primarily to support its lending activities. Loans increased by 2.9% in 1998 and 4.0% in 1997. Commercial loans increased by 10.3% in 1998 as local businesses expanded and took advantage of lower interest rates. Installment loans declined as the result of competition from both financial and non-financial companies which offer borrowers other low cost financing options. The real estate mortgage portfolio increased primarily due to the offering of competitive home equity products. The Bank's real estate mortgage loan sales to the secondary market continued to increase in 1998. Gains of $1,085,000 (after the capitalization of mortgage servicing rights) were recognized in 1998 and gains of $550,000 were recognized in 1997. There were no loans held for sale at December 31, 1998. The real estate portfolio largely consists of residential mortgages within the local area with a low risk of loss. The Bank anticipates that the sale of loans in the secondary market will continue to increase subject to the impact of economic factors and levels of interest rates.

The loan growth in 1997 occurred in all loan categories and is the result of continued good economic conditions within the Company's market area. Despite a significant increase in secondary market loan sales, the Bank's mortgage portfolio increased in 1997 due to the offering of some attractive adjustable rate mortgage products and the Bank's continued efforts to become a market leader in the consumer lending area.

Loan commitments, consisting of unused credit card and home equity lines, available amounts on revolving lines of credit and other approved loans which have not been funded, were $31,175,000 and $23,049,000 at December 31, 1998 and 1997, respectively. All of these commitments, with the exception of unused credit cards ($1,616,000 in 1998 and $2,539,000 in 1997), are priced at a variable interest rate thus minimizing the Bank's risk in a changing interest rate environment.

There were no significant concentrations in any loan category as to borrower, industry or location.

Another significant use of funds is the investment securities portfolio. Investments increased by 50.6% in 1998 and decreased by 20.4% in 1997. The 1998 increase is the result of a significant increase in deposits. The funds received from maturing investments were used to fund the 1997 loan growth since the Bank was not able to fund this growth with deposits.

The available for sale portfolio had net unrealized gains of $394,000 in 1998 and $39,000 in 1997. Net unrealized gains in the investment portfolio classified as held to maturity totaled $937,000 in 1998 and $351,000 in 1997. It is the Company's intent to hold these investment securities to maturity with the available for sale securities being available to sell should the Company require additional liquidity. There is no concentration of investments in the portfolio which would constitute an unusual risk.

Deposits traditionally represent the Company's principal source of funds. Total deposits increased 12.7% in 1998 and decreased 1.1% in 1997. A complete overhaul of the Bank's personal checking accounts at the beginning of 1998 allowed the Bank to increase the number of deposit accounts. The Bank experienced an increase not only in demand deposit accounts, but in other deposit accounts as well as customers opening secondary accounts to supplement their new checking accounts. The 1997 decrease is the result of the maturing of short-term municipal and school deposits that were acquired late in 1996.

Attracting and keeping traditional deposit relationships will continue to be a challenge for the Bank, particularly with the increased competition from non-deposit products. In order to have an alternate funding source, the Bank obtained a $3,000,000 putable advance from the Federal Home Loan Bank (FHLB) in December 1997. This advance carries a five year maturity and is secured by a blanket collateral agreement with the FHLB giving the FHLB an unperfected security interest in the Bank's one-to-four family whole mortgage loans, government and agency securities and highly rated mortgage-backed securities. The Bank obtained an additional $2,000,000 advance in February 1998. FHLB advances have been a less expensive way to obtain longer term funds rather than paying a premium for long term deposits.

Premises and equipment increased by 25.9% in 1998 and 6.9% in 1997. The Bank opened a new branch office in Hillsdale in October 1998 at an approximate cost of $2,000,000. The Bank made this significant investment because of the growth potential in Hillsdale. The 1997 increase was due to the continued upgrading of the Bank's technology.

CAPITAL RESOURCES

The Company maintains a strong capital base to take advantage of business opportunities while ensuring that it has resources to absorb the risk inherent in the business.

1998 Annual Report to Shareholders

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

Regulatory agencies have determined that the capital component created by the adoption of Financial Accounting Standards Board (FASB) Statement No. 115 should not be included in Tier 1 capital. As such, the net unrealized appreciation or depreciation on available-for-sale securities is not included in the ratios listed in Note N to the financial statements. The ratios include the common stock subject to repurchase obligation in the Company's employee stock ownership plan (ESOP). As seen in Note N, the Company exceeds the well capitalized requirements.

In addition to these regulatory requirements, a certain level of capital growth must be achieved to maintain appropriate levels of equity to total assets. During 1998 and 1997, total average assets grew 7.2% and 10.8%. At the same time, average equity (including common stock held by the ESOP) increased 5.2% in 1998 and 11.9% in 1997. Equity grew at a lower level than assets in 1998 because of the repurchase and retirement of 51,079 shares of common stock. Future growth opportunities will focus on maintaining the existing customer base and growing within the Calhoun and Hillsdale county markets.

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

Maturing loans and investment securities are the principal sources of asset liquidity. Securities maturing or callable within 1 year were $29,286,000 at December 31, 1998 representing 43.4% of the amortized cost of the investment securities portfolio, an increase from the 30.4% level of 1997. Loans maturing within 1 year were $37,963,000 at December 31, 1998 representing 23.2% of the loan portfolio, a slight increase from the 20.6% level of 1997.

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

During the year ended December 31, 1998, there was a net decrease in cash and cash equivalents of $620,000. The major source of cash in 1998 was the increase in deposits. The major use of cash in 1998 was the purchase of investment securities.

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

Interest rate risk arises when the maturity or repricing characteristics of assets differ significantly from the maturity or the repricing characteristics of liabilities. Accepting this risk can be an important source of profitability and shareholder value, however excessive levels of interest rate risk could pose a significant threat to the Company's earnings and capital base. Accordingly, effective risk management that maintains interest rate risk at prudent levels is essential to the Company's safety and soundness.

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

The following table shows the interest sensitivity gaps for five different time intervals as of December 31, 1998:

                                 0-30     31-90      91-365      1-5      Over 5
                                 Days      Days       Days      Years     Years
                               -------------------------------------------------
Interest-earning assets        $61,675   $  9,101    $54,303   $88,058   $24,670
Interest-bearing liabilities    51,976     81,005     39,236    31,366
                               -------------------------------------------------
Interest sensitivity gap       $ 9,699   $(71,904)   $15,067   $56,692   $24,670
                               =================================================

The primary interest sensitive assets in the one year repricing range are commercial loans and adjustable rate mortgage loans. The primary interest sensitive liabilities in the one year repricing range are money market investment accounts, certificates of deposit and interest bearing checking accounts. This analysis indicates that growth in rate sensitive liabilities has outpaced the growth in rate sensitive assets in the one year range. This has occurred primarily as a result of the inclusion of interest bearing checking accounts and savings accounts in a repricing period of one year or less as these accounts have become rate sensitive as interest rates have fluctuated. The long-term interest sensitivity gap indicates that the Company's net interest margin would improve with an increase in interest rates and decline with further declines in interest rates. Trying to minimize the interest sensitivity gap is a continual challenge in a changing rate environment and one of the objectives of the Company's asset/liability strategy.

RESULTS OF OPERATIONS

Net interest income is an effective measurement of how well management has balanced the Company's interest rate sensitive assets and liabilities. Net interest income increased by 1.7% in 1998, 10.2% in 1997 and 12.0% in 1996. The 1998 increase is due to the reinvestment of funds held in overnight federal funds accounts into higher yielding investment securities. The 1997 and 1996 net interest income increased as a result of the reinvestment of funds received from maturing investment securities into the higher yielding loan portfolio, along with the stability of the Company's cost of funds.

The uncertain economic environment and potential fluctuations in interest rates are expected to continue to impact the Company and the industry in 1999. Depending on these interest rate fluctuations, there may be market pressure to raise deposit rates in 1999 and to lower loan rates. The Company monitors deposit rates on a weekly basis and adjusts deposit rates as the market dictates. Loan rates are subject to change as the national prime rate changes and are also influenced by competitor's rates. An increase in deposit rates occurring at the same time as loan rates decrease would cause the Company's net interest income to decline.

The provision for loan losses is based on an analysis of the required additions to the allowance for loan losses. The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses in the loan portfolio. Some factors considered by management in determining the level at which the allowance is maintained include specific credit reviews, past loan loss experience, current economic conditions and trends, results of examinations by regulatory agencies and the volume, growth and composition of the loan portfolio.

The provision for loan losses was $600,000 in 1998, $460,000 in 1997 and $267,000 in 1996. The 1998 provision was increased to provide for increased charge-offs and delinquencies, primarily as a result of increased customer bankruptcies. The 1997 provision was increased to provide for loan growth and the increase in charge-offs and delinquencies. Several customers, including a large commercial borrower, declared bankruptcy, during 1997 resulting in increased charge-offs. Net charge-offs were $431,000 in 1998, $411,000 in 1997 and $62,000 in 1996. The provision in 1996 was increased to provide for significant loan growth. It is anticipated that the Company will continue to experience higher than normal losses in 1999 . The provision will be adjusted quarterly, if necessary, to reflect actual charge-off experience and any known future losses.

Non-interest income, excluding security gains and losses, increased by 30.2% in 1998, 15.2% in 1997 and 28.8% in 1996. The 1998 increase is due to increased service charge income, increased gains recognized on the sale of secondary market real estate mortgage loans and increased income from the Bank's automatic teller machines (ATMs). The Bank increased its deposit base by 12.7% in 1998 and generated additional service charges as a result of the growth. In order to reduce the risk associated with changing interest rates, the Bank regularly sells fixed rate real estate mortgage loans on the secondary market. The Bank recognizes a profit at the

1998 Annual Report to Shareholders

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


time of the sale and receives a fee in order to service the loans. During this period of relatively low interest rates, the Bank has generated large volumes of fixed rate mortgage loans. During 1998, the Bank began assessing a fee to noncustomers who use the Bank's ATMs and thus increased fees generated.

The 1997 increase is due to increased service charges on deposit accounts as a result of the additional deposits purchased in connection with the acquisition of two branches late in 1996, increased gains recognized on the sale of secondary market real estate mortgage loans in 1997 due to an increase in activity, increased fees from the sale of non-depository investment products in 1997 due to an increase in activity and unrecognized losses on real estate mortgage loans held for sale recorded in 1996. These increases were partially offset by a decline in trust income due to a decline in trust assets and a decline in earnings on Bank owned life insurance policies due to an increase in premium payments.

The increase in 1996 was due to an increase in trust income, as a result of increased trust assets, increased secondary market gains due to an increase in activity and the capitalization of mortgage servicing rights, increased earnings in Bank-owned life insurance policies and increased rental income. These increases were partially offset by a $61,000 unrealized loss on $1,200,000 in real estate mortgage loans previously classified as held for sale and transferred to the Bank's loan portfolio. This loss will be amortized through the maturity dates of the loans.

Security gains of $0 in 1998, $5,000 in 1997 and $10,000 in 1996 were recognized.

Non-interest expense increased by 1.8% in 1998, 16.0% in 1997 and 10.6% in 1996. The primary expense categories that increased in 1998 were occupancy, equipment and marketing. Occupancy and equipment costs increased as a result of the opening or the new Hillsdale branch and continued upgrades to the Bank's technology base. Marketing expenditures increased as the Bank revamped its checking account products.

The 1997 increase is due to additional personnel costs, occupancy costs, marketing and advertising expenditures, training costs and intangible asset amortization as a result of the acquisition of two branches late in 1996. Trust department expenses also increased in 1997 as professional consultants and new trust administrators were added in order to increase the trust department's market share. Equipment costs increased in 1997 as the Company invested in significant technological upgrades.

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

Income tax expense was $1,185,000 in 1998, $1,085,000 in 1997 and $1,150,000 in
1996. Tax-exempt income continues to have a major impact on the Company's tax expense. The benefit offsetting lower coupon rates on municipal instruments is the nontaxable feature of the income earned on such instruments. This resulted in a lower effective tax rate and reduced federal income tax expense by approximately $350,000 in 1998, $254,000 in 1997 and $227,000 in 1996.

Results of operations can be measured by various ratio analyses. Two widely recognized performance indicators are the return on equity and the return on assets. The Company's return on equity was 17.48% in 1998, 14.96% in 1997 and 16.09% in 1996. The return on average assets was 1.42% in 1998, 1.30% in 1997 and 1.45% in 1996.

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

YEAR 2000

The Company has developed a plan to assess Year 2000 issues. The concern is whether or not computers, elevators, telephone systems and other electronic items will recognize the Year 2000 as a valid date. For banks, this is a concern not only for the bank's operations, but for those of their customers and vendors. As part of the Year 2000 plan, the Company has identified all critical business processes and established a priority schedule for assessment of each process.

                                  Southern Michigan Bancorp, Inc. and Subsidiary

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


The first step in the plan is the testing of the Company's critical hardware systems to verify that the systems are Year 2000 compliant. The critical hardware systems include the mainframe computer system and some personal computers. The testing of all critical hardware will be completed by March 31, 1999.

The next step in the Company's plan is to perform testing on all critical software. The Company has no software that is internally programmed; all software is purchased from external vendors. The Company has implemented a verification process to establish that critical software purchased from software vendors is Year 2000 compliant. Critical software includes mainframe operating software, trust systems, Microsoft operating systems and systems providing connectivity of network hardware. The testing of critical software will be substantially completed by March 31, 1999.

As part of its Year 2000 plan, the Company has initiated formal communications with its critical service providers to determine the extent to which the Company is vulnerable to any failure of those third parties to remedy their own Year 2000 issues. Critical service providers include phone companies and energy providers. This review of service providers will be completed by June 30, 1999. There can be no assurance that the systems of other companies on which the Company's systems rely will be remedied in a timely manner or that there will be no adverse effect on the Company's systems. Therefore, the Company could be negatively impacted to the extent that other entities not affiliated with the Company are unsuccessful in properly addressing Year 2000 issues.

A key step in the Company's Year 2000 plan is the development of a Remediation Contingency Plan to mitigate risks associated with a failure to successfully complete renovation, validation and implementation of the Company's Year 2000 plan. The Remediation Contingency Plan will provide for alternate service providers and software vendors in the event that the Company's current service providers and software vendors are not fully Year 2000 compliant by March 31, 1999, in the case of software vendors, and June 30, 1999, in the case of service providers. The Remediation Contingency Plan will be developed by mid March 1999. Also by June 30, 1999, the Company will have in place an expanded Business Resumption Plan. This Plan will be an addition to the Company's current Business Resumption Plan and will specifically address Year 2000 issues and the interruption of the Company's business operations by such things as a power outage. The Business Resumption Plan will include the identification of the Company's core business processes and a specific recovery plan for the possible failure of each core business process. A sustained power outage or similar disruption will have an adverse effect on the Company's operations; however, management is not aware of any facts which would indicate that such disruptions are likely.

Another important step in the Company's Year 2000 plan is the identification of all significant customers whose own Year 2000 compliance status may pose a risk to the Company. As part of this step, the Company will determine the actions these customers are taking to avoid significant disruptions that could result from the Year 2000 date change. This step will be completed by mid March 1999.

The Company's Board of Directors reviews the status of the Year 2000 issues on a monthly basis. The Company will incur remediation and testing costs relating to Year 2000 issues through the Year 2000, but does not anticipate that material incremental costs will be incurred in any single period. The costs of the project and the date on which the Company plans to complete Year 2000 modifications are based upon management's best estimates.

The Company has been engaged in activities addressing Year 2000 issues since mid 1997. In January, 1999, the Bank entered into discussions with the Federal Deposit Insurance Corporation ("FDIC") regarding the Bank's Year 2000 preparedness. As a result of such discussions, the Board of Directors entered into an agreement with the FDIC describing certain actions to be taken by the Bank to address Year 2000 issues. The Company is actively pursuing all such actions (which actions are summarized above) and anticipates that it will complete all such actions in a timely manner.

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

1998 Annual Report to Shareholders

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


The following table sets forth the aggregate amount of nonperforming loans in each of the following categories:

                                                       December 31
                                                 1998      1997     1996
                                                -------------------------
                                                  (Dollars in thousands)
Nonaccrual loans:
  Commercial, financial and agricultural        $  343    $1,026    $448
  Real estate mortgage                               0         0       0
  Installment                                        0        61       2
                                                -------------------------
                                                   343     1,087     450
Loans contractually past due 90 days or more:
  Commercial, financial and agricultural        $  807    $1,067      82
  Real estate mortgage                             161       630     129
  Installment                                      120       966     165
                                                -------------------------
                                                 1,088     2,663     376
                                                -------------------------
Total nonperforming loans                        1,431     3,750     826
Other real estate owned                            166       103      76
                                                -------------------------
Total nonperforming assets                      $1,597    $3,853    $902
                                                =========================
Nonperforming loans to year-end loans             .88%     2.36%    .54%
Nonperforming assets to year-end loans
  and other real estate owned                     .98%     2.43%    .59%

Nonperforming loans decreased in 1998 as some of 1997's problem loans were charged off and the Company accelerated its collection activities. Some increase in nonperforming loans was expected in 1997 due to the significant loan growth that occurred in recent years. Customers experienced heavier debt loads due to the ease of obtaining credit and this is resulted in an increase in bankruptcy filings and delinquencies. Nonperforming loans are subject to continuous monitoring by management and are specifically reserved for in the allowance for loan losses where appropriate.

At December 31, 1998, the Company had approximately $3,931,000 in commercial, financial and agricultural loans for which payments are presently current but the borrowers are experiencing certain financial and/or operational difficulties. These loans are subject to frequent management review and their classification is reviewed on a monthly basis.

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

REGULATORY MATTERS

Representatives of the FDIC completed an examination at the Company's subsidiary bank using financial information as of December 31, 1997. The purpose of the examination was to determine the safety and soundness of the bank.

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

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company's primary market risk exposure is interest rate risk and to a lesser extent liquidity risk. See Liquidity and Interest Rate Sensitivity, above. Business is transacted in U.S. dollars with no foreign exchange rate risk or any exposure to changes in commodity prices.

The following tables provide information about the Company's financial instruments that are sensitive to changes in interest rates as of December 31, 1998 and 1997. The Company had no derivative financial instruments, or trading portfolio, at either date.

                                  Southern Michigan Bancorp, Inc. and Subsidiary

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


The expected maturity date values for loans receivable, mortgage-backed securities and investment securities were calculated without adjusting the instrument's contractual maturity date for expectations of prepayments. Expected maturity date values for interest-bearing core deposits were not based upon estimates of the period over which the deposits would be outstanding, but rather the opportunity for repricing. Similarly, with respect to its variable rate instruments, the Company believes that repricing dates, as opposed to expected maturity dates may be more relevant in analyzing the value of such instruments and are reported as such in the following table. Company borrowings are also reported based on conversion or repricing dates.

                                                           Principal Amount Maturing in:                                 Fair Value
                                     -----------------------------------------------------------------------------------------------
                                       1999        2000         2001        2002        2003     Thereafter    Total     12/31/98
                                     -----------------------------------------------------------------------------------------------
                                                                      (Dollars in thousands)
Rate sensitive assets:
   Fixed interest rate loans         $  9,887    $  6,679     $  8,478    $ 10,259    $ 11,483    $ 11,582   $ 58,368    $ 58,653
      Average interest rate            10.81%       9.98%       10.25%      10.50%       9.79%       9.01%     10.02%
   Variable interest rate loans        28,076       1,848        3,728       3,032       5,541      62,710    104,935     104,935
      Average interest rate             8.75%       8.63%        8.65%       8.79%       9.00%       8.72%      8.70%
   Fixed interest rate securities      21,933      11,304        7,962       5,327       2,971      18,397     67,894      68,831
      Average interest rate             4.71%       4.62%        4.59%       4.64%       4.58%       4.71%      4.60%
   Other interest bearing assets        6,610                                                                   6,610       6,610
      Average interest rate             4.84%                                                                   4.84%

Rate sensitive liabilities:
   Interest bearing demand deposits    79,255                                                                  79,255      79,255
      Average interest rate             3.05%                                                                   3.05%
   Savings deposits                    37,037       2,825        1,282         235       4,289          0      45,668      46,704
      Average interest rate             2.30%       5.81%        5.72%       5.65%       5.60%                  3.30%
   Time deposits                       55,925      10,774        5,164       1,797           0          0      73,660      74,201
      Average interest rate             5.46%       4.83%        4.74%       4.81%                              4.97%
   Fixed interest rate borrowings                                                        5,000                  5,000       5,000
      Average interest rate                                                              5.47%                  5.47%

                                                         Principal Amount Maturing in:                                    Fair Value
                                     -----------------------------------------------------------------------------------------------
                                        1998        1999         2000        2001        2002     Thereafter    Total      12/31/97
                                     -----------------------------------------------------------------------------------------------
                                                                      (Dollars in thousands)
Rate sensitive assets:
   Fixed interest rate loans          $20,230     $12,383       $9,288      $7,163      $4,843      $4,414     $58,321     $57,958
      Average interest rate             9.88%      10.03%       10.15%      10.18%      10.23%      10.04%      10.09%
   Variable interest rate loans        12,543         564          449       9,443      11,029      66,392     100,420     100,420
      Average interest rate             9.17%       9.28%        9.59%       9.55%       9.63%       9.87%       9.52%
   Fixed interest rate securities      13,490      13,919        7,107       3,448       2,738       4,372      45,074      45,425
      Average interest rate             5.85%       5.72%        5.98%       6.50%       4.98%       6.19%       5.75%
   Other interest bearing assets        4,500                                                                    4,500       4,500
      Average interest rate             5.43%                                                                    5.43%

Rate sensitive liabilities:
   Interest bearing demand deposits    67,032                                                                   67,032      67,032
      Average interest rate             3.39%                                                                    3.39%
   Savings deposits                    34,416       5,332        2,174       1,330         140                  43,392      43,397
      Average interest rate             2.78%       5.89%        5.58%       5.31%       5.74%                   3.41%
   Time deposits                       51,701       7,802        5,481         683          12          39      65,718      65,705
      Average interest rate             5.43%       5.66%        5.72%       5.70%       5.70%       5.70%       5.46%
   Fixed interest rate borrowings                                            3,000                               3,000       3,000
      Average interest rate                                                  5.71%                               5.71%

1998 Annual Report to Shareholders

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

Management monitors the effectiveness of and compliance with established control systems through a continuous program of internal audit and credit examinations and recommends possible improvements thereto. In addition, as part of their audit of the Company's financial statements, Crowe, Chizek and Company LLP, independent auditors, completed an evaluation of selected internal accounting controls to establish a basis for reliance thereon in determining the nature, timing, and extent of audit tests to be applied. Management has considered the recommendations from the examination of controls concerning the Company's system of internal controls and has taken actions that we believe are cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that, as of December 31, 1998, the Company's system of internal controls is adequate to accomplish the objectives discussed herein. Further, management believes the system of controls has prevented or detected on a timely basis any occurrences that could be material to the financial statements and that timely corrective actions have been initiated when appropriate.

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


/s/ Jerry L. Towns                      /s/ James T. Grohalski

Jerry L. Towns                          James T. Grohalski
Chairman                                President & C.E.O.

                                  Southern Michigan Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

                                                                                         December 31
                                                                                      1998           1997
                                                                                      ----           ----
ASSETS                                                                                  (In thousands)
Cash                                                                                $  3,021       $  3,057
Due from banks                                                                        13,207         13,791
                                                                                    --------       --------
   Cash and cash equivalents                                                          16,228         16,848
Federal funds sold                                                                     4,000          4,500
Investment securities available for sale                                              36,138         12,853
Investment securities held to maturity
   (fair value of $32,693 in 1998 and $32,572 in 1997)                                31,756         32,221
Loans, net                                                                           161,277        156,878
Premises and equipment                                                                 7,036          5,588
Other assets                                                                          10,416          9,643
                                                                                    --------       --------
TOTAL ASSETS                                                                        $266,851       $238,531
                                                                                    ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
   Non-interest bearing                                                             $ 34,778       $ 30,923
   Interest bearing                                                                  198,583        176,142
                                                                                    --------       --------
Total deposits                                                                       233,361        207,065
Accounts payable and other liabilities                                                 2,528          2,977
Other borrowings                                                                       5,000          3,000
                                                                                    --------       --------
TOTAL LIABILITIES                                                                    240,889        213,042

Common stock subject to repurchase obligation in ESOP                                  6,029          4,899

Shareholders' equity:
Preferred stock, 100,000 shares authorized; none issued or outstanding
Common stock, $2.50 par value:
   Authorized - 4,000,000 shares
   Issued - 1,872,677 shares (1,916,921 in 1997)
   Outstanding - 1,721,950 shares (1,772,839 in 1997)                                  4,305          4,432
Capital surplus                                                                        3,863          1,914
Retained earnings                                                                     11,505         14,218
Net unrealized gain on available-for-sale
   securities, net of tax of $134 in 1998 and $13 in 1997                                260             26
                                                                                    --------       --------
TOTAL SHAREHOLDERS' EQUITY                                                            19,933         20,590
                                                                                    --------       --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                          $266,851       $238,531
                                                                                    ========       ========


See accompanying notes.

1998 Annual Report to Shareholders

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


In thousands

                                                                                                  Net Unrealized
                                                                                                     Gain (Loss)
                                                                                                   On Available-
                                                    Common          Capital          Retained           For-Sale
                                                     Stock          Surplus          Earnings         Securities             TOTAL
                                                     -----          -------          --------         ----------             -----
BALANCE AT JANUARY 1, 1996                       $   2,145        $   3,511         $  12,630           $    211         $  18,497

Net income for 1996                                                                     3,058                                3,058
Cash dividends declared - $.53 per share                                               (1,001)                              (1,001)
Common stock issued under
   dividend reinvestment plan (14,146 shares)           35              440                                                    475
Change in common stock subject to repurchase            (6)          (1,217)                                                (1,223)
Net change in unrealized gain (loss)
   on available-for-sale securities, net of tax                                                             (190)             (190)
                                                 ---------        ---------        ----------          ---------        ----------
BALANCE AT DECEMBER 31, 1996                         2,174            2,734            14,687                 21            19,616

Net income for 1997                                                                     3,032                                3,032
Cash dividends declared - $ .58 per share                                              (1,109)                              (1,109)
Common stock issued under dividend
   reinvestment plan (9,879 shares)                     25              365                                                    390
100% stock dividend issued (956,695 shares)          2,392                             (2,392)
Change in common stock subject to repurchase          (159)          (1,185)                                                (1,344)
Net change in unrealized gain (loss)
   on available-for-sale securities, net of tax                                                                5                 5
                                                 ---------        ---------        ----------          ---------        ----------
BALANCE AT DECEMBER 31, 1997                         4,432            1,914            14,218                 26            20,590

Net income for 1998                                                                     3,549                                3,549
Cash dividends declared - $ .67 per share                                              (1,262)                              (1,262)
Common stock issued under dividend
   reinvestment plan (6,835 shares)                     18              233                                                    251
Common stock repurchased and
   retired (51,079 shares)                            (128)          (2,171)                                                (2,299)
Transfer from retained earnings to surplus                            5,000            (5,000)
Change in common stock subject to repurchase           (17)          (1,113)                                                (1,130)
Net change in unrealized gain (loss)
   on available-for-sale securities, net of tax                                                              234               234
                                                 ---------        ---------        ----------          ---------        ----------
BALANCE AT DECEMBER 31, 1998                     $   4,305        $   3,863        $   11,505          $     260        $   19,933
                                                 =========        =========        ==========          =========        ==========


See accompanying notes.

                                  Southern Michigan Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME


                                                                                 Year ended December 31
                                                                           1998            1997            1996
                                                                           ----            ----            ----
Interest income:                                                                     (In thousands)
   Loans, including fees                                               $ 15,781        $ 15,545        $ 13,500
   Investment securities:
      Taxable                                                             2,305           2,189           2,443
      Tax-exempt                                                          1,094             861             775
                                                                       --------        --------        --------
                                                                          3,399           3,050           3,218
   Other                                                                    266              74              69
                                                                       --------        --------        --------
Total interest income                                                    19,446          18,669          16,787
Interest expense:
   Deposits                                                               7,622           7,260           6,427
   Capital notes                                                              9
   Other                                                                    410             183             168
                                                                       --------        --------        --------
Total interest expense                                                    8,032           7,443           6,604
                                                                       --------        --------        --------
NET INTEREST INCOME                                                      11,414          11,226          10,183
Provision for loan losses                                                   600             460             267
                                                                       --------        --------        --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                      10,814          10,766           9,916
Non-interest income:
   Service charges on deposit accounts                                      978             835             727
   Trust fees                                                               500             528             545
   Securities gains                                                                           5              10

   Gain on sales of loans                                                 1,085             550             343
   Earnings on life insurance policies                                      220             181             203
   Other                                                                    413             360             313
                                                                       --------        --------        --------
                                                                          3,196           2,459           2,141
                                                                       --------        --------        --------
                                                                         14,010          13,225          12,057
Non-interest expenses:
   Salaries and employee benefits                                         4,528           4,508           4,048
   Occupancy                                                                781             697             605
   Equipment                                                                872             762             712
   Advertising                                                              219             253             175
   Other                                                                  2,876           2,888           2,309
                                                                       --------        --------        --------
                                                                          9,276           9,108           7,849
                                                                       --------        --------        --------
Income before income taxes                                                4,734           4,117           4,208
Federal income taxes                                                      1,185           1,085           1,150
                                                                       --------        --------        --------
NET INCOME                                                                3,549           3,032           3,058
Other comprehensive income:
   Unrealized gains/losses on securities arising during the year            355              13            (279)
   Reclassification adjustment for accumulated gains/losses
      included in net income                                                  0               5              10
   Tax effect                                                              (121)             (3)            (99)
                                                                       --------        --------        --------
   Other comprehensive income                                               234               5            (190)
                                                                       --------        --------        --------
COMPREHENSIVE INCOME                                                   $  3,783        $  3,037        $  2,868
                                                                       ========        ========        ========
BASIC AND DILUTED EARNINGS PER SHARE                                   $   1.87        $   1.59        $   1.62
                                                                       ========        ========        ========


See accompanying notes.

1998 Annual Report to Shareholders

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      Year ended December 31
                                                                                1998            1997            1996
                                                                                ----            ----            ----
OPERATING ACTIVITIES                                                                      (In thousands)
Net income                                                                  $  3,549        $  3,032        $  3,058
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Provision for loan losses                                                   600             460             267
     Depreciation                                                                599             527             410
     Net amortization of investment securities                                   182             138             166
     Net realized gain on sales of investment securities                                          (5)            (10)
     Loans originated for sale                                               (34,550)        (17,175)        (11,073)
     Proceeds on loans sold                                                   35,167          17,489          11,269
     Realized gain on sale of loans originated for sale                       (1,085)           (550)           (343)

     Net change in:
        Other assets                                                            (894)           (469)         (1,733)
        Accrued expenses and other liabilities                                  (459)            160             262
                                                                            --------        --------        --------
Net cash from operating activities                                             3,109           3,607           2,273

INVESTING ACTIVITIES
Net (increase) decrease in federal funds sold                                    500          (4,500)          4,500
Activity in available-for-sale investment securities:
   Sales                                                                                         255             509
   Maturities and calls                                                        9,522          12,187          15,652
   Purchases                                                                 (32,808)         (1,167)         (9,736)
Activity in held-to-maturity investment securities:
   Maturities and calls                                                        6,852           4,355           6,719
   Purchases                                                                  (6,213)         (4,230)        (14,842)
Loan originations and payments, net                                           (4,531)         (6,230)        (29,564)
Additions to premises and equipment                                           (2,047)           (888)         (1,675)
                                                                            --------        --------        --------
Net cash from investing activities                                           (28,725)           (218)        (28,437)

FINANCING ACTIVITIES
Acquisition of deposits                                                                                       18,635
Net change in deposits                                                        26,296          (2,402)          5,308
Proceeds from long-term borrowings                                             2,000           3,000
Payment of capital note                                                                                       (1,000)
Common stock issued                                                              251             390             575
Cash dividends paid                                                           (1,252)         (1,049)         (1,014)
Repurchase of common stock                                                    (2,299)
                                                                            --------        --------        --------
Net cash from financing activities                                            24,996             (61)         22,504
                                                                            --------        --------        --------
NET CHANGE IN CASH AND CASH EQUIVALENTS                                         (620)          3,328          (3,660)
Beginning cash and cash equivalents                                           16,848          13,520          17,180
                                                                            --------        --------        --------
ENDING CASH AND CASH EQUIVALENTS                                            $ 16,228        $ 16,848        $ 13,520
                                                                            ========        ========        ========


See accompanying notes.

                                  Southern Michigan Bancorp, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


December 31, 1998

NOTE A - NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND INDUSTRY SEGMENTS: Southern Michigan Bancorp, Inc. is a bank holding company. The Company's business is concentrated in the commercial banking industry segment. The business of commercial and retail banking accounts for more than 90% of its revenues, operating income and assets. Internal financial information is primarily reported and aggregated in the line of business of banking. The Bank offers individuals, businesses, institutions and government agencies a full range of commercial banking services primarily in the southern Michigan communities in which the Bank is located and in areas immediately surrounding these communities. The Bank grants commercial, real estate and consumer loans to customers. The majority of loans are secured by specific assets and consumer assets. There are no foreign loans.

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Southern Michigan Bancorp, Inc. (the Company) and its wholly owned subsidiary, Southern Michigan Bank & Trust (the Bank), after elimination of significant intercompany balances and transactions.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets, liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates that are more susceptible to change in the near term include the allowance for loan losses, deferred income tax provisions, fair values of certain securities and other financial instruments and the actuarial present value of pension benefit obligations and net periodic pension expense and prepaid pension costs.

INVESTMENT SECURITIES (including mortgage-backed securities): Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Company has the ability at the time of purchase to hold securities until maturity, they are classified as held to maturity and carried at amortized historical cost. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available-for-sale and carried at fair value, with unrealized gains and losses reported in other comprehensive income. Securities classified as available-for-sale include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk, and other factors. The Company is not currently involved in trading activities.

Premiums and discounts on securities are recognized in interest income using the level yield method over the estimated life of the security. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method.

LOANS: Loans are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis. Interest on loans is credited to income based upon principal amount outstanding. The accrual of interest income generally is discontinued when a loan becomes over 90 days past due as to principal or interest. When interest accruals are discontinued, interest credited to income in the current year is reversed, and accrued interest from the prior year is charged to the allowance for loan losses. Management may elect to continue the accrual of interest when the estimated net realized value of collateral is sufficient to cover the principal balance and accrued interest. The carrying values of impaired loans are periodically adjusted to reflect cash payments, revised estimates of future cash flows and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such. Other cash payments are reported as reductions in carrying value, while increases or decreases due to changes in estimates of future payments and due to the passage of time are included in the provision for loan losses.

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

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

1998 Annual Report to Shareholders

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally using accelerated methods over their estimated useful lives.

SERVICING RIGHTS: Servicing rights are recognized as assets for the allocated value of retained servicing rights on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing rights revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance.

GOODWILL AND CORE DEPOSIT INTANGIBLES: Goodwill is the excess of purchase price over identified net assets in business acquisitions. Goodwill is amortized on the straight-line method over 15 years. Core deposit intangibles represent the value of depositor relationships purchased and are amortized on accelerated methods over 10 years. Goodwill was $807,000 and $870,000 and core deposit intangibles were $464,000 and $559,000 at December 31, 1998 and 1997 respectively, and these balances are included in other assets.

OTHER REAL ESTATE: Other real estate ($166,000 and $103,000 at December 31, 1998 and 1997 respectively), which is included in other assets, comprises properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and real estate is carried at the lower of fair value minus estimated cost of disposal or cost.

INCOME TAXES: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

EARNINGS PER COMMON SHARE: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements. The weighted average common shares outstanding for the years ended December 31, 1998, 1997 and 1996 were 1,895,292, 1,910,449 and
1,886,324, respectively.

                                  Southern Michigan Bancorp, Inc. and Subsidiary

CASH FLOW INFORMATION: For purposes of the consolidated statements of cash flows, the Company considers cash and due from banks as cash and cash equivalents. The Company reports net cash flows for customer loan and deposit transactions.

COMPREHENSIVE INCOME: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity. The accounting standard that requires reporting comprehensive income first applies for 1998, with prior information restated to be comparable.

FAIR VALUES OF FINANCIAL INSTRUMENTS: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note M. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect such estimates.

CONCENTRATIONS OF CREDIT RISK: The Company grants commercial, real estate and installment loans to customers mainly in Southern Michigan. Commercial loans include loans collateralized by commercial real estate, business assets and agricultural loans collateralized by crops and farm equipment. Commercial, financial and agricultural loans make up approximately 51% of the loan portfolio and the loans are expected to be repaid from cash flow from operations of businesses. Residential mortgage loans make up approximately 31% of the loan portfolio and are collateralized by mortgages on residential real estate. Consumer loans make up approximately 18% of the loan portfolio and are primarily collateralized by consumer assets.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK: The Company, in the normal course of business, makes commitments to extend credit which are not reflected in the consolidated financial statements. A summary of these commitments is disclosed in Note J.

LOSS CONTINGENCIES: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

RECLASSIFICATIONS: Some items in the prior consolidated financial statements have been reclassified to conform with the current presentation.

NEW ACCOUNTING PRONOUNCEMENTS: Beginning January 1, 2000, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. This is not expected to have a material effect but the effect will depend on derivative holdings when this standard applies.


NOTE B - INVESTMENT SECURITIES

Year end investment securities were as follows (in thousands):

                                                  GROSS        GROSS
                                   AMORTIZED    UNREALIZED   UNREALIZED        FAIR
AVAILABLE FOR SALE, 1998             COST         GAINS        LOSSES         VALUE
                                   -------       -------       -------       -------
U.S. Treasury and other U.S.
   Government agencies             $ 9,019       $    68                     $ 9,087
States and political
   subdivisions thereof             20,236           315       $     5        20,546
Corporate securities                 1,302             8                       1,310
Mortgage-backed securities           2,677             8                       2,685
                                   -------       -------       -------       -------
Total debt securities               33,234           399             5        33,628
Equity securities                    2,510                                     2,510
                                   -------       -------       -------       -------
TOTALS                             $35,744       $   399       $     5       $36,138
                                   =======       =======       =======       =======

1998 Annual Report to Shareholders

                                                   GROSS        GROSS
                                  AMORTIZED      UNREALIZED   UNREALIZED      FAIR
Available for sale, 1997             COST          GAINS        LOSSES        VALUE
                                   -------       -------       -------       -------
U.S. Treasury and other U.S.
   Government agencies             $ 6,259       $    10       $     7       $ 6,262
States and political
   subdivisions thereof              3,464            36                       3,500
Corporate securities                 1,096             4                       1,100
Mortgage-backed securities           1,646             1             5         1,642
                                   -------       -------       -------       -------
Total debt securities               12,465            51            12        12,504
Equity securities                      349                                       349
                                   -------       -------       -------       -------
TOTALS                             $12,814       $    51       $    12       $12,853
                                   =======       =======       =======       =======

HELD TO MATURITY, 1998

States and political
   subdivisions thereof            $16,460       $   897                     $17,357
Corporate securities                14,592            49       $     9        14,632
                                   -------       -------       -------       -------
Total debt securities               31,052           946             9        31,989
Equity securities                      704                                       704
                                   -------       -------       -------       -------
TOTALS                             $31,756       $   946       $     9       $32,693
                                   =======       =======       =======       =======

Held to maturity, 1997

States and political
   subdivisions thereof            $17,060       $   326       $     1       $17,385
Corporate securities                14,464            41            15        14,490
                                   -------       -------       -------       -------
Total debt securities               31,524           367            16        31,875
Equity securities                      697                                       697
                                   -------       -------       -------       -------
TOTALS                             $32,221       $   367       $    16       $32,572
                                   =======       =======       =======       =======

Sales of available for sale securities were (in thousands):


                   1998       1997       1996
                   ----       ----       ----
Proceeds              0       $255       $509
Gross gains           0          5         10
Gross losses          0          0          0

Contractual maturities of debt securities at year-end 1998 were as follows (in thousands). Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                     HELD TO MATURITY SECURITIES          AVAILABLE FOR SALE SECURITIES
                                     AMORTIZED            FAIR             AMORTIZED            FAIR
                                       COST               VALUE              COST               VALUE
                                       ----               -----              ----               -----
Due in one year or less               $15,559            $15,592            $10,007            $10,046
Due from one to five years             11,182             11,468             17,663             17,938
Due from five to ten years              1,571              1,641              2,788              2,855
Due after ten years                     2,740              3,287                 99                104
Mortgage-backed securities                                                    2,677              2,685
                                      -------            -------            -------            -------
                                      $31,052            $31,988            $33,234            $33,628
                                      =======            =======            =======            =======

Investment securities with an amortized cost of $3,303,000 and $3,675,000 were pledged as collateral for public deposits and for other purposes in 1998 and 1997.

                                  Southern Michigan Bancorp, Inc. and Subsidiary

NOTE C - LOANS

Loans at year-end were as follows:

                                               1998                  1997
                                               ----                  ----
Commercial                                $  82,533             $  74,819
Consumer                                     29,203                33,865
Real estate mortgage                         51 567                50,057
                                          ---------             ---------
                                            163,303               158,741
Less allowance for loan losses               (2,026)               (1,863)
                                          ---------             ---------
LOANS, NET                                $ 161,277             $ 156,878
                                          =========             =========

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

                                     1998                1997
                                     ----                ----
Balance at January 1              $ 3,722             $ 2,599
New loans                           7,825               6,974
Repayments                         (7,624)             (5,851)
                                  -------             -------
Balance at December 31            $ 3,923             $ 3,722
                                  =======             =======

The unpaid principal balance of mortgage loans serviced for others, which are not included on the consolidated balance sheet, was $51,462,000 and $31,085,000 at December 31, 1998 and 1997, respectively. The balance of loans serviced for others related to servicing rights that have been capitalized was $49,565,000 in 1998 and $26,214,000 in 1997. The remaining balance of loans serviced for others also have servicing rights associated with them; however, these servicing rights arose prior to the adoption of FASB Statement 122, and accordingly, have not been capitalized on the balance sheet.

Activity for capitalized mortgage servicing rights was as follows
(in thousands):

                                   1998              1997
                                   ----              ----
Balance at January 1              $ 327             $ 142
Additions                           468               236
Amortized to expense               (200)              (51)
                                  -----             -----
Balance at December 31            $ 595             $ 327
                                  =====             =====

No valuation allowance was necessary at December 31, 1998 or 1997.

NOTE D - ALLOWANCES FOR LOAN LOSSES

Changes in the allowance for loan losses for the years ended December 31 were as follows (in thousands):

                                        1998                1997                1996
                                        ----                ----                ----
Balance at January 1                 $ 1,863             $ 1,814             $ 1,609
Provision for loan losses                600                 460                 267
Loans charged off                       (579)               (508)               (170)
Recoveries                               142                  97                 108
                                     -------             -------             -------
Net charge-offs                         (437)               (411)                (62)
                                     -------             -------             -------
Balance at December 31               $ 2,026             $ 1,863             $ 1,814
                                     =======             =======             =======

                                                                                         1998              1997
                                                                                         ----              ----
Information regarding impaired loans follows:
         Average investment in impaired loans during the year                          $1,566            $1,501
                                                                                       ======            ======
         Interest income recognized on impaired loans on a cash basis
             during the year                                                           $   73            $  118
                                                                                       ======            ======
         Total impaired loans at year end                                              $1,259            $1,328
         Less loans for which no allowance for loan losses is allocated                $    0                68
                                                                                       ------            ------
         Impaired loans for which an allowance for loan losses is allocated            $1,259            $1,260
                                                                                       ======            ======
         Portion of allowance allocated to these loans                                 $  367            $  358
                                                                                       ======            ======

1998 Annual Report to Shareholders

NOTE E - PREMISES AND EQUIPMENT
Major classes of premises and equipment at December 31 follow (in thousands):

                                            1998               1997
                                            ----               ----
Land                                     $   786            $   540
Buildings and improvements                 7,625              6,525
Equipment                                  3,157              2,534
                                         -------            -------
                                          11,568              9,599
Less accumulated depreciation              4,532              4,011
                                         -------            -------
TOTALS                                   $ 7,036            $ 5,588
                                         =======            =======

Depreciation and amortization expense charged to operations was approximately $599,000, $527,000 and $410,000 in 1998, 1997 and 1996, respectively.

NOTE F - DEPOSITS
The carrying amount of domestic deposits at December 31 follows (in thousands):

                                                                 1998                1997
                                                                 ----                ----
Non-interest bearing checking                                $ 34,778            $ 30,923
Interest bearing checking                                      37,055              32,085
Passbook savings                                               31,797              29,163
Money market accounts                                          42,200              34,271
Time deposits                                                  72,439              64,301
Individual retirement accounts and other deposits              15,092              16,322
                                                             --------            --------
TOTALS                                                       $233,361            $207,065
                                                             ========            ========



The carrying amount of time deposits over $100,000 was $21,058,000 and $16,437,000 at December 31, 1998 and 1997, respectively. Interest expense on time deposits over $100,000 was $1,084,000, $1,025,000, and $837,000 at December
31, 1998, 1997 and 1996, respectively.

At December 31, 1998, scheduled maturities of time deposits were as follows:

              1999                       $ 54,704
              2000                         10,774
              2001                          5,164
              2002                          1,797
              2003                              0
              Thereafter                        0
                                         --------
                                         $ 72,439
                                         ========

The amount of deposits accepted from certain officers and directors was $1,374,000 and $1,762,000 at December 31, 1998 and 1997, respectively.

NOTE G - OTHER BORROWINGS
Other borrowings represents putable advances obtained by the Bank from the Federal Home Loan Bank (FHLB) of Indianapolis. The advance matures on December 16, 2002 and bears a fixed interest rate of 5.71% until December 16, 2000. On that date, the FHLB will have the option to convert the advances to a periodic adjustable rate and will continue to have this option quarterly thereafter. The advances may not be prepaid by the Bank prior to the FHLB exercising its option to convert the advances to an adjustable rate. The advances are secured by a blanket collateral agreement with the FHLB which gives the FHLB an unperfected security interest in the Bank's one-to-four family whole mortgage loans, government and agency securities and highly rated private mortgage-backed securities.

Interest paid on deposits and other borrowings was $8,054,000 in 1998, $7,464,000 in 1997 and $6,538,000 in 1996.

NOTE H - INCOME TAXES
The components of federal income taxes for the years ended December 31 were as follows (in thousands):

                                         1998                1997               1996
                                         ----                ----               ----
Currently payable                     $ 1,226             $ 1,066            $ 1,181
Deferred expense (benefit)                (41)                 19                (31)
                                      -------             -------            -------
                                      $ 1,185             $ 1,085            $ 1,150
                                      =======             =======            =======

                                  Southern Michigan Bancorp, Inc. and Subsidiary

A reconciliation of federal income taxes with amounts computed by applying the statutory federal income tax rate is as follows (in thousands):

                                                                            1998                1997                1996
                                                                            ----                ----                ----
Statutory tax on pretax income, including tax on security
   gains ($0 in 1998, $2,000 in 1997 and $3,000 in 1996)                 $ 1,610             $ 1,400             $ 1,431
Effect of tax-exempt interest income                                        (350)               (254)               (227)
Effect of life insurance policy cash surrender value increase                (82)                (65)                (75)
Other items-net                                                                7                   4                  21
                                                                         -------             -------             -------
                                                                         $ 1,185             $ 1,085             $ 1,150
                                                                         =======             =======             =======


The components of deferred tax assets and liabilities are comprised of the following at December 31 (in thousands):

                                                                          1998              1997
                                                                          ----              ----
Deferred tax assets:
Allowance for loan losses                                               $  461            $  405
Deferred compensation liability                                            470               430
Pension liability                                                           65                81
Other                                                                      175               132
                                                                        ------            ------
                                                                         1,171             1,048
Deferred tax liabilities:
Net unrealized appreciation on available-for-sale securities               134                13
Mortgage servicing rights                                                  202               111
Other                                                                       14                23
                                                                        ------            ------
                                                                           350               147
                                                                        ------            ------
Net deferred tax asset                                                  $  821            $  901
                                                                        ======            ======

The Company made income tax payments of $1,165,000 in 1998, $1,130,000 in 1997 and $1,245,000 in 1996. An allowance against the deferred tax asset was not considered necessary at December 31, 1998, 1997, or 1996.

NOTE I - RETIREMENT PLANS
The defined benefit pension plan covers substantially all full-time employees. The benefits are based on years of service and the employee's average highest compensation during five consecutive years of employment. The funding policy is to contribute annually an amount sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus additional amounts as may be appropriate from time to time. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

Information about the pension plan was as follows (in thousands).

                                                    1998                1997
                                                    ----                ----
Change in benefit obligation:
         Beginning benefit obligation            $(1,715)            $(1,853)
         Service cost                               (140)               (130)
         Interest cost                              (115)               (113)
         Actuarial (gain) loss                      (435)                188
         Benefits paid                                79                 193
                                                 -------             -------
         Ending benefit obligation                (2,326)             (1,715)

Change in plan assets, at fair value:
         Beginning plan assets                     1,856               1,574
         Actual return                               335                 330
         Employer contribution                       154                 145
         Benefits paid                               (79)               (193)
                                                 -------             -------
         Ending plan assets                        2,266               1,856
                                                 -------             -------
Funded status                                        (60)                141
Unrecognized net actuarial gain                     (185)               (447)
Unrecognized transition obligation                    17                  21
Unrecognized prior service cost                       49                  61
                                                 -------             -------
Accrued pension cost                             $  (179)            $  (224)
                                                 =======             =======

1998 Annual Report to Shareholders

The components of pension expense and related actuarial assumptions were as follows:

                                                             1998               1997               1996
                                                             ----               ----               ----
Service cost                                                $ 140              $ 130              $ 139
Interest cost                                                 115                113                112
Actual return on plan assets                                 (345)              (330)              (195)
Net amortization and deferral                                 188                205                 98
                                                            -----              -----              -----
Net                                                         $  98              $ 118              $ 154
                                                            =====              =====              =====
Discount rate on benefit obligation                          7.0%               7.0%               7.0%
Long-term expected rate of return on plan assets             8.0%               8.0%               8.0%
Rate of compensation increase                                3.0%               3.5%               5.0%

The Company has an employee stock ownership plan (ESOP) for substantially all full-time employees. The Board of Directors determines the Company's contribution level annually. Assets of the plan are held in trust by the Bank and administrative costs of the plan are borne by the plan sponsor. Costs charged to operations for contributions to the plan totaled $90,000 in 1998, $66,000 in 1997 and $71,000 in 1996.

As of December 31, 1998 and 1997, the ESOP held 150,727 and 144,082 shares of the Company's stock all of which is allocated to employees. The fair value of the shares held by the ESOP approximated $6,029,000 and $4,899,000 at December 31, 1998 and 1997, respectively. Upon distribution of shares to a participant, the participant has the right to require the Company to purchase shares at their fair value in accordance with terms and conditions of the plan. As such these shares are not classified in shareholders' equity as permanent equity.

As an incentive to retain key members of management and directors, the Bank has a deferred compensation plan whereby participants defer a portion of current compensation. Benefits are based on salary and length of service and are vested as service is provided from the date of participation through age 65. A liability is recorded on a present value basis and discounted at current interest rates. This liability may change depending upon changes in long-term interest rates. Deferred compensation expense was $229,000 in 1998, $206,000 in 1997 and $189,000 in 1996. The liability for vested benefits was $1,382,000 at December 31, 1998 and $1,264,000 at December 31, 1997. The Bank holds life insurance contracts on the plan's participants. The cash surrender value of these policies was $4,309,000 at December 31, 1998 and $3,725,000 at December 31, 1997 and is included in other assets in the accompanying consolidated financial statements.

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

At December 31, 1998, the Bank had commitments under commercial letters of credit, used to facilitate customers' trade transactions, of $133,000 (1997 - $136,000).

Under standby letter of credit agreements, the Bank agrees to honor certain commitments in the event that its customers are unable to do so. At December 31, 1998 commitments under outstanding standby letters of credit were $385,000 (1997
- $347,000).

Loan commitments outstanding to extend credit at December 31 are detailed below:

                                1998                   1997
                                ----                   ----
Fixed rate               $ 1,616,000            $ 2,539,000
Variable rate             29,559,000             20,510,000
                         -----------            -----------
                         $31,175,000            $23,049,000
                         ===========            ===========

The fixed rate commitments have stated interest rates ranging from 6.9% to 18.0%. The terms of the above commitments range from 1 to 60 months.

Management does not anticipate any losses as a result of the above related transactions; however, the above amount represents the maximum exposure to credit loss for loan commitments and commercial and standby letters of credit.

                                  Southern Michigan Bancorp, Inc. and Subsidiary

NOTE K - RESTRICTIONS ON TRANSFERS FROM SUBSIDIARY

Banking laws and regulations restrict the amount the Bank may transfer to the Company in the form of cash dividends, loans and advances. In 1999, the Bank is permitted to pay the Company approximately $1,410,000 in addition to 1999 net income as dividends without prior regulatory approval. Substantially all of the remaining net assets of the Bank are restricted from transfer to the Company under Federal Reserve regulations.

NOTE L - SOUTHERN MICHIGAN BANCORP, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Condensed financial statements of Southern Michigan Bancorp, Inc. follow (in thousands):

Balance Sheets

                                                                           December 31
                                                                    1998               1997
                                                                    ----               ----
ASSETS
Cash                                                             $    16            $    19
Investment securities available for sale                           3,170              3,096
Investment securities held to maturity                               250
Investment in subsidiary                                          21,010             21,141
Premises and equipment                                             1,231              1,202
Other                                                                700                414
                                                                 -------            -------
TOTAL ASSETS                                                     $26,377            $25,872
                                                                 =======            =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Dividends payable                                                $   393            $   383
Other liabilities                                                     22
Common stock subject to repurchase obligation in ESOP              6,029              4,899
Shareholders' equity                                              19,933             20,590
                                                                 -------            -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                       $26,377            $25,872
                                                                 =======            =======

Statements of Income

                                                                                 Year ended December 31
                                                                      1998                1997                1996
                                                                      ----                ----                ----
Dividends from Bank                                                $ 3,620             $ 1,109             $ 1,001
Interest income                                                        167                 137                 113
Other income                                                           226                 206                 205
Other expenses                                                         (33)                (49)                (31)
                                                                   -------             -------             -------
                                                                     3,980               1,403               1,288
Federal income tax expense                                             (85)                (68)                (98)
                                                                   -------             -------             -------
                                                                     3,895               1,335               1,190
Equity in undistributed net income (loss) of subsidiary               (346)              1,697               1,868
                                                                   -------             -------             -------
NET INCOME                                                         $ 3,549             $ 3,032             $ 3,058
                                                                   =======             =======             =======


Statements of Cash Flows                                                        Year ended December 31
                                                                     1998                1997                1996
                                                                     ----                ----                ----
OPERATING ACTIVITIES
Net income                                                        $ 3,549             $ 3,032             $ 3,058
Adjustments to reconcile net income to net cash
   provided by operating activities:
      Equity in undistributed net income of subsidiary                346              (1,697)             (1,868)
      Depreciation                                                     31                  31                  29
      Net amortization of investment securities                        16                  13                  14
      Other                                                          (253)               (146)                 34
                                                                  -------             -------             -------
Net cash from operating activities                                  3,689               1,233               1,267

1998 Annual Report to Shareholders

NOTE L - SOUTHERN MICHIGAN BANCORP, INC. (PARENT COMPANY ONLY)
         FINANCIAL INFORMATION (CONTINUED)


Statements of Cash Flows (continued)

                                                                              Year ended December 31
                                                                    1998                1997                1996
                                                                    ----                ----                ----
INVESTING ACTIVITIES
Activity in available for sale investment securities:
   Maturities and calls                                            1,977                 734               2,614
   Purchases                                                      (2,059)             (1,248)             (4,110)
Activity in held to maturity investment securities:
   Maturities and calls                                                                                      780
   Purchases                                                        (250)
Additions to premises and equipment                                  (60)                (62)               (116)
                                                                 -------             -------             -------
Net cash from investing activities                                  (392)               (576)               (832)
FINANCING ACTIVITIES
Common stock issued                                                  251                 390                 575
Cash dividends paid                                               (1,252)             (1,049)             (1,014)
Repurchase of common stock                                        (2,299)
                                                                 -------             -------             -------
Net cash from financing activities                                (3,300)               (659)               (439)
                                                                 -------             -------             -------
NET CHANGE IN CASH AND CASH EQUIVALENTS                               (3)                 (2)                 (4)
Beginning cash and cash equivalents                                   19                  21                  25
                                                                 -------             -------             -------
ENDING CASH AND CASH EQUIVALENTS                                 $    16             $    19             $    21
                                                                 =======             =======             =======

NOTE M - FAIR VALUE INFORMATION

FASB Statement 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Statement 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company and represent point-in-time estimates of value that might not be particularly relevant in predicting the Company's future earnings or cash flows.

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

The estimated fair values of the Company's financial instruments at December 31 are as follows (in thousands):

                                                                       1998                                        1997
                                                        ------------------------------              ------------------------------
                                                          CARRYING                FAIR                Carrying                Fair
                                                            AMOUNT               VALUE                  Amount               Value
                                                        ------------------------------              ------------------------------
Financial assets:
Cash and cash equivalents                               $   16,228          $   16,228              $   16,848          $   16,848
Federal funds sold                                           4,000               4,000                   4,500               4,500
Investment securities available for sale                    36,138              36,138                  12,853              12,853
Investment securities held to maturity                      31,756              32,693                  32,221              32,572
Loans                                                      163,303             163,588                 158,741             158,378

                                                                      1998                                         1997
                                                        ------------------------------              ------------------------------
                                                          CARRYING                FAIR                Carrying                Fair
                                                            AMOUNT               VALUE                  Amount               Value
                                                        ------------------------------              ------------------------------
Financial liabilities:
Deposits                                                $ (233,361)         $ (234,938)             $ (207,065)         $ (207,057)
Other borrowings                                            (5,000)             (5,000)                 (3,000)             (3,000)

Unrecognized financial instruments:
Commercial letters of credit                                                $       (8)                                 $       (3)
Standby letters of credit                                                           (3)                                         (7)

1998 Annual Report to Shareholders

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

                                                 Capital to risk-
                                                 weighted assets
                                             -----------------------         Tier 1 capital
                                             Total            Tier 1       to average assets
                                             -----------------------       -----------------
         Well capitalized                     10%                6%              5%
         Adequately capitalized               8%                 4%              4%
         Undercapitalized                     6%                 3%              3%

At year end, actual capital levels (in thousands) and minimum required levels were:

                                                                                                             Minimum Required
                                                                                                                   To Be
                                                                                Minimum Required             Well Capitalized
                                                                                  For Capital             Under Prompt Corrective
                                                          Actual               Adequacy Purposes            Action Regulations
                                                          ------               -----------------            ------------------
                                                    Amount      Ratio           Amount      Ratio            Amount      Ratio
                                                    ------      -----           ------      -----            ------      -----
1998
Total capital (to risk weighted assets)
   Consolidated                                    $26,396      13.7%          $15,439       8.0%           $19,298      10.0%
   Bank                                            $21,129      11.1%          $15,238       8.0%           $19,048      10.0%
Tier 1 capital (to risk weighted assets)
   Consolidated                                    $24,370      12.6%           $7,719       4.0%           $11,579       6.0%
   Bank                                            $19,103      10.0%           $7,619       4.0%           $11,428       6.0%
Tier 1 capital (to average assets)
   Consolidated                                    $24,370       9.4%          $10,363       4.0%           $12,954       5.0%
   Bank                                            $19,103       7.8%           $9,845       4.0%           $12,306       5.0%

1997
Total capital (to risk weighted assets)
   Consolidated                                    $25,295      14.3%          $14,143       8.0%           $17,679      10.0%
   Bank                                            $21,002      12.0%          $13,977       8.0%           $17,471      10.0%
Tier 1 capital (to risk weighted assets)
   Consolidated                                    $23,432      13.3%           $7,072       4.0%           $10,607       6.0%
   Bank                                            $19,139      11.0%           $6,988       4.0%           $10,483       6.0%
Tier 1 capital (to average assets)
   Consolidated                                    $23,432      10.1%           $9,250       4.0%           $11,563       5.0%
   Bank                                            $19,139       8.3%           $9,192       4.0%           $11,490       5.0%

The Company and Bank at year-end 1998 and 1997 were categorized as well capitalized.

                                  Southern Michigan Bancorp, Inc. and Subsidiary

REPORT OF INDEPENDENT AUDITORS


                              [LOGO CROWE CHIZEK]

Shareholders and Board of Directors
Southern Michigan Bancorp, Inc.
Coldwater, Michigan


We have audited the accompanying consolidated balance sheets of Southern Michigan Bancorp, Inc. as of December 31, 1998 and 1997 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Michigan Bancorp, Inc. as of December 31, l998 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                         /s/ Crowe, Chizek and Company LLP

                                         Crowe, Chizek and Company LLP


Grand Rapids, Michigan
February 17, 1999

1998 Annual Report to Shareholders

BOARD OF DIRECTORS AND STRATEGIC MANAGEMENT TEAM

BOARD OF DIRECTORS:

Jerry L.Towns, Chairman SMB&T
James T.Grohalski, President & Chief Executive Officer SMB&T
Freeman E. Riddle,Spoor-Parlin Farm Equipment
Jane L. Randall, Dally Tire Company
James P. Briskey, Briskey Elevator
Thomas E. Kolassa, The Planning Group
Gregory J.Hull, Farmer
Nolan E. (Rick) Hooker, Hooker Oil
James J. Morrison, Morrison & Associates
William E. (Buzz) Galliers, G & W Display Fixtures
H. Kenneth Cole, Hillsdale College

HONORARY DIRECTORS

John S. Furry
Gerald L. Hensley
James E. Koss
Raymond W. Smith
Howard M. Teeter*
Harvey Randall

STRATEGIC MANAGEMENT TEAM

Jerry L. Towns, Chairman
James T. Grohalski, President & Chief Executive Officer
Jaylen Johnson, Sr. Vice-President/Cashier
Stanley E. Tipton, Sr. Vice-President/Loan Administration
Michael Lammers, Vice-President/Sr. Trust Officer
Julie Waterbury, Vice-President/Controller
Andrew Karr, Vice-President/Human Resources
Mark Lambert, Vice-President/Marketing
Patrick J. Peruchietti, Vice-President/Retail Sales


                                    [PHOTO]

          *It is with great sadness we announce the passing of longtime board member and honorary board member, Howard Teeter. Mr. Teeter passed away suddenly on December 18, 1998. He will be sadly missed by all at Southern Michigan Bank & Trust and in the community.

                                  Southern Michigan Bancorp, Inc. and Subsidiary

OFFICERS


SOUTHERN MICHIGAN BANCORP, INC.
Jerry L. Towns, Chairman
James T. Grohalski, President & Chief Executive Officer
Jaylen T. Johnson, Senior Vice-President
Julie A. Waterbury, Vice-President & Controller


SOUTHERN MICHIGAN BANK & TRUST
EXECUTIVE OFFICERS
Jerry L. Towns, Chairman
James T. Grohalski, President & Chief Executive Officer


COMMERCIAL LOANS
Stanley Tipton, Sr. Vice-President/Loan Administrator
Joan Trenary, Vice-President
Craig Binkowski, Vice-President
Merl Grosvenor, Credit Department Manager


CONSUMER LOANS
Patrick Peruchietti, Vice-President/Retail Sales
Jodie Johnson, Vice-President/Loan Center Manager
Scott Galloway, Loan Officer
Valorie Vaughan, Loan Officer


HUMAN RESOURCES
Andrew Karr, Vice-President
Veronica Hannah, *Human Resource Assistant


MARKETING
Mark Lambert, Vice-President
Carol A. Hughes, *Marketing Coordinator


OPERATIONS
Jaylen Johnson, Sr. Vice-President/Cashier
Julie Waterbury, Vice-President/Controller
Barbara Junker, Customer Sales Officer
Ann-Marie Bentley, Coldwater Branch Manager
Leslie Reagle, Operations Officer/Compliance
Jerald VanBlarcom, Asst. Vice-President/
                     Data Processing Officer
Paul Mahle, Asst. Data Processing Officer
Marilyn Lepper, Asst. Vice President/
                     Accounting Dept. Manager


TRUST DEPARTMENT
Michael Lammers, Vice President/Sr. Trust Officer
Margo S. Brush, Asst. Vice-President/
                 Trust Administration Officer
Melissa Kent, Asst. Trust Officer

ATHENS OFFICE
Marcia Carman, Branch Manager

BATTLE CREEK REGION
Ray Killinger, Vice-President/Business Development

BECKLEY ROAD OFFICE
Sharon Warsop, Asst. Vice-President/Branch Manager

CAMDEN OFFICE
Vicki Morris, Asst. Vice-President/Branch Manager

EAST CHICAGO STREET OFFICE
Dawn Wheaton, *Branch Supervisor

HILLSDALE OFFICE
Vicki Morris, Asst. Vice-President/Branch Manager
Carol Teller, Customer Service Manager

HILLSDALE REGION
Robert Stanley, Vice-President/Business Development

KINDERHOOK OFFICE
Nancy Behnke,*Branch Supervisor

NORTH ADAMS OFFICE
Joyce Carpenter, Branch Manager

PENNFIELD OFFICE
Linda McKinney, Asst. Vice-President/Branch Manager

TEKONSHA OFFICE
Anne Walter, Branch Manager

UNION CITY OFFICE
Kenneth Brooks, Vice-President/Branch Manager

*Non-Officer Position

1998 Annual Report to Shareholders

EMPLOYEES


1998 SOUTHERN MICHIGAN BANK & TRUST EMPLOYEES


COLDWATER OFFICE              UNION CITY OFFICE              PENNFIELD OFFICE
Michelle Archer               Sue Adolph                     Beth Ayers
Andrea Austin                 Michele Crow                   Talena Hubbard
Michele Barone                Linda Dormer                   Angela Lawver
Jerry Brierly                 Dora Fast                      Tracie Williams
Janet Carpenter               Reba Ludwick
Juanita Carr                  Terri Orris                    ATHENS OFFICE
Heather Carter                Joanne Parks                   Sharon Cross
Gary Chrisman                 Tara Powell                    Kris Motz
Greg Cooper                   Gail Schafer                   Georgia Stafford
Martha Counterman             Krista Watkins
Deidre Cross                                                 NORTH ADAMS OFFICE
Misty Dempsey                 TEKONSHA OFFICE                Rhonda Baker
Jane Gillette                 Dawn Copas                     Shelley Reed
Barbara Godfrey               Cynthia Dora                   Leonce Towers
Amanda Greenwald              Kay Rice
Linda Grindle                 Sarah Olds                     LOAN  CENTER
Amy Harmon                    Debra Richar                   Stephanie Arlt
Debra Hinkley                                                Karen Atkinson
Ellen Hopkins                 EAST CHICAGO OFFICE            Diana Butler
Linda Hunnaman                Jennifer Birch                 Dell Cook
Kelly Kiersey                 Elizabeth Danbury              Regina Holroyd
Jean Lenon                    Cherie Green                   Carol Root
Jamie Lepper                                                 Lynn Roper
Marilyn Malcolm               KINDERHOOK OFFICE              Connie Swain
Ruth McBride                  Nicole Lowande                 Laurie Tate
Marcia McClellan              Denise Neusbaum                Diana Tompkins
Charity Mullen
Karan Myers                   CAMDEN OFFICE                  MORTGAGE CENTER
Brenna Paradine               Amy Dauer                      Lisa Holder
Janice Rider                  Tere Drake                     Sallie Massa
Susan Rzepka                  Kolene Dubendorf
Sophia Shafal                 Constance Grate
Amy Smale
Marlana Spaulding             HILLSDALE OFFICE
Nancy Sprow                   Penny Clark
Howard Street                 Chris Hagaman
Betty Supak                   Kathy Miller
Catherine Usher               Marjorie Powell
Patricia VanDyke              Cheryl Zellman
Shirley Vaughan
Marnell Vincent               BATTLE CREEK OFFICE
Julie Wright                  Valerie Campbell
                              Yvonne Case
                              Dawn Kenny
                              Sue O'Connell
                              Martin Philp
                              Bronwyn Robb
                              Jean-Marie Warren

                                  Southern Michigan Bancorp, Inc. and Subsidiary

[SOUTHERN MICHIGAN BANK & TRUST PHOTO]
[OPENING DOORS IN THE COMMUNITY]

In October, 1998, the new Hillsdale office of Southern Michigan Bank & Trust opened its doors. The office is a portrayal of another way SMB&T has shown its commitment to the community of Hillsdale and its citizens, our customers, to provide the best service possible. We call it Quality Customer Service - Southern Style.

"Our primary goal is to establish an atmosphere that causes our employees to routinely deliver high quality service, which reinforces our claim that we are the "innovation leader" in customer service. We intend to create a banking office that is a 'model' for the bank of the future. It's interior will be sales oriented and highly interpersonal. We'll take customer service to a level that will differentiate us by its uniqueness - in terms of personal commitment and style of presentation."
- SMB&T Marketing Plan - Hillsdale, 1997

One of our goals in constructing the 4,300 square foot building was to make financial services more accessible to our customers and community at large. The architectural design of the Hillsdale office was created to provide a branch environment that encourages relationship banking.

In recognition of our new Hillsdale office, the Hillsdale County Chamber of Commerce and Marshburn/Bunkley Architect Associates presented the 1998 Architectural/Renovation Award to Southern Michigan Bank & Trust "whose efforts in design, restoration and beautification enhanced and improved the appearance of the community." We are humbled, but proud of the Chamber's recognition and our contribution to the Hillsdale community.

As mentioned, the interior is sales oriented and highly interpersonal. The implementation of the concept demanded that the staff be proactive in both sales and service as well as be aware of the functionality of the branch as a whole. This meant the Bank needed to commit to a higher level of staffing. To this end, we added three positions to the staffing level at our new location.

The Hillsdale office provides the full array of banking services including home equity loans. Stop by and say hello to our friendly staff. They'll be happy to see you.

                     [SOUTHERN MICHIGAN BANCORP, INC. LOGO]
                                51 W. Pearl St.
                              Coldwater, MI 49036
                                 (517) 279-5500